Filed Pursuant to Rule 424(b)(3)

File No. 333-166402

PROSPECTUS

Voyager Oil & Gas, Inc.

12,738,209 Shares of Common Stock

The holders of common stock of Voyager Oil & Gas, Inc. (“Voyager”) that received common stock as consideration pursuant to a Merger (defined below) between ante4, Inc. (“ante4”), Plains Energy Investments, Inc. (the “Company”), and Plains Energy Acquisition Corp. (“Acquisition Sub”) may offer and sell from time to time up to an aggregate amount of 12,738,209 shares of our common stock for their own accounts.  We will not receive any proceeds from the sale of the shares.

The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.”

The number of shares being registered for resale under this prospectus consists of 12,738,209 outstanding shares of our common stock. The selling stockholders acquired the shares of common stock in private equity purchases in connection with our recently completed merger.  We are registering the offer and sale of the common stock, to satisfy registration rights we have granted to the selling stockholders.

Our common stock is listed for trading on the over-the-counter bulletin board under the symbol “VYOG.OB.”

Investing in our common stock involves risks.  You should read the section entitled “Risk Factors” beginning on page 3 of this prospectus for a discussion of certain risk factors that you should consider before buying shares of our common stock.

You should rely only on the information contained in this prospectus, including the information incorporated by reference into this prospectus (including exhibits thereto), or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2011

We have not authorized the selling stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information appearing in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or any prospectus supplement. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, reserves and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement and the documents incorporated by reference herein for a copy of that contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents (or portions thereof) or information deemed to have been furnished and not filed in accordance with SEC rules and regulations):

(1)  Annual report on Form 10-K for the fiscal year ended January 3, 2010, filed on April 5, 2010;

(2)  Quarterly reports on Form 10-Q for the fiscal quarter ended April 4, 2010, filed on May 19, 2010; for the fiscal quarter ended June 30, 2010, filed on August 11, 2010; and for the fiscal quarter ended September 30, 2010, filed on November 15, 2010; amendment to quarterly report on Form 10-Q for the fiscal quarter ended April 4, 2010, filed on July 23, 2010;

(3)  Current reports on Form 8-K, dated April 16, 2010 and filed on April 19, 2010; dated April 16, 2010 and filed on April 22, 2010; dated April 22, 2010 and filed on April 27, 2010; dated May 17, 2010 and filed on May 17, 2010; dated June 11, 2010 and filed on June 11, 2010; dated June 15, 2010 and filed on June 15, 2010; dated June 28, 2010 and filed on June 28, 2010; dated July 29, 2010 and filed on August 2, 2010; dated September 17, 2010 and filed on September 23, 2010; dated October 18, 2010 and filed October 18, 2010; dated November 15, 2010 and filed November 15, 2010; dated November 12, 2010 and filed November 18, 2010; dated January 7, 2011 and filed January 11, 2011; dated January 24, 2011 and filed January 24, 2011; dated February 1, 2011 and filed February 1, 2011; dated February 1, 2011 and filed February 11, 2011; and dated February 8, 2011 and filed February 8, 2011; amendments to current reports on Form 8-K/A dated April 16, 2010 and filed on July 1, 2010; and dated April 19, 2010 and filed on July 22, 2010;

(4)  The description of our capital stock contained in our registration statement on Form 8-A filed July 15, 2004 with the SEC under 12(g) of the Securities Exchange Act of 1934 (File No. 000-50848), including any amendment or report filed for the purpose of updating such description, which description is amended by the description contained in this prospectus; and

(5)  All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities.

We will provide, free of charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents, unless such exhibits are specifically incorporated by reference into those documents. You can request those documents from Voyager Oil & Gas, Inc. at 2812 1st Avenue North, Suite 506, Billings, Montana 59101, Attention: Corporate Secretary, telephone number (406) 245-4902.

PROSPECTUS SUMMARY

You should rely only on the information contained in this prospectus, including the information incorporated by reference into this prospectus (including exhibits thereto), and in any prospectus supplement.  We have not authorized anyone else to provide you with different information, and if you receive any unauthorized information you should not rely on it.  We have not authorized the selling stockholders to make an offer of these shares in any place where the offer is not permitted.  You should not assume that the information appearing in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or any prospectus supplement. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, reserves and prospects may have changed since that date.

Business

Voyager is a Delaware corporation formed for the purpose of exploration, exploitation, acquisition and production of crude oil and natural gas in the continental United States.  Voyager’s business is initially expected to focus on properties in Montana, North Dakota, Colorado and Wyoming.  Voyager does not intend to limit its focus to any single geographic area because it wants to remain flexible and intends to pursue the best opportunities available to it.  Voyager’s required capital commitment may grow if the opportunity presents itself and depends upon the results of initial testing and development activities.  The operations of the combined company will hereafter be referred to as the operations of Voyager.

Recent Developments

On April 16, 2010 (the “Closing Date”), ante4, completed the acquisition of the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”).  Subsequent to the Merger, ante4 changed its name to Voyager Oil & Gas, Inc. Under the Merger Agreement, the Acquisition Sub merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Voyager (the “Merger”). On the Closing Date, the issued and outstanding capital stock of the Company before the Merger was converted into the right to receive an aggregate of 21,761,299 shares of Voyager’s common stock, the outstanding warrants of the Company before the Merger were converted into the right to receive an aggregate of 4,689,153 warrants to purchase Voyager’s common stock, and 540,000 shares of the Company restricted common stock issuable pursuant to restricted stock agreements were converted into the right to receive 468,915 shares of similarly restricted Voyager common stock. The stockholders of Voyager before the merger retained 21,292,333 shares of common stock, and options to purchase an aggregate of 326,666 shares of common stock. Voyager will be the holding company parent of the Company, and the business operations following the Merger will be those of the Company.

The Merger will be treated as a reorganization of Voyager for financial accounting purposes.  Accordingly, the historical financial statements of ante4 before the merger will be replaced with the historical financial statements of the Company before the merger in all future filings with the SEC.  For information on Voyager’s current operations, please see the sections titled “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations” and “Business,” as well as the financial statements and notes thereto appearing elsewhere in this prospectus.

Corporate Information

Voyager Oil & Gas, Inc., formerly known as WPT Enterprises, Inc. and ante4, Inc., was incorporated under the laws of the State of Delaware in 2004.  Its principal executive offices are located at 2812 1st Avenue North, Suite 506, Billings, Montana 59101. The telephone number at Voyager’s principal executive offices is (406) 245-4902.

RISK FACTORS

You should carefully consider the risks, uncertainties and other factors described below.  Any of the factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our common stock.  Also, you should be aware that the risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties, of which we are not yet aware, or that we currently consider to be immaterial may also impair our business operations.  You should also refer to the other information contained in and incorporated by reference into this prospectus.

Risks Related To Our Business

We are an early stage company.  We may never attain profitability.

The business of acquiring, exploring for, developing and producing hydrocarbon reserves is inherently risky.  We have a limited operating history for you to consider in evaluating our business and prospects.  Our operations are therefore subject to all of the risks inherent in acquiring, exploring for, developing and producing hydrocarbon reserves, particularly in light of our limited experience in undertaking such activities.  We may never overcome these obstacles.

Our business is speculative and dependent upon the implementation of our business plan and our ability to enter into agreements with third parties for the rights to exploit potential oil and natural gas reserves on terms that will be commercially viable for us.

Our lack of diversification will increase the risk of an investment in us and our financial condition and results of operations may deteriorate if we fail to diversify.

Our business is expected initially to focus on a limited number of properties in Montana, North Dakota, Colorado and Wyoming.  We do not intend to limit our focus to any single geographic area because we want to remain flexible and intend to pursue the best opportunities available to us, which may be outside Montana, North Dakota, Colorado and Wyoming as well.  We have committed and expect to continue to commit funds to joint ventures with Hancock Enterprises and other parties to acquire and develop acreage.  Our required capital commitment may grow if the opportunity presents itself and depends upon the results of initial testing and development activities.  Larger companies have the ability to manage their risk by diversification.  However, we will lack diversification in terms of both the nature and geographic scope of our business.  As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than if our business were more diversified enhancing our risk profile.  If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to discover reserves, to participate in exploration opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants, our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.  These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business.  We have entered into a joint venture with Hancock Enterprises for the acreage acquisition phase of our business.  Our ability to successfully operate that joint venture depends on a variety of factors, many of which will be entirely outside our control.  We may not be able to establish this and other strategic relationships, or if established, we may not be able to maintain them.  In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to undertake in order to fulfill our obligations to these partners or maintain our relationships.  If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

The oil and gas industry is highly competitive.  Other oil and gas companies may seek to acquire oil and gas leases and other properties and services we intend to target with our investments.  This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years.  Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors or in funding joint ventures with our prospective partners.  Competitors include a variety of potential investors and larger companies, which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage.  In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.  If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our results of operation and financial condition.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions expanding our business.  If we fail to effectively manage our growth, our financial results could be adversely affected.  Growth may place a strain on our management systems and resources.  We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources.  As we grow, we must continue to hire, train, supervise and manage new employees.  We may not be able to:

•              meet our capital needs;

•              expand our systems effectively or efficiently or in a timely manner;

•              allocate our human resources optimally;

•              identify and hire qualified employees or retain valued employees; or

•              incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our business.  We have a small management team, and the loss of key individuals or the inability to attract suitably qualified staff could materially adversely impact our business.

Our success depends on the ability of our management, employees and exploration partners to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments.  Further, our key personnel may not continue their association or employment with us, or replacement personnel with comparable skills may not be found.  If we are unable to attract and retain key personnel, our business may be adversely affected.

Our hedging activities could result in financial losses or could reduce our net income, which may adversely affect our business.

In order to manage our exposure to price risks in the marketing of our oil and natural gas production, we may enter into oil and natural gas price hedging arrangements with respect to a portion of expected production that we fund.

Such transactions may limit our potential gains and increase our potential losses if oil and natural gas prices were to rise substantially over the price established by the hedge.  In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

•      production is less than expected;

•      there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•      the counterparties to our hedging agreements fail to perform under the contracts.

Risks Related To Our Industry

Our exploration for oil and gas is risky and may not be commercially successful, and the advanced technologies we use cannot eliminate exploration risk, which could impair our ability to generate revenues from our operations.

Our future success will depend on the success of our exploration program.  Oil and gas exploration involves a high degree of risk.  These risks are more acute in the early stages of exploration.  Our ability to generate a return on our investments, revenues and our resulting financial performance are significantly affected by the prices we receive for oil and natural gas produced from wells on our acreage.  Especially in recent years, the prices at which oil and natural gas trade in the open market have experienced significant volatility, and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•              domestic and foreign demand for oil and natural gas by both refineries and end users;

•              the introduction of alternative forms of fuel to replace or compete with oil and natural gas;

•              domestic and foreign reserves and supply of oil and natural gas;

•              competitive measures implemented by our competitors and domestic and foreign governmental bodies;

•              weather conditions; and

•              domestic and foreign economic volatility and stability.

A significant further decrease in oil and natural gas prices could also adversely impact our ability to raise additional capital to pursue future drilling activities.

Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities.  It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators.  They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible.  In addition, the use of three-dimensional (3-D) seismic data becomes less reliable when used at increasing depths.  We could incur losses as a result of expenditures on unsuccessful wells.  If exploration costs exceed estimates, or if exploration efforts do not produce results which meet expectations, the exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

If, together with our partners, we succeed in discovering oil and/or natural gas reserves, these reserves may not be capable of the production levels we project or in sufficient quantities to be commercially viable.  On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves.  Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced.  Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we may develop and to effectively distribute our production.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.  Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs.  In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells.  These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions.  We will not be able to eliminate these conditions completely in any case.  Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of oil and natural gas reserves that we make may be inaccurate and actual revenues may be lower than financial projections.

We will make estimates of oil and natural gas reserves that we target, upon which we will base financial projections.  We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  Some of these assumptions are inherently subjective, and the accuracy of the reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions.  Economic factors beyond our control, such as interest rates, will also impact the value of our reserves.  The process of estimating oil and natural gas reserves is complex, and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property.  As a result, the reserve estimates will be inherently imprecise.  Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from estimates.  If actual production results vary substantially from reserve estimates, this could materially reduce revenues and result in the impairment of our oil and natural gas interests.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control.  World prices for oil and natural gas have fluctuated widely in recent years, and we expect that prices will fluctuate in the future.  Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally.  Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry.  Prices may not remain at current levels.  Future decreases in the prices of oil and natural gas may have a material adverse effect on our financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets.  We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures.  We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them.  As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Environmental risks may adversely affect our business.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and municipal laws and regulations.  Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations.  The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.  Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material.  Environmental legislation is evolving in a manner in which we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs.  The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge.  The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Challenges to our properties may impact our financial condition.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense.  Title defects may exist in many of our oil and gas interests.  In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all.  If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate.

If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities.  We will be required to continually enhance and update our technology to maintain our efficacy and to avoid obsolescence.  The costs of doing so may be substantial, and may be higher than the costs that it anticipated for technology maintenance and development.  If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired.  Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Our acreage price assumptions may not be accurate.

We use estimates for acreage prices.  These numbers may not accurately represent the market.  Actual acreage prices may be higher or lower by significant amounts.  The market for acreage has traditionally been illiquid and non-transparent as well as volatile.

Risks Related to Owning Voyager Common Stock

Voyager’s Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Voyager’s authorized capital includes 20 million shares of undesignated preferred stock.  Voyager’s Board has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval.  Further, as a Delaware corporation, Voyager is subject to provisions of the Delaware General Corporation Law regarding “business combinations.” The Voyager Board may, in the future, consider adopting additional anti-takeover measures. The authority of Voyager’s Board to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by Voyager, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of Voyager that are not approved by the Board. As a result, Voyager’s stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

Voyager’s common stock trades only in an illiquid trading market.

Trading of Voyager common stock is conducted on the over-the-counter bulletin board.  This has an adverse effect on the liquidity of Voyager’s common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us and our common stock.  This may result in lower prices for Voyager common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

Voyager does not expect to pay dividends in the foreseeable future.

Voyager does not intend to declare dividends for the foreseeable future, as it anticipates that it will reinvest any future earnings in the development and growth of the Company’s business.  Therefore, stockholders of Voyager will not receive any funds unless they sell their common stock or warrants, and stockholders may be unable to sell their shares and warrants on favorable terms or at all.

FORWARD-LOOKING STATEMENTS

We have included in, or incorporated by reference into, this prospectus certain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook, including statements related to our beliefs and intentions with respect to our growth strategy, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control and, consequently, our actual results may differ materially from those projected by any forward-looking statements. See the section titled “Risk Factors” above for information regarding certain important factors that could cause our actual results to differ materially from those projected in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this prospectus or, in the case of any document incorporated by reference into this prospectus, the date of that document. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statements are made.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Common Stock of Voyager beneficially owned as of December 31, 2010, by: (i) each person known to Voyager to currently be the beneficial owner of more than 5% of its outstanding Common Stock; (ii) each current executive officer and director; and (iii) current executive officers and directors as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Beneficial Ownership of Current Directors, Executive Officers and 5% Holders of Voyager
as of December 31, 2010, Following Issuance of Shares

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Bradley Berman	3,543,108	(1)	7.81%
James Russell (J.R.) Reger	2,755,612	(2)(3)	6.08%
Lyle Berman	2,369,801	(1)	5.23%
Steve Lipscomb	2,093,385		4.62%
Mitchell R. Thompson	78,153	(3)	*
Terry Harris	—		*
Joseph Lahti	—		*
Myrna Patterson McLeroy	—		*
Loren J. O’Toole II	—		*
Josh Sherman	—		*

All Current Officers and Directors as a Group (9 persons)	7,296,951		16.09%

* Less than 1%

(1)                                  Includes 24,000 options to purchase common stock which are exercisable within 60 days of December 31, 2010.  Of these 3,543,108 shares, 287,217 shares are held in the name of the Bradley Berman Children Trust, for which Bradley Berman is the Trustee and 11,000 shares are held by Erica Berman, Bradley Berman’s spouse.

(2)                                  Includes 2,234,595 shares of common stock held by South Fork Exploration, LLC.  Mr. Reger owns 100% of the issued membership units of South Fork Explorations, LLC.

(3)                                  Includes 390,763 shares of restricted stock which does not vest within 60 days of December 31, 2010.  The restricted shares will vest upon the earlier of December 31, 2011, upon a Change of Control as defined in the Restricted Stock Award Agreement between Mr. Reger and Voyager, or termination of Mr. Reger’s employment with Voyager for any reason other than for cause.  During the period in which the shares are restricted, Mr. Reger has the right to vote and receive dividends pursuant to the restricted shares.

(4)                                  Consists of restricted stock which does not vest within 60 days of December 31, 2010.  The restricted shares will vest upon the earlier of December 31, 2011, upon a Change of Control as defined in the Restricted Stock Award Agreement between Mr. Thompson and Voyager, or termination of Mr. Thompson’s employment with Voyager for any reason other than for cause.  During the period in which the shares are restricted, Mr. Thompson has the right to vote and receive dividends pursuant to the restricted shares.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Prior to December 29, 2009, Voyager’s common stock was traded on the Nasdaq Global Market under the symbol “WPTE.”  On December 17, 2009, Voyager received notice of a determination of the staff of the Nasdaq Listing Qualifications Department (the “Staff”), in accordance with Nasdaq Marketplace Rule 5100, that since it was no longer engaged in an active business operation, it was a “public shell.”  Marketplace Rule 5100 provides the Staff with discretionary authority to apply more stringent criteria for continued listing and can terminate the inclusion of particular securities based on any event that occurs that in the opinion of the Staff makes inclusion of the securities on Nasdaq inadvisable or unwarranted.  Accordingly, the Staff indicated that, unless Voyager requested a hearing to appeal the determination, trading of Voyager’s common stock would be suspended at the open of business on

December 29, 2009, and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”) to remove Voyager’s securities from listing and registration on the Nasdaq Global Stock Market.  Voyager did not request a hearing to appeal this determination, and as a result, on December 29, 2009, Voyager’s common stock was suspended from trading on the Nasdaq, and on January 8, 2010, Nasdaq filed a Form 25-NSE with the SEC notifying the SEC that Voyager’s common stock should be removed from listing and registration on the Nasdaq Global Stock Market.  Although Voyager did not request a hearing with Nasdaq, Voyager believed that its ongoing operations and assets were such that, prior to the Merger it was not a “public shell” as the term is defined in Section 12b-2 of the Securities Exchange Act of 1934.

Voyager’s common stock is listed for trading on the over-the-counter bulletin board under the symbol “VYOG.OB.” The common stock of the Company has never been listed on any exchange or on any over-the-counter bulletin board.

The high and low sales prices per share of Voyager’s common stock for each quarterly period within the two most recent fiscal years are indicated below, as well as Voyager’s current fiscal quarter through January 13, 2011, as reported on the Nasdaq Global Market and over-the-counter bulletin board, as appropriate:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Year Ending December 31, 2011
High	$5.49
Low	5.12
Year Ended December 31, 2010
High	$1.22	$4.28	$4.40	$5.40
Low	0.90	1.18	3.35	3.07
Year Ended January 3, 2010
High	$0.55	$1.43	$1.87	$1.26
Low	0.26	0.56	0.90	0.95

Voyager Dividend Policy

Voyager has never paid a cash dividend, and the current policy of the Board of Directors is to retain any earnings to provide for the growth of Voyager. The payment of cash dividends in the future, if any, will be at the discretion of the Board of Directors and will depend on such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by Voyager’s Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

In July 2004, Voyager adopted the 2004 Stock Incentive Plan (the “2004 Plan”), which was initially approved to grant up to an aggregate of 3,120,000 shares of common stock.  The purpose of the 2004 Plan, which was approved by Voyager’s stockholders in July 2004, is to increase stockholder value and to advance the interests of ante4 by furnishing a variety of economic incentives designed to attract, retain and motivate employees (including officers), certain key consultants and directors of ante4.  At Voyager’s annual stockholders’ meeting held May 31, 2006, ante4’s stockholders approved an amendment to the 2004 Stock Incentive Plan that increased the total shares authorized for issuance under the 2004 Plan to 4,200,000.

The following table sets forth information, as of December 31, 2010, about Voyager’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	324,666	$2.73	1,672,001
Equity compensation plans not approved by security holders	None	None	None
Total	324,666	$2.73	1,672,001

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has adopted a related party transaction policy whereby any proposed transaction between Voyager and any senior officer or director, any stockholder owning in excess of 5% of Voyager (or our controlled affiliates’) stock, immediate family member of a senior officer or director, or an entity that is substantially owned or controlled by one of these individuals, must be approved by a majority of the disinterested members of the Audit Committee. The only exceptions to this policy are for transactions that are available to all employees of Voyager generally or involve less than $25,000.  If the proposed transaction involves executive or director compensation, it must be approved by the Compensation Committee.

Similarly, if a significant opportunity is presented to any of Voyager’s senior officers or directors, such officer or director must first present the opportunity to the Board of Directors for consideration.

At each meeting of the Audit Committee, the Audit Committee meets with Voyager’s management to discuss any proposed related party transactions. A majority of disinterested members of the Audit Committee must approve a transaction for Voyager to enter into it. If approved, management will update the Audit Committee with any material changes to the approved transaction at its regularly scheduled meetings.

Voyager Related Party Transaction

Voyager licensed the World Poker Tour name and logo to Lakes Entertainment, Inc. (“Lakes”)  in connection with a casino table game that Lakes has developed using certain intellectual property rights of Sklansky Games, LLC.  Voyager was entitled to receive minimum annual royalty payments or 10% of the gross revenue received by Lakes from its sale or lease of the game, whichever is greater.  Lyle Berman, Voyager’s Executive Chairman, and Bradley Berman, Mr. Berman’s son and a former member of Voyager’s Board, own 28% and 54%, respectively, of the outstanding equity interests in Sklansky Games, LLC.  During 2009, Voyager earned approximately $15,000 in royalties related to the game.  Voyager’s interest in the World Poker Tour name and the license agreement rights were transferred in connection with an Asset Purchase Agreement with Peerless Media Ltd., a subsidiary of PartyGaming, PLC, pursuant to which Voyager agreed to sell substantially all of its operating assets other than cash, investments and certain excluded assets to Peerless Media Ltd..

Company Related Party Transaction

On March 10, 2010, the Company purchased leasehold interests from South Fork Exploration LLC (“South Fork Exploration”) for $1,274,675 and 2,573,346 shares of restricted common stock.  South Fork Exploration’s president is J.R. Reger, former CEO and shareholder of the Company.  This transaction was not subject to the review and approval of transactions process described above as it was entered into prior to the Merger.  The Company received a fairness opinion at the time of the South Fork Exploration acquisition, which opinion concluded that the transaction was fair and reasonable for the Company.

Director and Officer Related Party Transactions

On September 22, 2010, Steven Lipscomb subscribed for a $500,000 senior secured promissory note. The senior secured promissory notes which were sold to certain accredited investors in a private placement are described in Note 9 of the footnotes to the unaudited interim condensed consolidated financial statements. Mr. Lipscomb is a current director of Voyager.  Voyager’s Audit Committee approved this transaction.  On September 22, 2010, Michael Reger subscribed for a $1,000,000 senior secured promissory note. The senior secured promissory notes which were sold to certain accredited investors in a private placement are described in Note 9 of the footnotes of the unaudited interim condensed consolidated financial statements. Mr. Reger is a brother of J.R. Reger, Voyager’s current Chief Executive Officer and a director of Voyager.  Voyager’s Audit Committee approved this transaction.

SELLING STOCKHOLDERS

This prospectus covers shares issued in connection with our recent merger.  The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below.  We are required, by the Merger Agreement, to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus.  Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act.  Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of December 7, 2010. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.  Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.  We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus.  The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby.  Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the footnotes to the table, that none of the selling stockholders are broker-dealers and seven of the selling stockholders are affiliates of broker-dealers.  The broker-dealer affiliates are identified in the table below.  We have been advised that each of such selling stockholders, including the broker-dealer affiliates, purchased our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering.  The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
Itama Investments, LLC(1)	1,953,813	1,953,813	4.31%	—
Tonkawa Energy Capital, LLC(2)	1,610,119	1,610,119	3.55%	—
COG Partners(3)	939,616	939,616	2.07%	—
Slawson Resources Company(4)	500,000	500,000	1.10%	—

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
Daniel A. Deikel Trust Declaration dated 4/26/06	390,763	390,763	*	—
Marcus Thompson	390,763	390,763	*	—
Paul W. Schaffer	390,763	390,763	*	—
Ryan P. Maurer	390,763	340,763	*	—
Mill City Ventures, LP(5)	350,000	350,000	*	—
Providence Cedar, LLC(6)(7)	325,636	325,636	*	—
Donald B. Schreifels	260,509	260,509	*	—
Ervin M. Kramer	260,509	260,509	*	—
Ken Evenstad	260,509	260,509	*	—
Thomas Kelleher	260,509	260,509	*	—
1242 Investments, LLC(8)	240,000	240,000	*	—
John E. Gherty	234,458	234,458	*	—
Sharon Johnson	225,000	225,000	*	—
Morgan Stanley & Co. as Custodian for Robert K. McCrea Jr. Roth IRA(9)	215,763	215,763	*	—
William J. Frothinger and Karen L. Frothinger, JTWROS	210,509	210,509	*	—
Jack A. Norqual	208,407	208,407	*	—
Citigroup Global Markets Inc. Custodian for Gus W. Boosalis IRA(10)	200,000	200,000	*	—
Polly McCrea Revocable Trust dtd 4-20-1999	160,509	160,509	*	—
Elizabeth A. Zbikowski	130,255	130,255	*	—
Mark T. Donahoe	130,255	130,255	*	—
Patrick J. Kinney	130,255	130,255	*	—
Scott T. Zbikowski	130,255	130,255	*	—
Timothy J. Healy	130,255	130,255	*	—

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
Jerry Gudmonson	104,204	104,204	*	—
Paul V. Olson(11)	96,389	96,389	*	—
David Valentini	86,836	86,836	*	—
Jeff Mars	78,153	78,153	*	—
Emily Johnson	65,128	65,128	*	—
Eric M. Winter	65,128	65,128	*	—
Jeffrey and Michele Dahlberg, JTWROS	65,128	65,128	*	—
John Dahlberg	65,128	65,128	*	—
Kam and Sara Talebi	65,128	65,128	*	—
Larry and Cathryn Dimmen, JTWROS	65,128	65,128	*	—
Kam Talebi	65,127	65,127	*	—
Ameriprise Trust Co FBO Michelle M. Kallenbach IRA	52,102	52,102	*	—
Darin M. Paulson and Trudy L. Paulson JTWROS	52,102	52,102	*	—
Elizabeth C. Burke	52,102	52,102	*	—
Gregory and Cheryl Erickson, JTWROS	52,102	52,102	*	—
Joanne D. Lastavich	52,102	52,102	*	—
Thomas J. Howells	52,102	52,102	*	—
Gregory A. Holmberg and Suzanne M. Holmberg, JTWROS	51,078	51,078	*	—
Jacob P. Schaffer	50,000	50,000	*	—
Kelly Trimble	49,497	49,497	*	—
Travis Jenson	49,497	49,497	*	—
JDK Investments LLC(12)	45,630	45,630	*	—
Paul M. Schreier	45,589	45,589	*	—
Gerald Imber IRA Rollover	40,000	40,000	*	—
Jessica C. Gilbertson	40,000	40,000	*	—
Napa Properties, LLC(13)	37,774	37,774	*	—
Nicholas Johnson	37,102	37,102	*	—
John W. Whitaker JR(14)	35,128	35,128	*	—
Heather Hahn Fowler	35,000	35,000	*	—
Robert Widuch	32,564	32,564	*	—
Timothy S. Thompson	30,000	30,000	*	—

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
Dale A. Abeln	30,000	30,000	*	—
John Jakway and Carol Jakway, JTWROS	29,959	29,959	*	—
Douglas M. Jakway	26,572	26,572	*	—
James Polinsky	26,051	26,051	*	—
Juan M. Cameron and Martha Richardson, JTWROS	26,051	26,051	*	—
Thomas J. Brandt(15)	26,051	26,051	*	—
William John McNeely, Sr.	26,051	26,051	*	—
William Joseph McNeely, Jr.	26,051	26,051	*	—
Heidi Hjelle	20,000	20,000	*	—
Peter M. Thompson	20,000	20,000	*	—
Gregory D. Franks	20,000	20,000	*	—
Beverly Johnson	16,051	16,051	*	—
Timothy J. Greeley	16,051	16,051	*	—
Ryan Johnson	15,631	15,631	*	—
John William Whitaker Jr. As Custodian for Annabelle Margaret Whitaker	13,026	13,026	*	—
John William Whitaker Jr. As Custodian for Mary Jane Whitaker	13,026	13,026	*	—
Kathleen Gilbertson(16)	13,026	13,026	*	—
Scott R. Rich	11,631	11,631	*	—
Patricia Tuccitto	10,000	10,000	*	—
Total Depth Foundation(17)	6,843	6,843	*	—
Jock E. and Cherie L. Olson JTWROS	3,000	3,000	*	—

* Less than 1%

Notes:

(a)                                  Assumes all of the shares of common stock beneficially owned by the selling stockholders are sold in the offering.

(1)                                  Brian P. Manion, member of Itama Investments, LLC exercises voting and investment control over the shares of Voyager common stock held by Itama Investments, LLC.

(2)                                  Jonathan Danger, manager of Tonkawa Energy Capital, LLC, exercises voting and investment control over the shares of Voyager common stock held by Tonkawa Energy Capital, LLC.

(3)                                  Paul D. Hayes, partner of COG Partners, exercises voting and investment control over the shares of Voyager common stock held by COG Partners.

(4)                                  R. Todd Slawson, president of Slawson Resources Company, exercises voting and investment control over the shares of Voyager common stock held by Slawson Resources Company.

(5)                                  Joseph A. Geraci II,  managing member of Mill City Ventures, LP, exercises voting and investment control over the shares of Voyager common stock held by Mill City Ventures, LP.

(6)                                  Christopher R. Johnson, president of Providence Cedar, LLC, exercises voting and investment control over the shares of Voyager common stock held by Providence Cedar, LLC.

(7)                                  Providence Cedar, LLC is an affiliate of the broker-dealer Morgan Stanley Smith Barney.

(8)                                  Jonathan Danger, manager of 1242 Investments, LLC, exercises voting and investment control over the shares of Voyager common stock held by 1242 Investments, LLC.

(9)                                  Morgan Stanley & Co. is a registered representative and affiliate of broker-dealer Morgan Stanley Smith Barney.

(10)                            Mr. Boosalis is the Chairman of the Board of Bluefire Capital, a broker-dealer.

(11)                            Mr. Olson is a financial advisor and affiliate of broker-dealer Morgan Stanley Smith Barney.

(12)                            Jesse Kohler, manager of JDK Investments, LLC, exercises voting and investment control over the shares of Voyager common stock held by JDK Investments, LLC.

(13)                            Jordan Greenburg, manager of Napa Properties, LLC, exercises voting and investment control over the shares of Voyager common stock held by Napa Properties, LLC.

(14)                            Mr. Whitaker is the owner and registered representative of broker-dealer Agency Trading Group.

(15)                            Mr. Brandt is a financial advisor and affiliate of broker-dealer RBC Wealth Management.

(16)                            Ms. Gilbertson is a financial advisor and affiliate of broker-dealer Morgan Stanley Smith Barney.

(17)                            Ryan Gilbertson, president of Total Depth Foundation, exercises voting and investment control over the shares of Voyager common stock held by Total Depth Foundation.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                                          any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                                          through the writing of options, whether such options are listed on an options exchange or otherwise;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          short sales;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.   Certain selling stockholders may choose not to sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Historical Information About Capital Stock

Immediately before the Merger, the authorized capital stock of the Company consisted of 110,000,000 shares which were divided into two classes consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

As of December 31, 2010, the authorized capital stock of Voyager consisted of 120,000,000 shares, which were divided into two classes consisting of 100,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

Immediately before the Effective Date of the Merger, the Company had 25,060,131 shares of common stock outstanding (which includes 540,000 unvested restricted management shares) and an additional 5,400,000 shares of common stock underlying warrants that had been issued by the Company.  No preferred shares were outstanding.  As consideration for the Merger, the shareholders of the Company received the right to receive 0.86836131 of one share of Voyager common stock in exchange for each share of Common Stock of the Company and each holder of restricted stock of the Company received 0.86836131 of one share of restricted Voyager common stock.  Additionally, the warrant holders of the Company received a warrant to purchase 0.86836131 of one share of Voyager common stock in exchange for the warrants held immediately prior to the Merger.  In total, the stockholders of the Company received an aggregate of 21,761,299 shares of Voyager common stock and warrants to purchase up to 4,689,153 shares of Voyager common stock at an exercise price of $0.98 per share.

Prior to the Effective Date of the Merger, Voyager had 21,292,333 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.  As of December 31, 2010, Voyager had 45,344,431 shares of common stock issued and outstanding, options currently exercisable to acquire up to 229,000 shares of common stock of Voyager, and warrants to purchase up to 1,563,051 shares of common stock of Voyager.  All shares of the Company’s common stock are held by Voyager.

A total of 8,200,000 shares of Voyager’s shares were previously registered under the Securities Act.

The following description of Voyager’s capital stock is derived from Voyager’s Certificate of Incorporation and Bylaws as well as relevant provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to Voyager’s Certificate of Incorporation and Bylaws.

Description of Common Stock

The holders of Voyager common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to Voyager’s Certificate of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock.  Voyager’s Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board of Directors from time to time, the common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board of Directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon Voyager’s liquidation, dissolution or winding up, the common shareholders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

Voyager is authorized to issue 20,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which as of the date hereof is designated, issued or outstanding. The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series.  Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the Board of Directors, without the necessity of obtaining approval of the shareholders.

Description of Warrants

There are presently warrants issued to purchase 1,563,051 shares of common stock for ten years at an exercise price of $0.98 per share.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split of combination, recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the warrants.  If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Voyager will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

The warrants are valued using a Black-Scholes option-pricing model using the respective contractual life as the expected life, a risk free interest rate of 5.0%, no expected dividends and a 68.0% volatility.

Number Outstanding	Exercise Price	Remaining Contractual Life	Warrant Fair Value at issue date

1,563,051	$0.98	10 years	$966,162

Indemnification of Officers and Directors

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted in good faith, for a purpose which such person reasonably believed to be in or not opposed to the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit, if such director or officer acted in good faith for a purpose which such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Delaware law permits a corporation to include in its Certificate of Incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Voyager’s Certificate of Incorporation and Bylaws provide that it will indemnify its directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by its Board of Directors, indemnify its officers and any other person whom Voyager has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of Voyager’s directors existing as of the time of such amendment, modification or repeal.

Voyager may also, at the discretion of its Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of Voyager’s directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for Voyager’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Voyager has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Delaware Law, Voyager’s Certificate of Incorporation and Bylaws

Voyager’s Certificate of Incorporation, Bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for Voyager’s stockholders to change management or receive a premium for their shares.

Delaware Law

Voyager is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of the corporation’s assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•                  the owner of 15% or more of the outstanding voting stock of the corporation;

•                  an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•                  an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•                  Voyager’s Board of Directors approves the transaction that made the stockholder an interested stockholder before to the date of that transaction;

•                  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Voyager’s voting stock outstanding at the time the transaction commenced, excluding shares owned by Voyager’s officers and directors; or on or subsequent to the date of the transaction, the business combination is approved by Voyager’s Board of Directors and authorized at a meeting of Voyager’s stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s Certificate of Incorporation or Bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither Voyager’s Certificate of Incorporation nor its Bylaws exempt it from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Voyager to negotiate in advance with its Board of Directors.

Listing

Voyager’s common stock is listed on the OTC bulletin board under the symbol “VYOG.OB.”

Transfer Agent and Registrar

The transfer agent and registrar for Voyager’s common stock is Wells Fargo Shareowner Services.

BUSINESS

Corporate Information and History

The predecessor company to Voyager was ante4.  ante4 was a Delaware corporation, formerly known as WPT Enterprises, Inc., formed for the purpose of developing and operating the World Poker Tour (“WPT”).  When operating its former business, ante4 created internationally-branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes.  The current season of the World Poker Tour®, or WPT® television series — Season Eight, based on a series of high-stakes poker tournaments, currently airs on Fox Sports Net in the United States, and has been licensed for broadcast globally.  In January 2008, ante4 launched ClubWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the United States, which is currently offered in 38 states.  Through November 2008, ante4 offered a real-money online gaming website which prohibited wagers from players in the U.S. and other restricted jurisdictions.  ante4 also licensed its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and was engaged in the sale of corporate sponsorships. In addition, through March 2009, ante4 developed and marketed online and mobile games supporting the WPT China National Traktor Poker Tour™.

On August 24, 2009, ante4 entered into an Asset Purchase Agreement with Peerless Media Ltd., a subsidiary of PartyGaming, PLC (the “Peerless Transaction”), pursuant to which ante4 agreed to sell substantially all of its operating assets other than cash, investments and certain excluded assets to Peerless Media Ltd.  The Peerless Transaction closed on November 2, 2009.  As a result of the Peerless Transaction, ante4 no longer operated its previous business.

Voyager is a Delaware corporation formed for the purpose of exploration, exploitation, acquisition and production of crude oil and natural gas in the continental United States.  Voyager’s business is initially expected to focus on properties in Montana, North Dakota, Colorado and Wyoming.  Voyager does not intend to limit its focus to any single geographic area because it wants to remain flexible and intends to pursue the best opportunities available to it.  Voyager’s required capital commitment may grow if the opportunity presents itself and depending upon the results of initial testing and development activities.  The operations of the combined company will hereafter be referred to as the operations of Voyager (“Voyager,” “we,” “us,” or “our”).

Spin-Off of Certain Voyager Assets

Prior to the Merger, Voyager created a wholly-owned Delaware subsidiary named ante5, Inc., into which Voyager transferred all assets other than specific assets retained by Voyager pursuant to the Merger Agreement.  Pursuant to the terms of a Distribution Agreement entered into between Voyager and ante5 on April 16, 2010 in connection with the Merger, ante5 agreed to indemnify and hold harmless Voyager from and against any and all actions, threatened actions, costs, damages, liabilities and expenses, including but not limited to reasonable attorneys’ fees, the reasonable fees of other professionals and experts, and court or arbitration costs that are suffered or incurred by Voyager and any of its past or present directors, officers, employees and agents and that relate to or arise from all or any of the following:

•                                          the operation or ownership of ante5’s assets after the Merger effective date;

•                                          any action or threatened action made or asserted by any person (including, without limitation, any governmental entity) that relates to operation or ownership of the ante5’s assets, or relates to any act or omission of ante4, in either case at any time on or before the Merger closing date; or

•                                          any tax liability of Voyager that is indemnifiable by ante5 pursuant to such Distribution Agreement.

ante5’s obligation to indemnify Voyager is limited to $2.5 million in the aggregate.

The assets transferred from Voyager to ante5 (and related assumed liabilities) consisted almost entirely of the assets remaining in Voyager relating to Voyager’s prior business of creating internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, the main product being the World Poker Tour television series (the “WPT Business”).  On April 23, 2010, ante5 filed a registration statement on Form 10 and an Information Statement (the “Information Statement”) with the Securities and Exchange Commission (the “SEC”) for the purpose of spinning off the ante5 shares from Voyager to the stockholders of record of Voyager on April 15, 2010, the date immediately prior to the Closing Date (such date, the “Record Date,” and such transaction, the “Spin-off”).   The registration statement on Form 10 was declared effective by the SEC on June 11, 2010, and the Spin-off was completed on June 14, 2010.  The purpose of the Spin-off was to preserve the value of the assets remaining from the WPT Business for the benefit of the Voyager stockholders as of the Record Date, since the Company did not want those assets as part of Voyager’s business after the Closing Date, and therefore ascribed very little value to those assets in the Merger.  Furthermore, the Spin-off will enable management of Voyager and ante5 to each focus on their respective, unrelated businesses, and will greatly simplify investor analysis of each respective company.   A detailed description of the assets transferred to, and liabilities assumed by, ante5 in connection with the Spin-off is described in detail in the Distribution Agreement.

Assets and Acreage Holdings

Voyager currently controls approximately 139,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  14,000 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  800 net acres targeting a Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  67,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

The leases we control have a minimum term of three years and many have extensions effectively giving us control of lands for up to ten years.

Information, Deployment and Participation

In a resource play such as the Williston Basin Bakken and Three Forks, information obtained about a recent oil well completion from a certain area will translate to the surrounding areas.  For example, if a competitor completes a large Bakken well in a certain area, there is a chance of a well being drilled around the same size and scope around the discovery. The information is obtained either from various companies reporting to the State of North Dakota, distribution of information from a press release, or from Voyager’s participation in a well.  Because Voyager’s Chief Executive Officer, J.R. Reger, is usually the person obtaining the information, he can immediately instruct the land team to start investigating and leasing in new areas.  The time lapse between information gathering and deployment is within minutes, instead of days, weeks or months at larger companies.

We participate in wells on a heads up basis, meaning we do not pay an added cost to participate in the drilling and completion of a well.  The operator of any given well will usually own the majority of the leasehold in the unit.  The other lessees have the option of participating in their pro-rata share of the well cost.  Well cost is only the drilling and direct expenses incurred to drill and complete a well.  Therefore, we, as a non-operating lessee, participate only in our pro-rata share of the drilling and completion cost of each well.

Williston Basin Bakken and Three Forks

Voyager currently controls approximately 24,000 net acres in the Williston Basin.  Since April 16, 2010, Voyager has acquired approximately 18,000 net acres primarily in Williams and McKenzie Counties, North Dakota.  Voyager has also participated in ten Bakken oil wells, including the Brigham operated Ross-Alger 6-7 #1H which reported initial production of 3,070 barrels of oil equivalent per day (BOEPD) and the Slawson operated Ripper #1-22H which reported initial production of 2,369 BOEPD.  Voyager continues to lease prospective acreage using its competitive advantage targeting non-operated working interests in delineated areas of high quality production.

D-J Basin Niobrara

Voyager announced the 44,000 net acre Niobrara development program with Slawson Exploration on June 28, 2010.  Voyager is participating on a heads-up basis for a 50% working interest in Slawson’s 48,000 acre position.   Since that announcement, Slawson has commenced drilling operations on the Bushwacker #1-24H, Moonshine #1-36H and Outlaw #1-16H wells targeting the Niobrara formation.  The wells comprise the set of test wells to be developed and completed in 2010 and the first quarter of fiscal 2011 and provide data for the development of up to 22 additional wells through 2011.

Tiger Ridge Gas

Voyager controls approximately 67,000 net acres in and around the Tiger Ridge Gas Field in Montana.  Voyager is currently conducting seismic testing and has participated in the drilling of two wells with Devon Energy, both completed in 2010.

Heath Oil Shale

Voyager owns 33,500 net acres targeting the Heath Oil Shale of Central Montana.  Voyager has begun to see substantial permitting activity and drilling in the area.  The Heath Oil Shale is very similar to the Bakken and the play contains many of the same development partners.

Voyager’s Business

Voyager’s primary focus is to acquire high value leasehold interests specifically targeting the Bakken and Three Forks formations in the Williston Basin.  We believe our competitive advantage will be our ability to continue to negotiate and acquire leases directly from the mineral owners through “organic leasing.”  Organic leasing allows Voyager to acquire acreage more cheaply from mineral owners than from more expensive lease auctions, and allows Voyager to acquire acreage on more favorable terms than acreage acquired from land brokers.  One of Mr. Reger’s strengths is the ability to quickly obtain information from courthouse records, a skill that was delivered to our land team through our training process.  While our competitors do pursue valuable acreage, most competitors are operators.  Operators prefer to own a controlling interest in a given section of land.  They want to operate/control the majority of a section in order to drill their own well.  They do not pursue small amounts of acreage as vigorously as Voyager.  As non-operators, each acre acquired creates value for Voyager.  We believe the participation of small interests in each well will build value over time for our company.

Because of our size and maneuverability, we are able to deploy our land acquisition teams into specific areas based on the latest industry information.  The latest industry information is derived from the process described under “Information, Deployment and Participation.”  The land teams Voyager utilizes are not full-time employees but private contractors doing business for the benefit of themselves and Voyager.  These contractors are paid on a per diem or per acre basis.  This is beneficial in lean times when land acquisition halts.

We will generate revenue by and through the conversion of our leasehold into non-operated working interests in multiple Bakken or Three Forks wells.  We believe our drilling participation, primarily on a heads-up basis proportionate to our working interest, will allow us to deliver high value with low cost.

Voyager is also currently engaged in a top-leasing program in targeted areas of the Williston Basin.  A top-lease is a lease acquired prior to and commencing immediately upon the expiration of the current lease.  We believe this approach will allow us to access the most prolific areas of the Bakken oilfields.  We believe we will see this approach met with success given the rapidly expanding nature of the productive area of the play.

Voyager explores and produces oil and gas through a non-operated business model.  We engage in the drilling process within operators’ drilling units that include our acreage.  As a non-operator, we rely on our operating partners to propose, permit and engage in the drilling process.  Before a well is spud, the operator is required to provide all oil and gas interest owners in the designated well unit the opportunity to participate in the drilling costs and revenues of the well on a pro-rata basis.  After the well is completed, our operating partners also transport, market and account for all production.  It will be policy for Voyager to engage and participate on a heads-up basis in substantially all, if not all, wells proposed.  This model provides us with diversification across operators and geologic areas.  It also allows us to continue to add production at a low marginal cost and maintain general and administrative costs at minimal levels.

The Bakken Shale Formation

The Bakken formation is predominantly found in the Williston Basin of Eastern Montana and Western North Dakota.  It lies between 9,000 and 11,000 feet beneath the surface of the Earth.  The Bakken consists of two shale rock layers, the upper and the lower.  Each of these layers is marine-organic rich oil generating shale.  Between the two shale layers lies a silty, sandy, supercharged dolomite membrane known as the Middle Member.  The upper and lower shales have generated oil and trapped it within the middle member.

Three Forks Formation

Immediately below the Bakken lies the Three Forks Formation.  The Three Forks is a similar porosity zone to the Middle Member of the Bakken and is also a dolomite membrane that is supercharged by the Bakken Shale.  Drilling in the Three Forks has commenced throughout the Williston Basin and production levels rival the Bakken.  We expect to continue to see the Three Forks delineated as a separate productive zone.

Down Spacing Potential

When a Bakken or Three Forks well is drilled, only a portion of the formation under the unit is contacted, developed and drained.  This provides the opportunity to re-enter a unit and drill another horizontal well.  Whereas, there was one horizontal leg producing in a unit, two or more can be drilled and completed to recover even more oil.  This also translates into a multiplying of our net well interest and reserves per unit.

Tiger Ridge Gas Field Opportunity

The Tiger Ridge area is a large gas field located in north-central Montana.  Exploration for natural gas in the Tiger Ridge field dates back to the 1960s, and has resulted in significant discoveries of both natural gas and oil.  Natural gas production continues in the Tiger Ridge field today and we believe new opportunities still exist to exploit hydrocarbons in the area as a result of advanced technology in drilling and completion as well as seismic and geologic evaluation techniques.  Drilling costs have declined substantially and success rates are near 100% given the utilization of updated 3-D seismic technology.  Exploration in the area is rapidly expanding as a result of these developments.

The three counties (Hill, Blaine and Chouteau) comprising the Tiger Ridge field presently represent the largest gas producing area in the State of Montana.  Most of the production from the field comes from the highly faulted Eagle sand.  Drilling costs are estimated to be approximately $200,000 per well, and we anticipate that each well will require two to three days to drill.  We believe that the proposed wells would be economically viable at a fraction of projected reserves.  Take away (pipeline) capacity is available in the area and there is significant infrastructure already in place.

In December 2009, MCR, LLC (“MCR”) was added as a working interest owner and operator to drill, complete, connect and market the wells within two blocks of the controlled acreage in Fergus and Chouteau Counties, Montana. Costs and working interest in the two blocks will be split 20% MCR, 10% Hancock Enterprises and 70% Voyager.  MCR will be subject to 20% of the costs and burdens to acquire the acreage, seismic and drilling/production.

Heath Shale Oil Opportunity

The Heath Shale Oil play (“Heath”) is a rapidly growing oil resource play in Petroleum County, Montana.  The Heath is characterized by very high porosity, oil content and significant fracturing.   Given the activity level of a number of prominent shale players we expect the focus on this opportunity to increase in the industry.

Operations

We plan to continue to structure our operations in a manner that minimizes overhead and relies on third-parties to supply experience and expertise necessary to exploit exploration opportunities.  We will attempt to secure the highest possible working interests in the wells in which we invest while minimizing our general and administrative expenses.  We intend to keep overhead and staff to a bare minimum and the majority of operational duties will be outsourced to consultants and independent contractors.  We believe that the operational responsibilities of our company can be handled by our current officers, our working partnership with Hancock Enterprises and through consulting and independent contractor relationships.  We believe that we will incur minimal general and administrative expenses, thus devoting substantially all of our capital to hydrocarbon investments.

Drilling and Capital Expenditures

Market conditions, commodity prices, availability of organic leases, operator behavior and drilling results affect the capital expenditures of Voyager.  We expect to fund our expenditures primarily with existing cash reserves, and cash flows from wells currently beginning production. If our existing and potential sources of liquidity are not sufficient to undertake our planned capital expenditures, we may pursue a financing arrangement or sell common shares.  However, we have no third-party commitments to provide additional capital, and such capital may not be available to us, or if available, may not be available on terms that will be favorable.

Our current capital expenditure plans are primarily allocated to organic lease acquisitions and participation in wells.  However, we will evaluate any potential opportunities for acquisitions as they arise.  If we identify acreage that meets our strategic plan, we may re-evaluate our planned capital expenditures to pursue potential acreage acquisitions.  Given our non-leveraged asset base and anticipated future cash flows, we believe we are in a position to take advantage of any appropriately priced sales that may occur.

In June 2010, Voyager signed an exploration and development agreement with Slawson Exploration Company, Inc. to develop Slawson’s 48,000 net acres in the Denver Julesberg Basin Niobrara Formation in Weld County, Colorado in close proximity to several high-rate producers. Voyager purchased a 50% working interest in the approximately 48,000 acre block for $7.5 million and will participate on a heads-up basis on all wells drilled, as well as participate for its proportionate working interest in all additional acreage acquired in an Area of Mutual Interest consisting of all of Weld and Laramie Counties.  Slawson commenced the continuous drilling program in July 2010.  We have completed the preliminary development of the acreage position. The results of the initial three test wells have provided data points on our acreage position and ultimately how many wells will be drilled in 2011.  Beginning in October 2010, Slawson commenced drilling operations on 15 spacing units and an additional 12 spacing units’ leases which were granted extensions to November 2011 by the state of Colorado due to access restrictions.  Slawson expects to drill at least 22 wells in 2011, which it expects to commence in the second quarter of 2011.  Voyager funded the purchase price and initial drilling commitments with cash on hand, cash flow from current production and the issuance of $15 million in senior secured promissory notes in September 2010.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations and limitations impacting the oil and natural gas exploration and production industry as whole.

Regulation of Oil and Natural Gas Production

Our oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies.  For example, North Dakota and Montana require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas.  Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.  Failure to comply with any such rules and regulations can result in substantial penalties.  The regulatory burden on the oil and gas industry will most likely increase our cost of doing business and may affect our profitability.  Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.  Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Environmental Matters

Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health.  The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue.  These laws and regulations may:

•                                          require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

•                                          limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and

•                                          impose substantial liabilities for pollution resulting from our operations.

The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities.  Governmental authorities have the power to enforce their regulations, and violations are subject to fines, injunctions, or both.  In management’s opinion, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements.  Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on our company, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites.  It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.  The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance.  Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products.  In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species.  Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat.  ESA provides for criminal penalties for willful violations of the Act.  Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act.  Although we believe that our operations will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject our company to significant expenses to modify our operations or could force our company to discontinue certain operations altogether.

Intellectual Property

Our business does not depend upon any intellectual property, licenses or other proprietary property unique to our company, but instead revolves around our ability to acquire mineral rights and participate in drilling activities by virtue of our ownership of such rights and through the relationships we have developed with our operating partners.

Competition

The oil and natural gas industry is intensely competitive, and we compete with numerous other oil and gas exploration and production companies.  Some of these companies have substantially greater resources than we have.  Not only do they explore for and produce oil and natural gas, but also many carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis.  The operations of other companies may be able to pay more for exploratory prospects and productive oil and natural gas properties.

They may also have more resources to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.

Our larger or integrated competitors may have the resources to be better able to absorb the burden of existing, and any changes to federal, state, and local laws and regulations more easily than we can, which would adversely affect our competitive position.  Our ability to discover reserves and acquire additional properties in the future will be dependent upon our ability and resources to evaluate and select suitable properties and to consummate transactions in this highly competitive industry.  In addition, we may be at a disadvantage in producing oil and natural gas properties and bidding for exploratory prospects, because we have fewer financial and human resources than other companies in our industry.  Should a larger and better financed company decide to directly compete with us, and be successful in its efforts, our business could be adversely affected.

Employees

We currently employ three full-time employees, and executive support staff.  James Russell (J.R.) Reger is our Chief Executive Officer and Mitchell Thompson is our Chief Financial Officer.  We have entered into employment agreements with both Mr. Reger and Mr. Thompson.

Properties

We added production from our first well in February 2010.  As of the time of this prospectus, we have not generated any material cash proceeds from oil and gas production.  Because we did not generate any cash proceeds from oil and gas production for the year ended December 31, 2009, we have not conducted any engineering of our potential reserves.  We expect to conduct our initial reserve engineering and obtain our initial reserve report for December 31, 2010 on or before March 1, 2011.

Legal Proceedings

On August 23, 2010, plaintiff Donald Rensch filed a three count shareholder derivative action in the United States District Court for the District of Minnesota against nominal defendant Northern Oil & Gas, Inc. (“Northern”), certain officers and directors of Northern, James Randall Reger, Weldon Gilbertson and J.R. Reger (all current or former officers of Voyager), and Voyager.  Count I of the complaint alleges breach of fiduciary duty of loyalty and usurpation of corporate opportunities by certain of Northern’s officers and directors. Count II asserts allegations against James Randall Reger, Weldon Gilbertson, and J.R Reger of aiding and abetting officers of Northern in breaching their fiduciary duties and usurpation of Northern’s corporate opportunities in connection with the formation, capitalization, and operation of Plains Energy/Voyager.  Count III asserts a claim against Voyager for tortious interference with a prospective business relationship.  The plaintiff seeks injunctive relief and damages, including imposing on Voyager and all of its assets a constructive trust for the benefit of Northern.  We believe that each of the above claims lacks merit and we intend to strongly defend ourselves and each of our current or former officers in connection with this lawsuit.  We filed a Motion to Dismiss the lawsuit in the United States District Court for the District of Minnesota on September 23, 2010.  We have been informed that a hearing on our Motion to Dismiss will be held on February 23, 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements appearing in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties because they are based on current expectations and relate to future events and future financial performance.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Voyager Oil & Gas, Inc. (“Voyager,” “we,” “us,” or “our”) is a Delaware corporation formed for the purpose of providing capital investments for acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on scaleable, repeatable natural gas plays with established operators.  Our business is expected to focus on properties in Montana, North Dakota, Colorado and Wyoming.  We do not intend to limit our focus to any single geographic area because we want to remain flexible and intend to pursue the best opportunities available to us.  Our required capital commitment may grow if the opportunity presents itself and depending upon the results of initial testing and development activities.

On April 16, 2010 (the “Closing Date”), ante4, Inc. (“ante4”) completed the acquisition of Plains Energy Investments, Inc., a Nevada corporation (the “Company”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”).  Subsequent to the Merger, ante4 changed its name to Voyager Oil & Gas, Inc.   Under the Merger Agreement, Plains Energy Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Voyager, merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Voyager (the “Merger”).  Currently, Voyager is a holding company parent of the Company, and Voyager’s business operations following the Merger are the same as ours.

Business

Voyager’s primary focus is to acquire high value leasehold interests specifically targeting oil shale resource prospects in the continental United States.  Our business focuses on properties in Montana, North Dakota, Colorado and Wyoming.   We do not intend to limit our focus to any single geographic area because we want to remain flexible and intend to pursue the best opportunities available to us.  We believe our competitive advantage is our ability to continue to acquire leases directly from the mineral owners through “organic leasing.”  Because of our size and maneuverability, we are able to deploy our land acquisition teams into specific areas based on the latest industry information.  We generate revenue by and through the conversion of our leasehold into non-operated working interests in multiple Bakken, Three Forks, Niobrara and other oil shale wells.  We believe our drilling participation, primarily on a heads-up basis proportionate to our working interest, will allow us to deliver high value with low cost.

Voyager is also currently engaged in a top-leasing program in targeted areas of the Williston Basin.  A top-lease is a lease acquired prior to and commencing immediately upon the expiration of the current lease.  We believe this approach allows us to access the most prolific areas of the Bakken oilfields.  Existing lease terms vary significantly when an area initially becomes productive. We continue to see this approach met with success as the Williston Basin delineates given the rapidly expanding nature of the productive area of the play.

Voyager explores and produces oil and gas through a non-operated business model.  We engage in the drilling process within operators’ drilling units that include our acreage.  As a non-operator, we rely on our operating partners to propose, permit and engage in the drilling process.  Before a well is spud, the operator is required to provide all oil and gas interest owners in the designated well unit the opportunity to participate in the drilling costs and revenues of the well on a pro-rata basis.  After the well is completed, our operating partners also transport, market and account for all production.  It is our policy and goal to engage and participate on a heads-up basis in substantially all, if not all, wells proposed.  This model provides us with diversification across operators and geologic areas.  It also allows us to continue to add production at a low marginal cost and maintain general and administrative costs at minimal levels.

Assets and Acreage Holdings

As of September 30, 2010, Voyager controls approximately 147,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  22,000 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  800 net acres targeting a Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  67,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

With the exception of the leases targeting the Niobrara formation, the leases we control have a minimum term of three years and many have extensions effectively giving us control of lands for up to ten years.

We control a 50% interest of approximately 34,000 net acres in Colorado targeting the Niobrara formation, the majority of which is extended to November 2011 through the commencement of drilling operations on approximately 13,500 net acres and extensions granted by the state of Colorado on approximately 5,000 net acres.  Following the results of the three test wells, Voyager and Slawson anticipate allowing approximately 15,000 acres from the initial 34,000 acres of state leases in Weld County, Colorado to expire on November 15, 2010.  As described in Note 2 in the footnotes to the financial statements, capitalized costs of oil and gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved oil and gas reserves plus the cost of unevaluated properties (adjusted for related income tax effects).  Should capitalized costs exceed this ceiling, impairment is recognized.

The results of the ceiling test based on the reserve report at December 31, 2010 could result in no impairment being recognized or an impairment of up to approximately $3.4 million in the fourth quarter of 2010.

We control a 50% interest of approximately 5,000 net acres in Wyoming targeting the Niobrara formation, the majority of which expire in or subsequent to June 2011.

2010 Drilling Projects

We are engaged in several drilling activities on properties presently owned and intend to drill or develop additional properties acquired in the future.  We drilled or acquired interests in an additional seven gross Bakken wells (approximately 0.44 net wells) during the quarter ended September 30, 2010.  All net well positions are calculated on a 640-acre spacing unit equivalent.

As of September 30, 2010, we had interests in a total of fifteen gross wells that were drilling, completing or producing, including two producing wells and thirteen drilling or completing wells.  Permits continue to be issued for drilling units in which we have acreage interests within North Dakota and Montana.

We have completed the preliminary development of the acreage position we acquired in the Denver-Julesberg Basin of Weld County, Colorado in 2010 with our operating partner, Slawson Exploration Company, Inc.  The development program consists of three gross test wells, which began drilling activity in July 2010.  The results of the initial three test wells have provided data points on our acreage position and ultimately how many wells will be drilled in 2011.  Beginning in October 2010, Slawson commenced drilling operations on 15 spacing units and an additional 12 spacing units’ leases which were granted extensions to November 2011 by the state of Colorado due to access restrictions.  Slawson expects to drill as many as 22 wells in 2011, commencing in the second quarter of 2011.

We intend to continue drilling efforts on our existing acreage in North Dakota and Montana, and commence our exploration and development agreement with Slawson Exploration Company, Inc. in the Denver-Julesberg Basin of Wyoming and Colorado targeting the Niobrara Formation. We expect to participate in the drilling of as many as 22 gross wells in 2011.

Developed and Undeveloped Acreage

The following table summarizes our estimated gross and net developed and undeveloped acreage by county at December 31, 2010.  Net acreage represents our percentage ownership of gross acreage.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
North Dakota	1,711	306	55,862	11,100	57,573	11,406
Montana	—	—	21,174	11,208	21,175	11,208
Montana Heath	—	—	92,402	33,562	92,402	33,562
Montana Natural Gas	—	—	139,732	67,384	139,732	67,384
Colorado	640	320	33,402	8,869	34,042	9,189
Wyoming	—	—	28,559	5,018	28,559	5,018
Total:	2,351	626	371,131	137,141	373,483	137,767

Production History

The following table presents information about our produced oil and gas volumes during the three month and nine month periods ended September 30, 2010, compared to the three month and nine month periods ended September 30, 2009.  As of September 30, 2010, we were selling oil and natural gas from a total of two gross wells (approximately 0.16 net wells), compared to zero gross wells (0.00 net wells) at September 30, 2009.  All data presented below is derived from accrued revenue and production volumes for the relevant period indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Production:
Oil (Bbl)	3,707	—	6,365	—
Natural Gas (Mcf)	3,341	—	3,341	—
Barrel of Oil Equivalent (Boe)	4,264	—	6,922	—

Average Sales Prices:
Oil (per Bbl)	67.23	—	68.22	—
Effect of settled oil hedges on average price (per Bbl)	0.00	0.00	0.00	0.00
Oil net of settled hedging (per Bbl)	67.23	—	68.22	—
Natural Gas and Other Liquids (per Mcf)	4.80	—	4.80	—
Effect of natural gas hedges on average price (per Mcf)	0.00	0.00	0.00	0.00
Natural gas net of hedging (per Mcf)	4.80	—	4.80	—

Average Production Costs:
Oil (per Bbl)	2.12	—	2.34	—
Natural Gas (per Mcf)	0.40	—	0.40	—
Barrel of Oil Equivalent (Boe)	2.15	—	2.35	—

Depletion of oil and natural gas properties

Our depletion expense is driven by many factors, including certain exploration costs involved in the development of producing reserves, production levels and estimates of proved reserve quantities and future developmental costs.  We were in the development stage prior to the current year and as such, we have not obtained an independent engineering reserve report to calculate its depletion rate.  Until we obtain an independent engineering reserve report for the year ended December 31, 2010, an estimated depletion rate based on an average of other Bakken producing peers will be used to estimate depletion expenses for interim periods.  The following table presents our depletion expenses for the three month and nine month periods ended September 30, 2010 compared to the three month and nine month periods ended September 30, 2009.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Depletion of oil and natural gas properties	$101,000	$—	$171,500	$—

Productive Oil Wells

The following table summarizes gross and net productive oil wells by state at September 30, 2010 and September 30, 2009.  A net well represents our percentage ownership of a gross well.  No wells have been permitted or drilled on any of our Big Snowy Joint Venture acreage in Montana.    The following table also does not include wells that were awaiting completion, in the process of completion or awaiting flow back subsequent to fracture stimulation.

	September 30,
	2010		2009
	Gross	Net	Gross	Net
North Dakota	2	0.16	0	0
Montana	0	0	0	0
Montana Heath	0	0	0	0
Montana Natural Gas	0	0	0	0
Colorado	0	0	0	0
Wyoming	0	0	0	0
Total:	2	0.16	0	0

Exploratory Oil Wells

Voyager is participating with a 50% working interest in three exploratory oil wells in the Denver-Julesberg Basin of Colorado with drilling partner Slawson Exploration, Inc. As of September 30, 2010, the three wells were in various stages of completion and the costs incurred are included in unevaluated oil and gas properties on our balance sheet. As of September 30, 2010, none of the wells were included on the productive oil well table.

	September 30,
	2010		2009
	Gross	Net	Gross	Net
North Dakota	0	0	0	0
Montana	0	0	0	0
Montana Heath	0	0	0	0
Montana Natural Gas	0	0	0	0
Colorado	3	1.50	0	0
Wyoming	0	0	0	0
Total:	3	1.50	0	0

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2010 with the Three and Nine Months Ended September 30, 2009

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009

Revenues	$265,229	$—	$450,274	$—

Operating Expenses:
Production Expenses	$4,994	$	$5,690	—
Production Taxes	3,173	—	9,011	—
General and Administrative Expense	580,934	14,313	1,276,644	15,386
Depletion of Oil and Gas Properties	101,000	—	171,500	—
Depreciation and Amortization	732	—	2,197	—
Accretion of Discount on Asset Retirement Obligation	63	—	104	—
Total Operating Expenses	690,896	14,313	1,465,146	15,386

Loss From Operations	(425,667)	(14,313)	(1,014,872)	(15,386)

Other Income (Expense):	(68,363)	895	(795,156)	2,916

Loss Before Income Taxes	(494,030)	(13,418)	(1,810,028)	(12,470)

Provision for Income Taxes	16,319	—	48,930	—

Net Loss	$(510,340)	$(13,418)	$(1,858,958)	$(12,470)

During the three months ended September 30, 2010, we continued to acquire oil and gas properties, in the Williston Basin Bakken play.  As of September 30, 2010, we had acquired approximately 21,436 net mineral acres in the Williston Basin. 3,569 acres were acquired in the three months ended September 30, 2010.

We reported initial production on our first Bakken well in February 2010 and initial production on a second well in June 2010. We have elected to participate in the drilling of 23 gross oil wells in 2010, primarily in McKenzie, Mountrail and Williams Counties of North Dakota, and Roosevelt and Richland Counties of Montana.

Revenues

We recognized $265,229 and $450,274 in revenues from sales of oil and natural gas for the three and nine months ended September 30, 2010, compared to $0 for the three and nine months ended September 30, 2009.  These increases in revenue are due primarily to our participation and initial production in our second Bakken well, which was completed in June 2010. We report our revenues on wells in which we have a working interest based on information received from operators.  The recognition of revenues in this manner is in accordance with generally accepted accounting principles. For the period ended September 30, 2010, we reported interest in the production from two gross wells, 0.16 net wells. The proved reserves related to these wells are not material and it was not practical to obtain the reserves for 0.16 net wells non-operating interest.

General and Administrative Expense

We recognized $580,934 and $1,276,644 in General and Administrative Expense for the three and nine months ended September 30, 2010 compared to $14,313 and $15,386 for the three and nine months ended September 30, 2009.  This increase resulted from $197,137 and $661,719 of share-based compensation for the three and nine months ended September 30, 2010, compared to $0 for the three and nine months ended September 30, 2009, relocation of the corporate headquarters to Billings, Montana, increased acquisition activity outside of the joint venture agreements, depletion of oil and gas properties, expenses associated with the Merger on April 16, 2010 and the addition of a salaried officer.

Depreciation Expense

We recognized $732 and $2,197 in depreciation expense for the three and nine months ended September 30, 2010, compared to $0 for the three and nine months ended September 30, 2009.  This increase resulted from depreciation of property acquired in December 2009.

Net loss

We had a net loss of $510,340 and $1,858,958 (representing ($0.01) and ($0.05) per share, respectively) for the three and nine months ended September 30, 2010, compared to net loss of $13,418 and $12,470 for the three and nine months ended September 30, 2009.  Total operating expenses were $690,896 and $1,465,146 for the three and nine months ended September 30, 2010, compared to operating expenses of $14,313 and $15,386 for the three and nine months ended September 30, 2009.  This increase in expenses resulted from $197,137 and $661,719 of share-based compensation for the three and nine months ended September 30, 2010, compared to $0 for the three and nine months ended September 30, 2009, relocation of the corporate headquarters to Billings, Montana, increased acquisition activity outside of the joint venture agreements, depletion of oil and gas properties, the merger on April 16, 2010 and the addition of a salaried officer.

Liquidity and Capital Resources

Senior Secured Note Offering

On September 22, 2010, we received aggregate commitments for a $15,000,000 loan in the form of 12.00% Senior Secured Promissory Notes provided by certain accredited investors for the purpose of financing future drilling and development activities.  Proceeds from the Notes will be used primarily to fund developmental drilling on our significant acreage positions targeting the Denver-Julesberg Basin Niobrara formation through our joint venture with Slawson Exploration and the Williston Basin Bakken/Three Forks.

The Notes bear interest at the rate of 12.00% per annum and are payable monthly beginning on October 1, 2010.  All principal will be due and payable on the ultimate maturity date of the Notes.

Pursuant to the Notes, the Investors will also have a first priority security interest on all of our assets, on a pari passu basis with each other.

The Notes mature one year from their date of issuance, with an optional one-year extended term and will be subject to the usual and customary financial covenants.  In order to enter the extension term, the Company is required to pay an extension payment equal to two percent (2%) of the principal amount.

We may pre-pay the Notes at a price of one hundred two percent (102%) of face value during the initial twelve months, and may pre-pay the Notes at any time without penalty during the extended term.

The Notes yielded cash proceeds of $14,775,000 net of fees.  We paid a success fee equal to one percent (1.0%) of the proceeds raised from the Notes to unrelated finders.

Cash and Cash Equivalents

Our total cash resources, excluding short-term investments, as of September 30, 2010 were $13,939,894, compared to $691,263 as of December 31, 2009. The increase in cash balance was primarily attributable to the Merger on April 16, 2010 described in Note 15 in the footnotes to the financial statements and the senior secured note offering on September 22, 2010 described in Note 9 in the footnotes of the financial statements.

Net Cash Provided by (Used In) Operating Activities

Net cash provided by (used in) operating activities was $3,688 and $(1,095,753) for the three and nine months ended September 30, 2010 compared to $(99,949) and $(99,001) for the three and nine months ended September 30, 2009.  The net cash used in operating activities makes up a portion of our net loss during the three and nine months ended September 30, 2010.

Net Cash Used In Investment Activities

Net cash provided by (used in) investment activities was $(13,234,207) and $(1,234,736) for the three and nine months ended September 30, 2010 compared to $(929,495) and $(1,759,864) for the three and nine months ended September 30, 2009.  Cash provided by investing activities is primarily attributable to cash received from the merger described in Note 15 in the footnotes to the financial statements.  Cash used in investment activities is primarily attributable to the purchase of oil and gas properties in the Williston and Denver-Julesberg Basins, as well as the increase of prepaid drilling costs paid during the quarter.

Net Cash Provided by Financing Activities

Net cash provided by (used in) financing activities was $14,775,000 and $15,579,120 for the three and nine months ended September 30, 2010 compared to $1,830,498 and $2,518,998 for the three and nine months ended September 30, 2009.  Net cash provided by financing activities is primarily attributable to proceeds from the issuance of senior secured promissory notes described in Note 9 in the footnotes to the financial statements.

Adequacy of Capital Resources

With the addition of capital achieved through the issuance of senior secured notes, we believe we have sufficient capital to meet our drilling commitments and expected general and administrative expenses through approximately the second quarter of 2011. Any strategic acquisition of assets may require us to access the capital markets.  We may also choose to access the equity capital markets to fund accelerated or continued drilling at the discretion of management and depending on prevailing market conditions.  We will evaluate any potential opportunities for acquisitions as they arise.  Given our non-leveraged asset base and anticipated growing cash flows, we believe we are in a position to take advantage of any appropriately priced sales that may occur.  However, additional capital may not be available to us on favorable terms or at all.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial conditions and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP.  The preparation of these financial statements required us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses.  On an ongoing basis, we evaluate these estimates and judgments, including those described below.  We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results and experiences may differ materially from these estimates.

While our significant accounting policies are more fully described in notes to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we used in the preparation of our financial statements.

Stock-Based Compensation

We have accounted for stock-based compensation under the provisions of FASB Accounting Standards Codification (ASC) 718-10-55 (Prior authoritative literature: FASB Statement 123(R), Share-Based Payment).  This statement requires us to record any expense associated with the fair value of stock-based compensation.  We used the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Full Cost Method

We follow the full cost method of accounting for oil and gas operations whereby all costs related to the exploration and development of oil and gas properties are initially capitalized into a single cost center (“full cost pool”).  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisitions, and exploration activities.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs.  A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  There were no property sales for the period ended September 30, 2010 and for the years ended December 31, 2009 and 2008.

Capitalized costs associated with impaired properties and capitalized cost related to properties having proved reserves, plus the estimated future development costs and asset retirement costs under FASB ASC 410-20-25 (Prior authoritative literature:, FASB Statement 143, Accounting for Asset Retirement Obligations) will be depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers.  We have engaged independent petroleum engineers to prepare a report estimating our proved reserves as of December 31, 2010.  Prior to receiving such report, we calculate depletion expense based on the depletion expense as a percentage of revenues reported by selected Peer Companies, each of whom also follow the full cost method of accounting and calculate depletion expense using the unit-of-production method.  The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations. As of September 30, 2010, we included $8,280 of costs related to top lease impairment which costs are subject to the depletion calculation.

Capitalized costs of oil and gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved oil and gas reserves plus the cost of unevaluated properties (adjusted for related income tax effects).  Should capitalized costs exceed this ceiling, impairment is recognized.  The present value of estimated future net cash flows is computed by applying the 12-month average price of oil and natural gas based on the prices in effect at the beginning of each month to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.  Such present value of proved reserves’ future net cash flows excludes future cash outflows associated with settling asset retirement obligations that have been accrued on the Balance Sheet.  Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense.

Joint Ventures

Our financial statements as of and for the periods ended September 30, 2010 and September 30, 2009 and as of December 31, 2009 include the accounts and the proportionate share of the assets, liabilities, and results of operations of the joint ventures in which we were involved.

Cautionary Factors That May Affect Future Results

This prospectus contains so-called “forward-looking statements,” all of which are subject to risks and uncertainties.  One can identify these forward-looking statements by their use of words such as “expects,” “plans,” “estimates,” “forecasts,” “projects” and other words of similar meaning, including statements related to our beliefs and intentions with respect to our growth strategy, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital.  One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward-looking statements, including those factors set forth under “Risk Factors” in this prospectus.  These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not.  No forward-looking statement can be guaranteed and actual future results may vary materially.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and position(s) as of December 31, 2010:

Name	Age	Position
James Russell (J.R.) Reger	35	Chief Executive Officer, Director
Mitchell R. Thompson	29	Chief Financial Officer, Director
Lyle Berman	68	Director; Chairman of the Board
Terry Harris	47	Director
Joseph Lahti	49	Director
Steve Lipscomb	48	Director
Myrna Patterson McLeroy	72	Director
Loren J. O’Toole II	53	Director
Josh Sherman	35	Director

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified.  Officers serve at the discretion of the Board of Directors.

James Russell (J.R.) Reger was the Chief Executive Officer of Plains Energy Investments, Inc. since December 31, 2009 and has been our Chief Executive Officer and a director since the merger on April 16, 2010.  Mr. Reger was born and raised in Billings, Montana and is the fourth generation in a family of oil and gas explorers and developers dating back more than 60 years.  Mr. Reger’s great-grandfather was Vice President of Land for Mobil Oil’s Rocky Mountain operations. His grandfather, Jim Reger, co-founded the exploration firm of Norsworthy & Reger.  From May 2004 to July 2006, Mr. Reger developed leaseholds as a Principal of Reger Oil, LLC based in Billings, Montana.  From August 2006 to December 31, 2009, Mr. Reger was the President of South Fork Exploration, a mineral leasing company in Billings, Montana with experience and interests in Montana and North Dakota.  Mr. Reger holds a B.A. in Finance from Baylor University in Waco, Texas.  We believe Mr. Reger’s qualifications to sit on our Board include his extensive experience in our core business of oil and gas exploration and production.

Mitchell R. Thompson was the Chief Financial Officer of Plains Energy Investments, Inc. since December 1, 2009 and has been our Chief Financial Officer since the merger on April 16, 2010 and a director since January 7, 2011.  From November 2008 to December 1, 2009, Mr.  Thompson was with Anderson ZurMuehlen & Co. in Billings, Montana where he was an assurance manager. From September 2004 to November 2008, Mr. Thompson held positions as a senior associate with Grant Thornton in Minneapolis.  He has been a licensed CPA since 2006 and brings a great deal of experience in financial reporting, internal control and corporate tax.  Mr. Thompson holds a B.S. and Master’s in Accounting from Montana State University.  We believe Mr. Thompson’s qualifications to sit on our Board include his experience in financial reporting, internal controls and corporate tax.

Lyle Berman has been Chairman of the Board of Voyager since its inception in March 2002 and Executive Chairman since April 1, 2005. Mr. Berman served as Voyager’s Chief Executive Officer from February 25, 2004 until April 1, 2005.  Since January 1999, Mr. Berman has served as the Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. (“Lakes”), a publicly-held company that develops and manages Indian-owned casinos. From November 1999 until May 2000, Mr. Berman served as President of Lakes. Mr. Berman served as the Chairman of the Board of Directors of Grand Casinos, Inc. from October 1991 through December 1998.  Mr. Berman served as Chief Executive Officer of Rainforest Cafe, Inc. from February 1993 until December 2000.  We believe Mr. Berman’s qualifications to sit on our Board include his decades of experience in owning, operating and managing a wide variety of companies both large and small, public, and private, in industries as diverse as gaming, television production, restaurants and apparel.

Terry Harris is a Williston Basin Geologist.  Mr. Harris has a BA degree in Geology from the University of North Dakota (1985), a Master’s degree in Geology from the University of New Orleans (1989) and has been working as a consulting geologist in the Williston Basin since 1989. He has been the President of a number of private companies involved in the oil and gas exploration industry.  Mr. Harris has been the President of Pradera Del Ridge, Inc. since 2001, the President of Turm Oil, Inc since 2001, and the President of Twin City Technical, LLC since 2003.  We believe Mr. Harris’ qualifications to sit on our Board include his geological expertise, his knowledge of the Williston Basin and his experience running oil and gas exploration companies.

Joseph Lahti is a Minneapolis native and leader in numerous Minnesota business and community organizations. As principal of JL Holdings since 1989, Joe has provided funding and management leadership to several early-stage or distressed companies. We believe Mr. Lahti’s qualifications to sit on our Board of Directors include his experience serving on the board of directors of other publicly-traded companies. Within the past five years Mr. Lahti served on the board of directors of Zomax Inc., and more than five years ago Mr. Lahti served on the board of directors of Shuffle Master, Inc. Mr. Lahti currently serves on the board of directors of PokerTek, Inc., a publicly-traded company. Through his public company Board experience, he has participated on, and chaired, both Audit and Compensation Committees.

Steve Lipscomb has been a Director of Voyager since April 16, 2010. Mr. Lipscomb was Voyager’s Chief Executive Officer from April 1, 2005 until April 16, 2010, its President from its inception (in March 2002) until April 16, 2010 and its founder since its inception.  Mr. Lipscomb previously served as Chief Executive Officer of Voyager’s predecessor company, World Poker Tour, LLC, from March 2002 until February 24, 2004. Mr. Lipscomb is the creator and Executive Producer of the World Poker Tour television series.  Prior to forming World Poker Tour, LLC, Mr. Lipscomb was an independent producer through his company, Lipscomb Entertainment, producing and directing award-winning television shows and films.  We believe Mr. Lipscomb’s qualifications to sit on our Board include his experience owning and operating his own film and television production company, as well as his eight years of experience as a senior executive of Voyager.

Myrna Patterson McLeroy has extensive experience in the oil, gas and energy industries.  In 1986 Ms. Patterson McLeroy started the McLeroy Land Group which is a client-centered brokerage firm specializing in all land related matters within a variety of industries including oil and gas, and has served in various capacities with McLeroy Land Group since its founding.  We believe that Ms. Patterson McLeroy’s qualifications to sit on our Board include her extensive brokerage and industry experience in land related matters.

Loren J. O’Toole II has been a licensed attorney since 1981 in the O’Toole law firm of Plentywood, Montana.  Mr. O’Toole has almost 30 years of experience in advising companies on various corporate matters, including those involved in the oil and gas exploration industry.  Mr. O’Toole graduated from the Georgetown University Law Center.  We believe Mr. O’Toole’s qualifications to sit on our Board include his legal background in advising companies in the oil and gas industry, and the legal issues of companies doing oil and gas exploration in Montana and North Dakota.

Josh Sherman has been a director of Voyager since November 2010.  Mr. Sherman is a partner at Opportune, LLP, an independent consultancy focused on the energy industry.  Since January 2008, Mr. Sherman has been the partner in charge of the Complex Reporting Group of Opportune in Houston and Denver and previously held the title of managing director from June 2006 through December 2007. Mr. Sherman has over 12 years of experience with the technical aspects of financial reporting, SEC filings and financial due diligence assistance.  Prior to working with Opportune, Mr. Sherman was employed as a director with Sirius Solutions LLLP, where he provided energy consulting services from September 2002 to June 2006.  Mr. Sherman worked in the audit and global energy markets departments with Deloitte & Touche from January 1997 to August 2002, where he managed the audits of regulated gas and electric utilities, independent power producers and energy trading entities.  A Certified Public Accountant and a member of the American Institute of Certified Public Accountants, Mr. Sherman holds a BBA and a Masters in Accountancy from the University of Texas.

EXECUTIVE COMPENSATION

Summary Compensation Table for Voyager, Inc.

The following table provides information regarding the compensation earned during fiscal 2010 and fiscal 2009 by the named executive officers of Voyager.  Aside from Mr. Lipscomb, no executive officer of Voyager earned more than $100,000 in total compensation for fiscal 2010:

Name and Principal Position	Year	Salary		Bonus	Option Awards (1)		All Other Compensation		Total
Steven Lipscomb	2010	$51,923	(3)	—	—		$298,364	(2)	$350,287
Founder, Chief Executive Officer, President and Secretary	2009	$300,000		$—	$612,384	(4)	$471,563	(5)	$1,383,947

(1)                                  Amounts calculated based on the fair value of options granted in each such year, utilizing the provisions of FASB ASC Topic 718.

(2)                                  The amounts represent severance payments to Mr. Lipscomb in conjunction with the merger on April 16, 2010.

(3)                                  Mr. Lipscomb resigned from his positions with Voyager in conjunction with the merger with the Company on April 16, 2010.  Amounts represent payment for the January 3 – April 16, 2010 period.

(4)                                  Mr. Lipscomb exchanged 600,000 fully vested stock options with an exercise price of $8.00 that were issued on August 9, 2004 for 500,000 options with an exercise price of $0.49. In accordance with FASB ASC Topic 718, the 2009 amount includes the incremental fair value of the repriced award.

(5)                                  This amount represents a bonus payment made to Mr. Lipscomb pursuant to an incentive arrangement approved by Voyager’s Board resulting from a change in control of Voyager pursuant to the Peerless Transaction.

Summary Compensation Table for the Company

The following table provides information regarding the compensation earned during fiscal 2010 and fiscal 2009 by the named executive officers of the Company:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Option Awards(2)		Total
James Russell (J.R.) Reger	2010	$—	$—	$—		$—		$—
Chief Executive Officer	2009	$—	$—	$510,000	(3)	$806,649	(4)	$1,316,649
Mitchell R. Thompson	2010	$70,000	$—	$—		$—		$70,000
Chief Financial Officer	2009	$—	$5,833	$76,500	(5)	$159,513	(6)	$241,846

(1)                                  All calculations in this table reflect a 3-for-1 stock split which occurred on January 25, 2010.

(2)                                  Amounts calculated based on the fair value of options granted in each such year, utilizing the provisions of FASB ASC Topic 718.

(3)                                  Mr. Reger received 600,000 shares of the Company’s common stock as compensation in 2009, of which 450,000 shares are restricted shares subject to vesting requirements.

(4)                                  Mr. Reger received a warrant with a ten-year term on December 1, 2009, to purchase 1,500,000 shares of the Company’s common stock.  The warrant is subject to vesting requirements.

(5)                                  Mr. Thompson received 90,000 shares of the Company’s common stock as compensation in 2009, all of such shares are restricted shares subjection vesting requirements.

(6)                                  Mr. Thompson received a warrant with a ten-year term on December 1, 2009, to purchase 300,000 shares of the Company’s common stock.  The warrant is subject to vesting requirements.

Voyager Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information about the value of all unexercised options previously awarded to named executive officers of Voyager at December 31, 2010.  The number of options held at December 31, 2010 consists of options granted under the Voyager 2004 Stock Incentive Plan.

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price	Option Expiration Date
Steven Lipscomb	125,000	None	$0.49	1/20/2019	(1)

(1)                                  Granted February 20, 2009.  In connection with the Merger, Voyager agreed that Mr. Lipscomb be given three years, instead of three months as was set forth in the Option Agreement, to exercise these options following the termination of his employment with Voyager.

The Company’s Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of December 31, 2010:

	Option Awards					Stock awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price	Option Expiration Date		Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)
James Russell (J.R.) Reger	None	1,302,542	$0.98	12/31/2019	(1)	390,763	(2)	547,068
Mitchell R. Thompson	None	260,509	$0.98	12/1/2019	(3)	78,153	(4)	109,414

(1)                                  Pursuant to an employment agreement, the Company granted Mr. Reger a warrant to acquire 500,000 shares of the Company’s common stock on December 31, 2009, which was subsequently increased to 1,500,000 shares pursuant to the 3-for-1 stock split effected by the Company on January 25, 2010.  Pursuant to the terms of the Merger, Voyager replaced the original warrant granted to Mr. Reger with a warrant to acquire 1,302,542 shares of Voyager common stock at an exercise price of $0.98 per share of common stock.

(2)                                  Pursuant to an employment agreement, the Company granted Mr. Reger 150,000 shares of the Company’s common stock which were restricted on December 31, 2009.  The number of shares was subsequently increased to 450,000 as a result of the 3-for-1 stock split effected by the Company on January 25, 2010.  Pursuant to the terms of the Merger, Voyager replaced the original restricted stock agreement with Mr. Reger with a restricted stock agreement setting forth the rights and restrictions with respect to 390,763 shares of Voyager common stock.

(3)                                  Pursuant to an employment agreement, the Company granted Mr. Thompson a warrant to acquire 100,000 shares of the Company’s common stock on December 1, 2009, which was subsequently increased to 300,000 shares pursuant to the 3-for-1 stock split effected by the Company on January 25, 2010.  Pursuant to the terms of the Merger, Voyager replaced the original warrant granted to Mr. Thompson with a warrant to acquire 260,509 shares of Voyager common stock at an exercise price of $0.98 per share of common stock.

(4)                                  Pursuant to an employment agreement, the Company granted Mr. Thompson 30,000 shares of the Company’s common stock which were restricted on December 11, 2009.  The number of shares was subsequently increased to 90,000 as a result of the 3-for-1 stock split effected by the Company on January 25, 2010.  Pursuant to the Merger, Voyager replaced the original restricted stock agreement with Mr. Thompson with a restricted stock agreement setting forth the rights and restrictions with respect to 78,153 shares of Voyager common stock.

Employment Agreements

James Russell Reger was engaged to serve as the Chief Executive Officer of the Company pursuant to an employment agreement dated December 31, 2009.  Pursuant to the employment agreement and in lieu of an annual salary, the Company granted Mr. Reger 600,000 shares of the Company’s common stock.  Pursuant to the Merger, the 600,000 shares of the Company’s common stock were exchanged for 521,017 shares of Voyager common stock, 130,254 of which vested immediately, and 390,763 of which are subject to vesting restrictions.  Additionally, the Company granted Mr. Reger a warrant to purchase 1,500,000 shares of the Company’s common stock.  Pursuant to the Merger, the warrant to purchase 1,500,000 shares of the Company’s common stock were exchanged for a warrant to purchase 1,302,542 shares of Voyager common stock.  As a result of the Merger, Voyager and Mr. Reger entered into an amended and restated employment agreement for Mr. Reger to serve as the Chief Executive Officer.

Mitchell R. Thompson was engaged to serve as the Chief Financial Officer of the Company pursuant to an employment agreement dated December 1, 2009.  Pursuant to the employment agreement, the Company paid Mr. Thompson an annual salary of $70,000 and Mr. Thompson was eligible to receive bonuses as determined by the Board of Directors of the Company.  Pursuant to the employment agreement, the Company granted Mr. Thompson 90,000 shares of the Company’s common stock.  Pursuant to the Merger, the 90,000 shares of the Company’s common stock were exchanged for 78,153 which are subject to vesting restrictions.  Additionally, the Company granted Mr. Thompson a warrant to purchase 300,000 shares of the Company’s common stock.  Pursuant to the Merger, the warrant to purchase 300,000 shares of the Company’s common stock were exchanged for a warrant to purchase 260,509 shares of Voyager common stock.  As a result of the Merger, Voyager and Mr. Thompson entered into an amended and restated employment agreement for Mr. Thompson to serve as the Chief Financial Officer.

Severance and Change in Control Arrangements

Pursuant to their respective employment agreements, Mr. Reger and Mr. Thompson each are entitled to receive accelerated vesting of all shares of restricted stock and all warrants then held by Mr. Reger and Mr. Thompson, respectively, in the event of a change in control of Voyager or termination of employment by Voyager without cause.

DIRECTOR COMPENSATION

The tables below show compensation for our non-employee directors for services as a director of Voyager and of the Company (Voyager following the merger) for the 2010 fiscal year.  Compensation, as reflected in the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future.

The Company

Name (a)	Option Awards ($)		Total ($)
Lyle Berman	$174,555	(b)	$174,555
Terry Harris	$174,555	(b)	$174,555
Joseph Lahti	$174,555	(b)	$174,555
Myma Patterson McLeroy	$174,555	(b)	$174,555
Loren J. O’Toole II	$174,555	(b)	$174,555
Steve Lipscomb	$174,555	(b)	$174,555
Josh Sherman	$349,853	(c)	$349,853

(a)

Our directors receive no fees or cash compensation for their services.  Directors are, however, reimbursed for their actual out-of-pocket expenses associated with attending meetings and carrying out their obligations as directors

(b)

Directors who are employees of our company receive no compensation for their services as director.  On April 21, 2010, each of the outside directors indicated in the table above received an option to purchase 100,000 shares of common stock.  The options vest over a four year period with 25,000 of the options vesting on each anniversary date and are exercisable at $2.76 per share, which represents 100% of the fair market value of our common stock on the date of grant

(c)

On November 12, 2010, the Company’s new outside director indicated in the table above received an option to purchase 100,000 shares of common stock for his service on the Board.  He also received an option to purchase 50,000 shares of common stock for his service as Chairman of the Audit Committee. All of the options vest over a four year period with 37,500 of the options vesting on each anniversary date and are exercisable at $3.70 per share, which represents 100% of the fair market value of our common stock on the date of grant

We account for stock-based compensation under the provisions of FASB ASC 718-10-55.  This statement requires us to record an expense associated with the fair value of stock-based compensation.  We currently use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.

Voyager

For service as a non-employee director in fiscal 2010, prior to the Merger, Voyager paid a fee of $16,250 to its non-employee directors and each was reimbursed for travel and incidental expenses incurred in connection with attending Board meetings.  The Chairman of the Audit Committee and Compensation Committee, Mr. Moberg, received approximately $7,700 in additional compensation for his services as a committee chairman.

Name(a)	Fees Earned or Paid in Cash	Total
Lyle Berman	$16,250	$16,250
Michael Beindorff	$16,250	$16,250
Bradley Berman	$16,250	$16,250
Joseph Carson, Jr.	$16,250	$16,250
Ray Moberg	$23,958	$23,958
Mimi Rogers	$16,250	$16,250

EXPERTS

The audited consolidated financial statements of Voyager for the years ended January 3, 2010 and December 28, 2008 included in our Annual Report on Form 10-K for the year ended January 3, 2010 and included in this prospectus have been audited by Piercy Bowler Taylor & Kern, Certified Public Accountants, an independent registered public accounting firm, as set forth in their report appearing herein.  Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of the Company for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Mantyla McReynolds LLC, an independent registered public accounting firm, as set forth in their report appearing herein.  Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered by the selling stockholders will be passed upon by the law firm of Fredrikson & Byron, P.A., Minneapolis, Minnesota.

FINANCIAL STATEMENTS

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

PLAINS ENERGY INVESTMENTS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-20

Consolidated Balance Sheets as of December 31, 2009 and December 31, 2008	F-21

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 and for the Period from inception (April 18, 2008) through December 31, 2009	F-22

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2009 and 2008 and for the period from inception (April 18, 2008) through December 31, 2009	F-23

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008 and for the period from inception (April 18, 2008) through December 31, 2009	F-24

Notes to Consolidated Financial Statements	F-26

VOYAGER OIL & GAS, INC.

PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

ON FINANCIAL STATEMENTS

Board of Directors

ante4, Inc.

Los Angeles, California

We have audited the accompanying consolidated balance sheets of ante4, Inc., formerly WPT Enterprises, Inc. (the Company) as of January 3, 2010 and December 28, 2008, and the related statements of earnings (loss), comprehensive earnings (loss), stockholders’ equity and cash flows for the years ended January 3, 2010 and December 28, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Accordingly, we express no such opinion.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 3, 2010, and December 28, 2008, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants
Las Vegas, Nevada

April 2, 2010

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Consolidated Balance Sheets

	January 3, 2010	December 28, 2008
	(In thousands, except par value data)
Assets
Current assets:
Cash and cash equivalents	$16,775	$11,497
Investments in debt securities and related put rights	10,817	2,088
Accounts receivable, net of allowances of $46 and $158	747	2,099
Current portion of Peerless Media Ltd. contingent consideration receivable	379	—
Deferred television costs	—	2,285
Other	182	666
Current assets of discontinued operations	—	401
	28,900	19,036

Peerless Media Ltd contingent consideration receivable, net of current portion	7,199	—
Investments in debt securities and put rights	4,770	3,900
Property and equipment, net	27	1,293
Investment in Cecure Gaming	—	1,000
Other	288	537
Long-term assets of discontinued operations	—	115
	$41,184	$25,881

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$307	$487
Accrued payroll and related	12	269
Line of credit	2,549	—
Operating lease reserve	602	456
Royalties payable	415	—
Other accrued expenses	144	693
Deferred revenue	—	1,913
Income taxes payable	575	—
	4,604	3,818

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 21,263 and 20,492 shares issued and outstanding	21	20
Additional paid-in capital	45,927	44,561
Deficit	(9,369)	(22,521)
Accumulated other comprehensive gain	1	3
	36,580	22,063
	$41,184	$25,881

See notes to consolidated financial statements.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Consolidated Statements of Net Earnings (Loss) and Comprehensive Earnings (Loss)

	Year Ended January 3, 2010	Year Ended December 28, 2008
	(In thousands, except per share data)

Revenues:
Television	$11,614	$9,839
ClubWPT	2,016	448
Product licensing	1,406	2,483
Event hosting and sponsorship fees	1,326	1,496
Other	433	1,215
	16,795	15,481

Cost of revenues	5,500	7,250
Gross profit	11,295	8,231

Selling, general and administrative expense	11,828	19,326
Asset impairment and abandonment charges	1,000	1,923
Loss from operations	(1,533)	(13,018)

Other income (expense):
Gain on Peerless Media Ltd. asset sale	16,390	—
Interest	148	962
Other	(141)	11
Earnings (loss) from continuing operations before income taxes	14,864	(12,045)

Income taxes	631	—
Earnings (loss) from continuing operations	14,233	(12,045)

Loss from discontinued operations, net of income taxes (including $306 for shutdown in 2009)	(1,081)	(2,404)
Net earnings (loss)	13,152	(14,449)

Unrealized loss on securities	(2)	(11)
Comprehensive earnings (loss)	$13,150	$(14,460)

Earnings (loss) per common share from continuing operations — basic	$0.69	$(0.58)
Loss per common share from discontinued operations — basic	$(0.05)	$(0.12)
Net earnings (loss) per share — basic	$0.64	$(0.70)

Earnings (loss) per common share from continuing operations — diluted	$0.67	$(0.58)
Loss per common share from discontinued operations — diluted	$(0.05)	$(0.12)
Net earnings (loss) per share — diluted	$0.62	$(0.70)

Weighted-average shares outstanding — basic	20,603	20,603
Common stock equivalents	540	—
Weighted-average shares outstanding — diluted	21,143	20,603

See notes to consolidated financial statements.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Consolidated Statements of Stockholders’ Equity

Years Ended December 28, 2008, and January 3, 2010

					Accumulated
			Additional		Other
	Common Stock		Paid-in		Comprehensive
	Shares	Dollars	Capital	Deficit	Gain (Loss)	Total
	(In thousands)
Balances, December 31, 2007	20,492	$20	$43,833	$(8,072)	$14	$35,795
Common stock issued	—	—	—	—	—	—
Share-based compensation	—	—	728	—	—	728
Other comprehensive loss	—	—	—	—	(11)	(11)
Net loss	—	—	—	(14,449)	—	(14,449)

Balances, December 28, 2008	20,492	20	44,561	(22,521)	3	22,063
Common stock issued	771	1	311	—	—	312
Share-based compensation	—	—	1,055	—	—	1,055
Other comprehensive loss	—	—	—	—	(2)	(2)
Net earnings	—	—	—	13,152	—	13,152

Balances, January 3, 2010	21,263	$21	$45,927	$(9,369)	$1	$36,580

See notes to consolidated financial statements.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Consolidated Statements of Cash Flows

	Year Ended January 3, 2010	Year Ended December 28, 2008
	(In thousands)

Operating Activities:
Net earnings (loss)	$13,152	$(14,449)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	1,081	2,404
Depreciation and amortization	635	707
Share-based compensation	1,055	728
Gain on sale of assets to Peerless Media Ltd	(16,390)	—
Asset impairment and abandonment charges	1,000	1,923
Gain on sale of investment	(2)	(11)
Put rights issued by broker holding ARS portfolio	260	(605)
Impairment of ARS portfolio	(260)	605
Bad debt provision	748	—
Increase in operating (assets) and liabilities:
Accounts receivable	(417)	659
Deferred television costs	595	(41)
Other	749	3
Accounts payable	(180)	(249)
Accrued expenses	(660)	(878)
Deferred revenue	(474)	(957)
Income taxes payable	575	—
Net cash provided by (used in) operating activities of continuing operations	1,467	(10,161)
Net cash used in operating activities of discontinued operations	(565)	(2,649)
Net cash provided by (used in) operating activities	902	(12,810)

Investing Activities:
Purchases of property and equipment	(186)	(538)
Purchases of debt securities	(21,016)	(11,187)
Sales/redemptions of debt securities	11,417	32,370
Transaction termination fee	(1,000)	—
Proceeds from sale of assets to Peerless Media, Ltd.	12,300	—
Net cash provided by investing activities of continuing operations	1,515	20,645
Net cash used in investing activities of discontinued operations	—	(153)
Net cash provided by investing activities	1,515	20,492

Financing Activities:
(Increase) decrease in restricted cash	—	(37)
Proceeds from stock option exercises	312	—
Borrowing from line of credit	2,691	—
Repayments to line of credit	(142)	—
Net cash provided by (used in) financing activities	2,861	(37)

Net increase in cash and cash equivalents	5,278	7,645
Cash and cash equivalents - beginning of year	11,497	3,852
Cash and cash equivalents — end of year	$16,775	$11,497

Supplemental Cash Flow Information:
Cash paid (refunded) for income taxes	$54	$(95)

See notes to consolidated financial statements.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements

1. BUSINESS

ante4, Inc. (formerly WPT Enterprises, Inc.), referred to herein alternatively as “we,” “us,” “our,” or “the Company,” entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated August 24, 2009, with Peerless Media Ltd., a subsidiary of PartyGaming, PLC (the “Buyer”) pursuant to which we agreed to sell substantially all of our operating assets other than cash, investments and certain excluded assets to Buyer (the “Transaction”).  We closed the Transaction on November 2, 2009.  As a result of closing the Transaction, we no longer operate the Company’s previous business, and plan to use the proceeds of the Transaction to develop or acquire a new business.  In addition, the Company’s name was changed from WPT Enterprises, Inc. to ante4, Inc.

Prior to the Transaction, the Company, together with the subsidiaries through which the Company’s business was conducted (the “Company”), created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. The World Poker Tour® or WPT television series, which is based on a series of high-stakes poker tournaments, currently airs on the Travel Channel and Game Show Network in the U.S., and began airing on Fox Sports Net in January 2009, and has been licensed for broadcast globally. The Company also offered until November 2008 a real-money online gaming website which prohibits wagers from players in the U.S. and other restricted jurisdictions. In addition, the Company licensed the World Poker Tour brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and was engaged in the sale of corporate sponsorships.

The Game Show Network (“GSN”) licensed Season Six of the WPT and represented 0% and 35% of the Company’s total revenue in 2009 and 2008, respectively. Fox Sports Net (“FSN”) was broadcasting Season Seven of the WPT television series in 2009 and FullTiltPoker.net was the sponsor of the television series in the U.S. and Mexico.  FullTiltPoker.net represented 13% and 0% of the Company’s total revenue for 2009 and 2008, respectively.  Party Gaming Plc (“Party Gaming”) is one international sponsor of the Season One of the PPT and Seasons Four through Six of the WPT. Party Gaming represented 22% and 19% of the Company’s total revenue in 2009 and 2008, respectively.

Included in accounts receivable at January 3, 2010 is an amount billed to Pokerstars that is 66% of the total balance.  Included in accounts receivable at December 28, 2008 are amounts billed to FullTiltPoker.net, Party Gaming and Hands-On Mobile that are 39%, 24% and 15% of the total balance, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Year End—The Company has a 52- or 53-week accounting period ending on the Sunday closest to December 31 of each year. The Company’s fiscal years for the periods reflected in the accompanying financial statements ended on January 3, 2010 (2009) and December 28, 2008 (2008).

Basis of Presentation and Accounting—The financial statements of the Company include the accounts ofante4, Inc. and its wholly-owned subsidiaries after elimination in consolidation of intercompany accounts and transactions.

The Company has not elected to adopt the option available under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 825, “Financial Instruments,” to measure any of its eligible financial instrument or other items.  Accordingly, the Company continues to measure it all of its assets and liabilities on the historical cost basis of accounting except where carried at estimated fair value under other generally accepted accounting principles and disclosed herein.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the reported amounts. Actual results could differ from those estimates.

Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Investments—Until November 2008, when the Company changed the classification of its investments in auction rate securities (“ARS”) to “trading securities”, all investments in debt securities were held as “available for sale” and stated at fair value (Note 3) with unrealized gains and losses reported as other comprehensive earnings (loss). “Trading securities” are stated similarly at fair value with unrealized gains and losses reported in interest income. Realized gains or losses are determined as of the settlement date on the specific identification cost method. The cost method of accounting is used for investments in which the Company has less than a 20% ownership interest and does not have the ability to exercise significant influence.

Royalty Receivable --- As a result of the Transaction, the Company is entitled to receive, in perpetuity, 5% of gross gaming revenue and 5% of other revenue of the Buyer generated by our former business and assets that was sold to Buyer in the Transaction.  Buyer has guaranteed a minimum payment to us of $3 million for such revenue over the three-year period following the closing of the Transaction.  The Company engaged an outside valuation firm to assist management in determining an estimated fair value of this portion of the purchase price as of November 2, 2009, based on Level 3 inputs (Note 3).  This value is recorded on the balance sheet as of January 3, 2010.

Deferred Television Costs—Deferred television costs as of December 28, 2008, included direct production, overhead and development costs stated at the lower of cost or net realizable value based on anticipated revenue. Production overhead included incremental costs associated with the productions such as office facilities and insurance. Shared facilities costs were allocated to episodes based on headcount. Production overhead insurance costs were allocated to television costs based on number of episodes. Capitalized television production costs for each episode were expensed as revenues were recognized upon delivery and acceptance of the completed episode using the individual-film-forecast-computation method for each season produced.

Property and Equipment—Property and equipment is stated at cost less accumulated depreciation and amortization computed using the straight-line method over the following estimated useful lives, which in the case of leasehold improvements, is limited to the term of the lease:

Furniture and equipment	3-6 years
Software	3 years
Leasehold improvements	3-6 years

Deferred Revenue—Deferred revenue, as of December 28, 2008,  consisted of domestic television and product licensing advances, not yet earned, and host fees and sponsorship payments received prior to the airing of episodes.

Revenue Recognition—Revenue from the distribution of the domestic and international television series was recognized as earned using the following criteria:

•       Persuasive evidence of an arrangement exists;

•       The show/episode is complete, and in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

•       The license period has begun and the customer can begin its exploitation, exhibition or sale;

•       The price to the customer is fixed and determinable; and

•       Collectability is reasonably assured.

Due to restrictions and practical limitations applicable to operating relationships with foreign networks, the Company did not consider collectability of international television license revenues to be reasonably assured, and accordingly, the Company did not recognize such revenue unless payment has been received. The Company presented international distribution license fee revenues net of the distributor’s fees.

Product licensing revenues were recognized when the underlying royalties from the sales of the related products were earned. The Company recognized minimum revenue guarantees, if any, ratably over the term of the license or as earned royalties based on actual sales of the related products, if greater.

Online gaming and nongaming revenues were recognized monthly based on detailed statements received from the online service providers. The Company presented online gaming and nongaming revenues gross of service provider costs (including the service provider’s management fee, royalties and credit card processing that are recorded as cost of revenues) as the Company has the ability to adjust price and specifications of the online websites, the Company bore the majority of the credit risk and the Company was responsible for the sales and marketing of the websites. The Company included certain cash promotional expenses related to free bets, deposit bonuses, prizes and customer chargebacks as direct reductions of revenue. All other promotional expenses were generally recorded as sales and marketing expenses.

Event hosting fees paid by host casinos for the privilege of hosting the events were recognized as the related episodes were aired. Sponsorship revenues were recognized as the episodes that feature the sponsor are aired.

Share-Based Compensation—The Company accounts for share-based compensation in accordance with the Stock Compensation topic of the FASB ASC, which prescribes the accounting for transactions in which an entity exchanges its equity instruments for goods or services.

The Company uses the “modified prospective transition” method, which requires recognition of expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. The Company estimates the fair value of stock option awards on the date of grant using a Black-Scholes option pricing model. The key assumptions included in the Black-Scholes model are as follows:

•       Risk free interest rate—For periods within the expected term of the share option, risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

•       Expected term—Due to the Company’s limited operating history including stock option exercises and forfeitures, the Company calculated expected life using the “Simplified Method” in accordance with the Stock Compensation topic.

•       Expected volatility—As the Company has a relatively short operating history and no definitive peer or peer groups, expected volatility was based on historical volatility of the Company’s stock since it began trading in August 2004.

•       Forfeiture rate—The Company uses historical data to estimate employee departure behavior in estimating future forfeitures.

The value of the portion of the award that is ultimately expected to vest (net of estimated forfeitures) is recognized as expense, using a straight-line method, over the requisite service period.

Continuing vs. Discontinued Operations—Although we sold substantially all of our operating assets in the Transaction during the year ended January 3, 2010, our primary operations prior thereto remain classified as continuing, rather than being retroactively reclassified as discontinued operations, since substantially all of our operating assets cannot qualify as a component of our business.

Earnings (Loss) Per Share— Basic earnings (loss) per common share is calculated by dividing net earnings (loss) by the weighted-average number of common shares outstanding during the period. Shares for certain stock options granted to Company employees are included in the computation after the options have vested when the shares are issuable for minimal cash consideration in relation to the fair value of the options. Diluted earnings per common share is calculated by adjusting weighted-average outstanding shares, assuming the conversion of all potentially dilutive stock options and awards (common stock equivalents). However, common stock equivalents are not included in the calculation of diluted earnings per share for loss periods because the effect is anti-dilutive. There were no common stock equivalents in 2008, the loss period.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS

The carrying value of the Company’s cash and equivalents, accounts receivable, accounts payable and line of credit approximates fair value due to the short period of time to maturity.

As of January 3, 2010, financial assets and liabilities that are carried at estimated fair value consist of the following (in thousands) and are valued based on “Level 1” and “Level 3” inputs as described below:

Description	Level 1	Level 3	Total
Cash and cash equivalents	$16,759	$—	$16,759
Accounts receivable	747	—	747
Corporate preferred securities	8,118	—	8,118
Certificates of deposit	3,531	—	3,531
ARS	—	3,455	3,455
ARS-related put rights	—	345	345
Accounts payable	719		719
Line of credit	2,549		2,549

As of January 3, 2010 and December 28, 2008, investments in debt securities and put rights consist of the following (in thousands):

January 3, 2010

	Cost	Unrealized Gains/(Losses)	Fair Value
Maturity less than 1 year
ARS	$3,455	$—	$3,455
Put rights	345	—	345
Certificates of deposit	7,017	—	7,017
	$10,817	$	$10,817

Longer maturities
Corporate preferred securities	$3,570	$(1)	$3,569
Certificates of deposit	1,201	—	1,201
	$4,771	$(1)	$4,770

December 28, 2008

	Cost	Unrealized Gains/(Losses)	Estimated Fair Value
Maturity less than 1 year (all available for sale)
Short-term municipal bonds	$800	$1	$801
Corporate preferred securities	997	2	999
Certificates of deposit	288	—	288
	$2,085	$3	$2,088

Longer maturities (all trading securities)
ARS	$3,295	$—	$3,295
Put rights	605	—	605
	$3,900	$—	$3,900

Investments in debt securities that are classified as available for sale or trading securities are the only assets or liabilities that the Company is required to measure at their estimated fair value on a recurring basis. The estimated fair value is determined using inputs from among the three levels of the fair value hierarchy set forth in the Fair Value Measurements and Disclosures topic of the FASB ASC as follows:

Level 1 inputs — Unadjusted quoted prices in active markets for identical assets or liabilities, which prices are available at the measurement date.

Level 2 inputs — Include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 inputs — Unobservable inputs that reflect management’s estimates about the assumptions that market participants would use in pricing the asset or liability. Management develops these inputs based on the best information available, including internally-developed data.

In estimating fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. None of the Company’s financial instruments are measured based on Level 2 inputs.

For financial assets that utilize Level 1 inputs, the Company utilizes direct observable price quotes in active markets for identical assets. Due to the lack of observable market quotes on the Company’s auction rate securities (“ARS”) portfolio and related put rights, the Company utilizes valuation models that rely exclusively on Level 3 inputs including those that are based on management’s estimates of expected cash flow streams and collateral values, default risk underlying the security, long term broker credit rating, discount rates and overall capital market liquidity. The valuation of the Company’s ARS portfolio and related put rights is subject to uncertainties that are difficult to predict. Factors that may impact the estimated fair value include changes to credit ratings of ARS as well as to the assets collateralizing the securities, rates of default of the underlying assets and collateral value, broker default risk, discount rates, and evolving market conditions affecting the liquidity of ARS.

The following table summarizes activity in the Company’s ARS portfolio and put rights (in thousands):

Description	ARS	Put Rights	Total
Balance — December 30, 2007	$7,825	$—	$7,825
Put rights issued by broker holding ARS portfolio, included in earnings	—	605	605
Impairment of ARS portfolio, included in earnings	(605)	—	(605)
Settlements, net of purchases	(3,925)	—	(3,925)
Balance — December 28, 2008	3,295	605	3,900
Change in value of put rights, included in earnings	—	(260)	(260)
Change in value of ARS portfolio, included in earnings	260		260
Settlements, net of purchases	(100)	—	(100)
Balance — January 3, 2010	$3,455	$345	$3,800

In November 2008, the Company accepted an offer from UBS AG (“UBS”), that created new rights and obligations related to the ARS portfolio (the “Put Rights”). The Put Rights permit the Company to require UBS to purchase the ARS at par value, at any time during the period of June 30, 2010 through July 2, 2012. UBS also has the right, in its discretion, to purchase or sell the ARS at any time until July 2, 2012, so long as par value is received. The Company expects to sell the ARS under the Put Rights. However, if the Put Rights are not exercised before July 2, 2012 they will expire and UBS will have no further obligation to buy the ARS.

UBS’s obligations under the Put Rights are not secured by its assets and do not require UBS to obtain any financing to support its performance obligations under the Put Rights. UBS has disclaimed any assurance that it will have sufficient financial resources to satisfy its obligations under the Put Rights and UBS’s obligations are not guaranteed by any other party.

The Put Rights represent an asset that is separate from the ARS. The Company initially recorded $605,000 as the fair value of the Put Rights asset in interest income. The Company also elected to measure the Put Rights at fair value under the “Financial Instruments” topic of the FASB ASC. As a result, unrealized gains and losses are included in interest income and the value of the Put Rights decreased by decreased by $260,000 in 2009.

In connection with the acceptance of the UBS offer in November 2008, the Company transferred the ARS from investments available-for-sale to trading securities in accordance with the Investments topic of the FASB Accounting Standards Codification. The transfer to trading securities reflects management’s intent to exercise the Put Rights during the period June 30, 2010 to July 3, 2012. Prior to the agreement with UBS, the Company’s intent was to hold the ARS until the market recovered. At the time of transfer, the $605,000 unrealized loss on ARS was included in accumulated other comprehensive gain (loss). Upon transfer to trading securities, the Company recognized a $605,000 reduction in interest income. Unrealized gains and losses are included in interest income and the value of the ARS portfolio increased by $260,000 in 2009. Prior to accepting the UBS offer, the ARS were recorded as investments available-for-sale.

UBS has provided the Company with a line of credit, secured by ARS held by UBS, equal to 75% of the estimated fair value of the ARS held by UBS. Interest is charged at the lower of 30-day LIBOR plus 150 to 275 basis points or the actual interest earned by the ARS. As of January 3, 2010, the amount owed on the line of credit is $2,549,000.

4. DEFERRED TELEVISION COSTS

As of December 28, 2008, deferred television costs consist of the following (in thousands):

In-production	$1,673
Development and pre-production	289
$1,962

5. PROPERTY AND EQUIPMENT

As of January 3, 2010 and December 28, 2008, property and equipment consists of the following (in thousands):

	2009	2008
Furniture and equipment	$19	$1,767
Leasehold improvements	64	701
Software	—	989
Construction in progress	—	204
	83	3,661
Less: accumulated depreciation and amortization	(56)	(2,253)
Property and equipment, net	$27	$1,408

6. ASSET IMPAIRMENT, ASSET ABANDONMENT AND INVESTMENT SALE

We recorded a $1,923,000 impairment charge for its  8% interest  in Cecure Gaming, a developer and operator of mobile phone casino games, in the third quarter of 2008 related to difficulties Cecure is having in obtaining working capital to finance their business development that resulted in a significant reduction in staffing. Cecure’s financing difficulties continued into 2009, and the Company recorded an additional $1,000,000 impairment charge in the first quarter of 2009.  This investment was measured at implied fair value resulting in an other-than-temporary impairment charge calculated using financial metrics and ratios of comparable public companies and Level 3 inputs, due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of this investment.

7. RELATED PARTY TRANSACTIONS

Through November 1, 2009, the Company licensed the World Poker Tour name and logo to Lakes Entertainment, Inc. (“Lakes”), which was the Company’s majority owned stockholder until November 2008. The Company was entitled to receive the greater of minimum annual royalty payments or 10% of the gross revenue received by Lakes from its sale or lease of the Lakes-developed game that used the World Poker Tour name and logo. During 2009 and 2008, the Company received $15,000 and $10,000, respectively, in such royalty payments.

8. DISCONTINUED WPT CHINA OPERATIONS

In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in that business was greater than the Company was willing to expend. In March 2009, the Company shut down the operations of WPT China while continuing to look for a strategic partner to acquire the WPT China assets. The financial results of WPT China have been reclassified as discontinued operations.

The Company incurred $306,000 of costs to shutdown the WPT China business during 2009, consisting of $30,000 of employee severance, $170,000 of contract termination costs and $106,000 of software write down costs.

Summarized operating results information for the WPT China business is as follows (in thousands):

	2009	2008
Loss before income taxes	$(1,113)	$(2,404)
Income tax (benefit)	(32)	—
Loss from discontinued operations	$(1,081)	$(2,404)

Summarized balance sheet information for the WPT China business is as follows (in thousands):

	January 3, 2010	December 28, 2008
Cash and cash equivalents	$—	$168
Other current assets	—	233
Property and equipment, net	—	115

9. INCOME TAXES

The federal, state and foreign income tax provision (benefit) for the year ended January 3, 2010 (none for 2008),  is summarized as follows (in thousands):

Current:
Federal	$147
State	484
Foreign	—
631
Deferred:
Federal	—
State	—
—
$631

Earnings (loss) from domestic and foreign operations are summarized as follows (in thousands):

	2009	2008
Earnings (loss) before income taxes:
Domestic	$14,233	$(9,845)
Foreign	(1,081)	(4,604)
	$13,152	$(14,449)

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to earnings (loss) before income taxes is as follows (in thousands):

	2009		2008
Statutory federal tax rate	$4,688	34.0%	$(4,913)	(34.0)%
State taxes, net of federal benefit	484	3.5	(858)	(5.9)
Foreign operating losses	251	1.8	1,839	12.7
Other, net	254	1.8	114	0.8
AMT liability	147	1.1
Increase (decrease) in valuation allowance	(5,193)	(37.7)	3,818	26.4
Effective tax rate	$631	4.5%	—	—%

At January 3, 2010, the Company has federal and state net operating loss carryforwards of $8.7 and $20.1 million, respectively. Included in these amounts are $3.7 million of deductions related to stock option exercises that will increase additional paid-in capital when realized. These federal and state net operating loss carryforwards expire through 2023 and 2018, respectively. The Company reviewed the tax positions taken in income tax returns that are subject to audit and is not aware of any significant uncertain tax positions in those income tax returns.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	2009	2008
Deferred Tax Assets:
Current:
Stock-based compensation	$227	$2,572
Accruals, reserves and other	438	196
Valuation allowance	(54)	(2,719)
	611	49
Non-current:
Federal net operating losses	2,953	5,273
State net operating losses, net of federal benefit	1,193	937
Asset impairment charge	—	768
AMT credits	436	388
Other	12	17

	2009	2008
Valuation allowance	(2,003)	(7,280)
	2,591	103
Deferred Tax Liabilities:
Current:
Prepaid expenses	(54)	(133)
	(54)	(133)
Non-current:
Depreciation and amortization	(5)	(19)
Deferred gain on Peerless Media Ltd. contingent consideration receivable	(3,144)	—
	(3,149)	(19)
Net deferred tax assets	$—	$—

A valuation allowance has been provided as it is more likely than not that the net deferred tax assets will not be recovered in the foreseeable future.

10. SHARE-BASED COMPENSATION

The Company’s 2004 Stock Incentive Plan (the “2004 Plan”) provides for grants up to 4,200,000 shares of common stock, including the options to purchase up to 1,120,000 shares of common stock issued to employees and consultants prior to becoming a publicly-traded company. The options vest in equal installments over three-year to five-year periods, beginning on the first anniversary of the date of each grant and continue on each subsequent anniversary date until the option is fully vested. The employee must be employed with the Company on the anniversary date in order to vest in any shares for that year. Vested options are exercisable for ten years from the date of grant; however, if the employee is terminated (voluntarily or involuntarily), any unvested options as of the date of termination will be forfeited. The Company issues new shares of common stock upon exercise of options.

Share-based compensation expense included in selling, general and administrative expense was $1,055,000 and $728,000 in 2009 and 2008, respectively.

As a result of the closing of the Transaction on November 2, 2009, all employee options, with the exception of options held by the Chief Executive Officer, were accelerated.  In addition, the provisions of the Chief Executive Officer’s outstanding options were revised effective January 1, 2010.  As a result, there were no outstanding unvested options as of January 3, 2010 and all unrecognized compensation cost related to unvested options was fully recognized in 2009.

Following is a summary of the assumptions used to estimate the weighted-average fair value of the stock options granted using the Black-Scholes pricing model:

	Year ended January 3, 2010	Year ended December 28, 2008
Risk free interest rate	2.08%	1.77%
Expected term	6.25 years	6.0 to 6.25 years
Expected volatility	87.32%	81.27%
Forfeiture rate	24.11%	20.58%
Expected dividend yield	0%	0%
Weighted-average fair value	$0.37	$0.22

The following table summarizes stock option activity:

		Number of Common Shares
	Options outstanding	Exercisable	Available for grant	Weighted avg. exercise price
Balances at December 30, 2007	2,920,857	1,322,206	267,150	5.66
Granted	1,112,000	—	(1,112,000)	0.51
Forfeited/exchanged	(1,718,268)	—	1,718,268	4.81
Exercised	—	—	—	—
Balances at December 28, 2008	2,314,589	1,106,921	873,418	$3.83
Granted	529,000	—	—	0.50
Forfeited/exchanged	(1,747,583)	—	—	4.42
Exercised	(771,340)	—	—	.43
Balances at January 3, 2010	324,666	324,666	—	$3.53

The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2009:

Options outstanding at January 3, 2010				Options exercisable at January 3, 2010
Range of exercise prices	Number outstanding	Weighted avg. remaining contractual life	Weighted avg. exercise price	Number exercisable	Weighted avg. exercise price	Aggregate Intrinsic Value
$0.0049	—	—	$—	—	$—	$—
$0.37-4.80	228,666	7.71	1.06	228,666	1.06	94,900
$5.18-9.92	84,000	4.86	7.60	84,000	7.60	—
$11.95-14.51	12,000	4.90	14.51	12,000	14.51	—
$15.05-19.50	—	—	—	—	—	—
	324,666	6.86	$3.24	324,666	$3.24	$94,900

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $1.04 on January 3, 2010, which would have been received by the option holders had they exercised their options as of that date. As of January 3, 2010 and December 28, 2008, the total number of “in-the-money” options was 199,666 and 111,340 respectively. The total intrinsic value of options exercised during 2009 and 2008 was $0.5 million and $0 million, respectively.

In individually negotiated transactions, the Company exchanged outstanding stock options held by certain employees for new stock options on December 10, 2008. The new stock options had a four year vesting period and one quarter of the stock options vest annually on the anniversary of the date of grant. The Company cancelled 847,000 stock options and issued 807,000 stock options to 10 employees. Total incremental estimated compensation cost related to the exchanged stock options was $134,000.

In connection with its initial public offering on August 9, 2004, the Company issued to its lead underwriter, a warrant to purchase up to a total of 400,000 shares of common stock at an exercise price of $12.80 for a period of four years. The warrant expired August 9, 2008.

11. EMPLOYEE RETIREMENT PLANS

Through November 1, 2009, the Company maintained a 401(k) employee savings plan for eligible employees. The Company expensed $75,666 and $169,000 in 2009 and 2008, respectively, related to the 401(k) Safe Harbor Match.

12. COMMITMENTS AND CONTINGENCIES

Cash—The Company periodically maintains cash balances at banks in excess of federally-insured amounts.  However, the extent of loss, if any, to be sustained as a result of any future failure of a bank or other financial institution is not subject to estimation at this time.

Leases—The Company has operating leases for office and production space that expire in 2011. Aggregate future minimum lease payments under these leases are as follows:

•       2010: $916,000

•       2011: $420,000

Rent expense for 2009 and 2008 was $897,000 and $965,000, respectively.  In 2008, the Company recorded a $456,000 charge to sublease office space in future years at a rate below future lease payments.

Legal Matters—The Company is involved in various inquiries, administrative proceedings and litigation relating to matters arising in the normal course of business. Management is not able to estimate the minimum aggregate loss to be incurred, if any, as a result of the final outcome of these matters but believes it is not likely to have a material adverse effect on the Company’s future financial position, cash flows or results of operations and, accordingly, no provision for loss has been recorded.

13. SEGMENT INFORMATION

The operating segments reported below are the segments of the Company’s continuing operations for which separate financial information is available and for which operating results were evaluated prior to the Transaction by management in deciding how to allocate resources and in assessing performance.

Year ended January 3, 2010 (in thousands):

		WPT Online		WPT
	WPT Studios	Gaming	Non- gaming	Global Marketing	Corporate	Total
Revenues:
Television	$11,614	$—	$—	$—	$—	$11,614
ClubWPT	—	—	2,016	—	—	2,016
Product licensing	—	—	—	1,406	—	1,406
Event hosting and sponsorship	625	—	—	701	—	1,326
Other	—	325	23	85	—	433
Total revenues	12,239	325	2,039	2,192	—	16,795
Cost of revenues	4,043	214	1,083	160	—	5,500
Gross profit	8,196	111	956	2,032	—	11,295

Total assets	—	32	—	570	40,566	41,168
Depreciation and amortization	—	—	244	—	151	395

Revenues attributed to domestic and foreign operations were $8.3 million and $8.5 million, respectively.

Year ended December 28, 2008 (in thousands):

		WPT Online		WPT
	WPT Studios	Gaming	Non- gaming	Global Marketing	Corporate	Total
Revenues:
Television	$9,839	$—	$—	$—	$—	$9,839
ClubWPT	—	—	448	—	—	448
Product licensing	—	—	—	2,483	—	2,483
Event hosting and sponsorship	1,000	—	—	496	—	1,496
Other	10	1,045	160	—	—	1,215
Total revenues	10,849	1,045	608	2,979	—	15,481
Cost of revenues	5,978	658	326	288	—	7,250
Gross profit	4,871	387	282	2,691	—	8,231

Total assets (1)	4,000	53	649	517	20,150	25,369
Depreciation and amortization (1)	264	—	155	—	291	710

(1) The total excludes $516 of total assets and $38 of depreciation and amortization for discontinued WPT China operations.

Revenues attributed to domestic and foreign operations were $7.1 million and $8.4 million, respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Plains Energy Investments, Inc.:

We have audited the accompanying balance sheets of Plains Energy Investments, Inc. (an exploration stage company) (the Company) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009 and for the period from April 18, 2008 (inception) through December 31, 2008 and for the period from April 18, 2008 through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the year ended December 31, 2009 and for the period from April 18, 2008 through December 31, 2008 and for the period from April 18, 2008 through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

April 9, 2010

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	December 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$691,263	$1,775,423
Short-Term Investments	275,151	—
Other Current Assets	7,781	—
Total Current Assets	974,195	1,775,423

PROPERTY AND EQUIPMENT
Oil and Gas Properties — Unproved Using Full Cost Accounting:
Leaseholds — Montana	2,134,744	872,375
Leaseholds — North Dakota	2,342,492	—
Total Oil and Gas Properties — Unproved	4,477,236	872,375
Office Equipment and Furniture, Net	17,718	—
Total Property and Equipment, Net	4,494,954	872,375

Total Assets	$5,469,149	$2,647,798

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$30,712	$—
Other Current Liabilities	5,833	6,464
Total Current Liabilities	36,545	6,464

STOCKHOLDERS’ EQUITY
Common Stock, Par Value $.001; 100,000,000 Shares Authorized, 21,119,505 Shares Outstanding (2008 — 16,790,001 Shares Outstanding)	21,120	16,790
Additional Paid-In Capital	7,665,456	2,607,810
Retained Earnings (Deficit) Accumulated during Exploration Stage	(2,260,458)	16,734
Accumulated Other Comprehensive Income	6,486	—
Total Stockholders’ Equity	5,432,604	2,641,334

Total Liabilities and Stockholders’ Equity	$5,469,149	$2,647,798

The accompanying notes are an integral part of these financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009,

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2008 AND

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2009

		From	From
		Inception on	Inception on
		April 18,	April 18,
	Year	2008	2008
	Ended	Through	Through
	December 31,	December 31,	December 31,
	2009	2008	2009

REVENUES	$—	$—	$—

EXPENSES
General and Administrative Expense	2,308,199	3,559	2,311,758
Depreciation Expense	30	—	30
Total Expenses	2,308,229	3,559	2,311,788

LOSS FROM OPERATIONS	(2,308,229)	(3,559)	(2,311,788)

OTHER INCOME	31,037	26,757	57,794

INCOME (LOSS) BEFORE INCOME TAXES	(2,277,192)	23,198	(2,253,994)

PROVISION FOR INCOME TAXES	—	6,464	6,464

NET INCOME (LOSS)	$(2,277,192)	16,734	$(2,260,458)

Net Income (Loss) Per Common Share — Basic and Diluted	$(0.13)	$0.00	$(0.13)

Weighted Average Shares Outstanding — Basic and Diluted	18,159,489	15,570,699	17,087,406

The accompanying notes are an integral part of these financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2009

				Retained
				Earnings
				(Deficit)	Accumulated
				Accumulated	Other
			Additional	During the	Comprehensive	Total
	Common Stock		Paid-In	Exploration	Income	Stockholders’
	Shares	Amount	Capital	Stage	(Loss)	Equity

Balance at Inception (April 18, 2008)	—	$—	$—	$—	$—	$—

Sale of 9,300,000 Common Shares at $.0003 Per Share	9,300,000	9,300	(6,200)	—	—	3,100

Sale of 7,490,001 Common Shares at $.35 Per Share	7,490,001	7,490	2,614,010	—	—	2,621,500

Net Income	—	—	—	16,734	—	16,734

Balance — December 31, 2008	16,790,001	16,790	2,607,810	16,734	—	2,641,334

Sale of 3,393,921 Common Shares at $.85 Per Share	3,393,921	3,394	2,881,439	—	—	2,884,833

Issued 43,500 Common Shares as Consulting Fees	43,500	44	36,931	—	—	36,975

Issued 202,083 Common Shares related to Capital Raise	202,083	202	(202)	—	—	—

Private Placement Costs net of Common Shares Issued	—	—	(67,361)	—	—	(67,361)

Fair Value of Warrants Issued	—	—	2,076,841	—	—	2,076,841

Issued 150,000 Common Shares as Compensation	150,000	150	127,350	—	—	127,500

Issued 540,000 Common Shares of Restricted Stock	540,000	540	(540)	—	—	—

Restricted Stock Grant Compensation	—	—	3,188	—	—	3,188

Unrealized Gain on Available for Sale Investments	—	—	—	—	6,486	6,486

Net Loss	—	—	—	(2,277,192)		(2,277,192)

Balance — December 31, 2009	21,119,505	$21,120	$7,665,456	$(2,260,458)	$6,486	$5,432,604

The accompanying notes are an integral part of these financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2008 AND

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2009

		From	From
		Inception on	Inception on
		April 18,	April 18,
	Year	2008	2008
	Ended	Through	Through
	December 31,	December 31,	December 31,
	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(2,277,192)	$16,734	$(2,260,458)
Adjustment to Reconcile Net Income (Loss) to Net Cash Provided by (Used for) Operating Activities:
Provision for Income Tax	—	6,464	6,464
Depreciation and Amortization	30	—	30
Gain on Sale of Available for Sale Securities	(14,803)	—	(14,803)
Share Based Compensation	2,244,504	—	2,244,504
Increase in Other Current Assets	(7,781)	—	(7,781)
Increase in Accounts Payable	30,712	—	30,712
Increase in Other Current Liabilities	(631)	—	(631)
Net Cash Provided by (Used for) Operating Activities	(25,161)	23,198	(1,963)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Office Equipment and Furniture	(17,748)	—	(17,748)
Acquisition of Leasehold Interests	(3,604,861)	(872,375)	(4,477,236)
Purchase of Available for Sale Securities	(569,321)	—	(569,321)
Proceeds for Sales of Available for Sale Securities	315,459	—	315,459
Net Cash Used For Investing Activities	(3,876,471)	(872,375)	(4,748,846)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock - Net of Issuance Costs	2,817,472	2,624,600	5,442,072

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,084,160)	1,775,423	691,263

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	1,775,423	—	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$691,263	$1,775,423	$691,263

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$—	$—	$—
Cash Paid During the Period for Income Taxes	$6,464	$—	$6,464

Non-Cash Financing and Investing Activities
Payment of Capital Raise Costs with Issuance of Stock	$171,771	$—	$171,771
Fair Value of Warrants Granted as Compensation	$2,076,841	$—	$2,076,841
Payment of Compensation through Issuance of Common Stock	$130,688	$—	$130,688

		From	From
		Inception on	Inception on
		April 18,	April 18,
	Year	2008	2008
	Ended	Through	Through
	December 31,	December 31,	December 31,
	2009	2008	2009
Payment of Consulting Fees through Issuance of Stock	$36,975	$—	$36,975

The accompanying notes are an integral part of these financial statements

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2009 and 2008

NOTE 1     ORGANIZATION AND NATURE OF BUSINESS

Plains Energy Investments, Inc.  (the “Company,” “we,” “us,” “our” and words of similar import) is an exploration stage company formed in April 2008 for the purpose of acquiring acreage in prospective natural resource plays in Montana and across the Williston Basin of the United States.  The Company is chartered to accumulate acreage blocks and build net asset value via the production of hydrocarbons in repeatable and scalable opportunities.

The Company is governed by a Board of Directors and managed by its officers.  The affairs of the Company are governed by Nevada law and the Company’s Bylaws.

Management has determined that the Company should focus on projects in the oil and gas industry primarily based in the Rocky Mountains and specifically the Williston Basin Bakken Shale formation. This is based upon a belief that the Company is able to create value via strategic acreage acquisitions and convert the value or portion thereof into production by utilizing experienced industry partners specializing in the specific areas of interest.  The Company has targeted specific prospects and has engaged in the drilling for oil and gas.  The Company is currently an exploration stage company.

The Company has two employees as of December 31, 2009, Chief Executive Officer J.R. Reger and Chief Financial Officer Mitch Thompson.  The Company will seek to retain independent contractors to assist in operating and managing the prospects as well as to carry out the principal and necessary functions incidental to the oil and gas business.  With the continued acquisition of oil and gas properties, the Company intends to continue to establish itself with industry partners best suited to the areas of operation.  As the Company continues to establish a revenue base with cash flow, it may seek opportunities more aggressive in nature.

As an independent oil and gas producer, the Company’s revenue, profitability and future rate of growth are substantially dependent on prevailing prices of natural gas and oil.  Historically, the energy markets have been very volatile and it is likely that oil and gas prices will continue to be subject to wide fluctuations in the future.  A substantial or extended decline in natural gas and oil prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and access to capital, and on the quantities of natural gas and oil reserves that can be economically produced.

NOTE 2     SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents.  Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.  Our cash positions represent assets held in checking and money market accounts.  These assets are generally available to us on a daily or weekly basis and are highly liquid in nature.  Due to the balances being greater than $250,000, we do not have FDIC coverage on the entire amount of bank deposits.  The Company believes this risk is minimal.

Short-Term Investments

All marketable debt and equity securities that are included in short-term investments are considered available-for-sale and are carried at fair value.  The short-term investments are considered current assets due to the Company’s ability and intent to use them to fund current operations.  The unrealized gains and losses related to these securities

are included in accumulated other comprehensive income (loss).   When securities are sold, their cost is determined based on the first-in first-out method.  The realized gains and losses related to these securities are included in other income in the statements of operations.

Other Property and Equipment

Property and equipment that are not oil and gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of five to seven years.  Expenditures for replacements, renewals, and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable.  We have not recognized any impairment losses on non oil and gas long-lived assets.  Depreciation expense was $30 for the year ended December 31, 2009.

Stock-Based Compensation

The Company has accounted for stock-based compensation under the provisions of FASB Accounting Standards Codification (ASC) 718-10-55 (Prior authoritative literature: FASB Statement 123(R), Share-Based Payment).  This statement requires us to record an expense associated with the fair value of stock-based compensation.  We use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Income Taxes

The Company accounts for income taxes under FASB ASC 740-10-30 (Prior authoritative literature, FASB Statement 109, Accounting for Income Taxes).  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Accounting standards requires the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

Stock Issuance

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505-50-30 (Prior authoritative literature, EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods, or Services).

Net Income (Loss) Per Common Share

Net Income (Loss) per common share is based on the Net Income (Loss) divided by weighted average number of common shares outstanding.

Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method.  As the Company has a loss for the period ended December 31, 2009 the potentially dilutive shares are anti-dilutive and are thus not added into the earnings per share calculation.

As of December 31, 2009, there are 3,840,000 warrants that are issued and presently exercisable and represent potentially dilutive shares.  The warrants have an exercise price of between $.003 and $.85.  If all presently exercisable warrants were exercised the Company would receive proceeds of $3,060,000.

As of December 31, 2009 there are also 1,800,000 warrants that are issued but not presently exercisable.  These warrants have an exercise price of $.85 and vest in December 2011.

Full Cost Method

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration and development of oil and gas properties are initially capitalized into a single cost center (“full cost pool”).  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs.  A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  There were no property sales for the years ended December 31, 2009 and 2008.

Capitalized costs associated with impaired properties and capitalized cost related to properties having proved reserves, plus the estimated future development costs, asset retirement costs under FASB ASC 410-20-25 (Prior authoritative literature:, FASB Statement 143, Accounting for Asset Retirement Obligations) will be depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers.  The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

Capitalized costs of oil and gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved oil and gas reserves plus the cost of unevaluated properties (adjusted for related income tax effects).  Should capitalized costs exceed this ceiling, impairment is recognized.  The present value of estimated future net cash flows is computed by applying 12-month average price of oil and natural gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.  Such present value of proved reserves’ future net cash flows excludes future cash outflows associated with settling asset retirement obligations that have been accrued on the Balance Sheet.  Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense.  As of December 31, 2009 the Company has not realized any impairment of its properties.

Joint Ventures

The financial statements as of December 31, 2009 and 2008 include the accounts of the Company and its proportionate share of the assets, liabilities, and results of operations of the joint ventures it is involved in.

Use of Estimates

The preparation of financial statements under generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates relate to certain factors involved in the valuation of share based compensation and the valuation of deferred income taxes.  Actual results may differ from those estimates.

Impairment

FASB ASC 360-10-35-21 (Prior authoritative literature, FASB Statement 144, Accounting for the Impairment and Disposal of Long-Lived Assets), requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Oil and gas properties accounted for using the full cost method of accounting (which we use) are excluded from this requirement but continue to be subject to the full cost method’s impairment rules.  There was no impairment identified at December 31, 2009.

New Accounting Pronouncements

In March 2008, the FSAB issued FASB ASC 815-10-15 (Prior authoritative literature, FASB Statement 161, Disclosures About Derivative Instruments and Hedging Activities).   FASB ASC 815-10-15 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  FASB ASC 815-10-15 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.   The adoption of the provisions of FASB ASC 815-10-15 related to derivative instruments and hedging activities on January 1, 2009 did not have a material impact on the financial statements. This Statement does not impact the financial results as it is disclosure-only in nature.

In April 2009, the FASB issued FASB ASC 270-10-05 (Prior authoritative literature: APB 28-1, Interim Disclosures About Fair Value of Financial Instruments).  FASB ASC 270-10-05 amends FASB ASC 825-10-50 (Prior authoritative literature: FASB Statement 107, Disclosures About Fair Value of Financial Instruments) to require an entity to provide disclosures about fair value of financial instruments in interim financial information.  FASB ASC 270-10-05 is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The required disclosures are presented in Note 10 on a prospective basis.

In February 2008, the FASB issued FASB ASC 820-10-65-1 (Prior authoritative literature: FSP FAS 157-2/Statement 157, Effective Date of FASB Statement No. 157.) FASB ASC 820-10-65-1 delayed the effective date for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of the provisions of FASB ASC 820-10-65-1 related to nonfinancial assets and nonfinancial liabilities on January 1, 2009 did not have a material impact on the Financial Statements. See Note 10 for FASB ASC 820-10-65-1 disclosures.

In April 2009, the FASB issued FASB ASC 820-10-65-4 ( Prior authoritative literature: FASB Statement 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly) .  FASB ASC 820-10-65-4 provides additional guidance in estimating fair value, when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability.  FASB ASC 820-10-65-4 also provides additional guidance on circumstances that may indicate a transaction is not orderly.  FASB ASC 820-10-65-4 is effective for interim periods ending after June 15, 2009, and the Company has adopted its provisions during second quarter 2009.  FASB ASC 820-10-65-4 did not have a significant impact on the Company’s financial position, results of operations, cash flows, or disclosures.

In April 2009, the FASB issued FASB ASC 320-10-65 (Prior authoritative literature: FSP FAS 115-2/124-2, Recognition and Presentation of Other-Than-Temporary Impairments). The guidance applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings), and 2) all other amounts (recorded in other comprehensive income). This ASC is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The adoption of the provisions of this ASC in the second quarter 2009 did not have a material impact on the Financial Statements.

In June 2009, the FASB issued FASB ASC 860-10-05 (Prior authoritative literature: FASB Statement 166, Accounting for Transfers of Financial Assets). FASB ASC 860-10-05 is effective for fiscal years beginning after November 15, 2009. The Company is currently assessing the impact of FASB ASC 860-10-05 on its financial position and results of operations.

In June 2009, the FASB issued FASB ASC 810-10-25 (Prior authoritative literature: FASB Statement 167-Amendment to FIN 46(R), Consolidation of Variable Entities). FASB ASC 810-10-25 eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires a qualitative analysis to determine whether an enterprise’s variable interest gives it a controlling financial interest in a variable interest entity. FASB ASC 810-10-25 contains certain guidance for determining whether an entity is a variable interest entity. This statement also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. FASB ASC 810-10-25 will be effective as of the beginning of the Company’s 2010 fiscal year. The Company is currently evaluating the impact of the adoption of FASB ASC 810-10-25.

In June 2009, the FASB issued FASB ASC 105-10-65 (Prior authoritative literature: FASB Statement 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles). Under FASB ASC 105-10-65, the FASB Accounting Standards Codification ™ (the “Codification”) becomes the exclusive source of authoritative U.S. generally accepted accounting principles (“U.S. GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification will supersede all then-existing non-SEC accounting and reporting standards, with the exception of certain non-SEC accounting literature which will become nonauthoritative. FASB ASC 105-10-65 is effective for the Company’s 2009 third fiscal quarter. The adoption of FASB ASC 105-10-65 did not have a material impact on the Company’s Financial Statements. All references to U.S. GAAP provided in the notes to the Financial Statements have been updated to conform to the Codification.

In October 2009, the FASB issued ASU No. 200-13, Revenue Recognition — Multiple Deliverable Revenue Arrangements (“ASU 2009-13”).  ASU 2009-13 updates the existing multiple-element revenue arrangements guidance currently included in FASB ASC 605-25.  The revised guidance provides for two significant changes to the existing multiple-element revenue arrangements guidance. The first change relates to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. This change will result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue deferral.  The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables.  Together, these changes will result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance.  This guidance expands the disclosures required for multiple-element revenue arrangements.  Effective for interim and annual reporting periods beginning after December 15, 2009.  The Company is currently evaluating the potential impact, if any, of this guidance on its financial statements.

NOTE 3     SHORT-TERM INVESTMENTS

All marketable debt and equity securities that are included in short-term investments are considered available-for-sale and are carried at fair value.  The short-term investments are considered current assets due to the Company’s ability and intent to use them to fund current operations.  The unrealized gains and losses related to these securities are included in accumulated other comprehensive income (loss).   When securities are sold, their cost is determined based on the first-in first-out method.  The realized gains and losses related to these securities are included in other income in the statements of operations.

The following is a summary of our short-term investments as of December 31, 2009:

			Fair Market
	Cost at		Value at
	December		December
	31,	Unrealized	31,
	2009	Gain	2009
Corporate Bonds	$268,665	$6,486	$275,151

For the year ended December 31, 2009 there were realized gains of $14,803 recognized on the sale of investments.

NOTE 4     PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2009 and 2008 consisted of the following:

	Year Ended December 31,
	2009	2008
Oil and Gas Properties, Full Cost Method
Unevaluated Costs, Not Subject to Amortization or Ceiling Test	$4,477,236	$872,375
Evaluated Costs	0	0
	4,477,236	872,375
Office Equipment, Furniture, Leasehold Improvements and Software	17,748	0
	4,494,984	872,375
Less: Accumulated Depreciation, Depletion and Amortization Property and Equipment	30	0
Total	$4,494,954	$872,375

NOTE 5     OIL AND GAS PROPERTIES

Major Joint Venture

In May 2008, the Company entered into a Major Joint Venture Agreement with a third-party partner to acquire certain oil and gas leases in the Tiger Ridge Gas Field in Blaine, Hill, and Choteau Counties of Montana. Under the terms of the agreement, the Company is responsible for all lease acquisition costs. The third party joint venture partner is responsible for coordinating the geology, acquiring the leases in its name, preparing and disseminating assignments, accounting for the project costs and administration of the well operator. The Company controls an 87.5% working interest on all future production and reserves, while the third party joint venture partner controls 12.5%.  The joint venture had accumulated oil and gas leases totaling 50,014 and 12,737 net mineral acres as of December 31, 2009 and 2008, respectively. The Company has committed to a minimum of $1,000,000 up to $2,000,000 toward this joint venture. The third-party joint venture partner issues cash calls during the year to replenish the joint venture cash account. The Company’s contributions to the joint venture totaled $1,410,000 and $465,000 as of December 31, 2009 and 2008, respectively. The unutilized cash balance was $88,276 and $146,460 as of December 31, 2009 and 2008, respectively.

Tiger Ridge Joint Venture

In November 2009, the Company entered into the Tiger Ridge Joint Venture Agreement with a third-party and a well operator to develop and exploit a drilling program in two certain blocks of acreage in the Major Joint Venture, which is an area of mutual interest. The Company controls a 70.0% working interest, while the third party investor and well operator control 10% and 20%, respectively.  The Agreement requires that all parties contribute in cash their proportional share to cover all costs incurred in developing these blocks of acreage for drilling.

Big Snowy Joint Venture

In October 2008, the Company entered into the Big Snowy Joint Venture Agreement with an administrator third-party to acquire certain oil and gas leases in the Heath Oil play in Musselshell, Petroleum, Garfield, Rosebud and Fergus Counties of Montana, and another third party to perform as the operator.  Under the terms of the agreement, the Company is responsible for 72.5% of lease acquisition costs, and the other two third-parties are individually responsible for 2.5% and 25% of the lease acquisition costs. The administrator third party joint venture partner is responsible for coordinating the geology, acquiring the leases in its name, preparing and disseminating assignments, accounting for the project costs and administration of the well operator.  The Company controls a 72.5% working interest on all future production and reserves, while the administrator third party joint venture partner controls 2.5% and well operator controls 25%.  The joint venture had accumulated oil and gas leases totaling 33,562 and 17,203 net mineral acres as of December 31, 2009 and 2008, respectively.  The Company is committed to a minimum of $1,000,000 up to $1,993,750 toward this joint venture, with all partners, including the Company, committing a minimum of $2,750,000.  The administrator third-party joint venture partner issues cash calls during the year to replenish the joint venture cash account. The Company’s contributions to the joint venture totaled $724,744 and $407,375 as of December 31, 2009 and 2008, respectively.  The unutilized cash balance was $292,895 and $11,806 as of December 31, 2009 and 2008, respectively.

North Dakota Acquisitions

In August 2009, the Company participated in a federal lease sale and acquired assignment of certain oil leases in Mountrail County, North Dakota for a total purchase price of $351,562 for approximately 66 net acres.

In November 2009, the Company participated in a federal lease sale and acquired assignment of certain oil leases in McKenzie and Mountrail Counties, North Dakota for a total purchase price of $1,836,774 for approximately 263 net acres.

The Company has also completed other miscellaneous acquisitions in North Dakota.

NOTE 6     PREFERRED AND COMMON STOCK

The Company has authorized 10,000,000 shares of preferred stock.  No shares of preferred stock have been issued as of December 31, 2009.

On April 18, 2008 the Company issued for cash, 9,300,000 shares of par value common stock.

In May 2008, the Company completed a private placement offering of 7,490,001 shares of common stock to accredited investors at a subscription price of $.35 per share for total gross proceeds of $2,621,500.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.  The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

In 2009, the Company completed a private placement offering of 3,393,921 shares of common stock to accredited investors at a subscription price of $.85 per share for total gross proceeds of $2,884,833.  As part of this private placement the Company entered into an introduction letter agreement with Lantern Advisers, LLC.  As compensation for the work performed, Lantern Advisers, LLC received 202,083 shares of restricted common stock of the Company and $67,361 in cash.  The fair value of the restricted stock was $171,771 or $.85 per share, the market value of a share of common stock on the date the transaction closed.  These costs were netted against the proceeds of the offering through Additional Paid-In Capital.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.  The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the Offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

In September 2009, the Company issued 43,500 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $36,975 or $.85 per share, the market value of the shares of common stock on the date of issuance, and expensed as general and administrative expenses.  The shares were valued at the fair value of the Company’s stock on the date of the issuance.

In December 2009, the Company issued 150,000 shares of common stock to an executive of the Company as compensation for his services.  The executive was fully vested in the shares on the date of the grant.  The fair value of the stock issued was $127,500 or $.85 per share, the market value of a share of common stock on the date the stock was granted. The entire amount of this stock award was expensed in the year ended December 31, 2009.

Restricted Stock Awards

During the year ended December 31, 2009, The Company issued 540,000 restricted shares of common stock as compensation to officers of the Company. The restricted shares vest on December 1, 2011 and December 31, 2011.  As of December 31, 2009, there was approximately $456,000 of total unrecognized compensation expense related to unvested restricted stock. This compensation expense will be recognized over the remaining vesting period of the grants.  The Company has assumed a zero percent forfeiture rate for restricted stock.

The following table reflects the outstanding restricted stock awards and activity related thereto for the year ended December 31, 2009:

	Year Ended
	December 31, 2009
		Weighted-
	Number of	Average
	Shares	Price
Restricted Stock Awards:
Restricted Shares Outstanding at the Beginning of the Year	—	$—
Shares Granted	540,000	$.85
Lapse of Restrictions	—	$—
Restricted Shares Outstanding at the End of the Year	540,000	$.85

Stock Split

On January 25, 2010, the Company’s Board of Directors and a majority of its stockholders approved a 3-for-1 stock split pursuant to which all stockholders of record received three shares of common stock for each single share of common stock owned as of the record date. This stock split increased the issued and outstanding shares by approximately 14,100,000 and the outstanding warrants by approximately 3,600,000.  Generally accepted accounting principles require that the stock split be applied retrospectively to all periods presented.  As a result, all stock and warrant transactions have been adjusted to account for the 3-for-1 stock split.

NOTE 7    WARRANTS

The Company accounts for stock-based compensation under the provisions of FASB ASC 718-10-55 (Prior authoritative literature: FASB Statement 123(R), Share-Based Payment).   This statement requires us to record an expense associated with the fair value of stock-based compensation.  We use the Black-Scholes option valuation model to calculate stock-based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  For the warrants granted in 2009 we used a variety of comparable and peer companies to determine the expected volatility input based on the expected term of the warrants.  We believe the use of peer company data fairly represents the expected volatility we would experience were we a public company at the time of issuance.  The Company used the simplified method to determine the expected term of the warrants due to the lack of historical data.  Changes in these assumptions can materially affect the fair value estimate.  The total fair value of the warrants is recognized as compensation over the vesting period.

Warrants Granted September15, 2009

On September 15, 2009, the Company issued a consultant warrants to purchase a total of 240,000 shares of common stock exercisable at $0.003 per share.   The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. The vesting of the warrants was contingent on the Company owning lease or mineral rights representing a total of seventy-five thousand net mineral acres in North Dakota and Montana.  Since the Company owned leases or mineral rights in excess of seventy-five thousand net acres at December 31, 2009 the entire fair value of the warrants was expensed in 2009.  These warrants were exercised in January 2010.

The following assumptions were used for the Black-Scholes model:

September 15,
2009
Risk free rates	2.41%
Dividend yield	0%
Expected volatility	73.11%
Weighted average expected warrant life	2.5 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.85
Total warrants granted	240,000
Total weighted average fair value of warrants granted	$203,925

Warrants Granted November 1, 2009

On November 1, 2009, the Company issued two consultants and two directors warrants to purchase a total of 3,600,000 shares of common stock exercisable at $.85 per share.  Each of the directors was issued 1,500,000 warrants and each of the consultants was issued 300,000 warrants.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. The directors and consultants were fully vested in the warrants on the date of the grant.  The fair value of these warrants was expensed in 2009. None of these warrants were exercised in 2009.

The following assumptions were used for the Black-Scholes model:

November 1,
2009
Risk free rates	2.33%
Dividend yield	0%
Expected volatility	73.11%
Weighted average expected warrant life	5 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.52
Total warrants granted	3,600,000
Total weighted average fair value of warrants granted	$1,866,270

Warrants Granted December 1, 2009

On December 1, 2009, the Company issued its Chief Financial Officer warrants to purchase a total of 300,000 shares of common stock exercisable at $.85 per share.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. These warrants vest on December 1, 2011.  As of December 31, 2009, there was approximately $153,000 of total unrecognized compensation expense related to these unvested warrants. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized $6,646 of expense related to these warrants in 2009.

The following assumptions were used for the Black-Scholes model:

December 1,
2009
Risk free rates	2.03%
Dividend yield	0%
Expected volatility	68.98%
Weighted average expected warrant life	6 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.53
Total warrants granted	300,000
Total weighted average fair value of warrants granted	$159,513

Warrants Granted December 31, 2009

On December 31, 2009, the Company issued its Chief Executive Officer warrants to purchase a total of 1,500,000 shares of common stock exercisable at $.85 per share.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. These warrants vest on December 31, 2011.  As of December 31, 2009, there was approximately $807,000 of total unrecognized compensation expense related to these unvested warrants. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized no expense related to these warrants in 2009.

The following assumptions were used for the Black-Scholes model:

December 31,
2009
Risk free rates	2.69%
Dividend yield	0%
Expected volatility	68.92%
Weighted average expected warrant life	6 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.54
Total warrants granted	1,500,000
Total weighted average fair value of warrants granted	$806,649

The table below reflects the status of warrants outstanding at December 31, 2009:

	Common	Exercise	Expiration
Issue Date	Shares	Price	Date
September 15, 2009	240,000	$.003	September 15, 2014
November 1, 2009	3,600,000	$.85	November 1, 2019
December 1, 2009	300,000	$.85	December 1, 2019
December 31, 2009	1,500,000	$.85	December 31, 2019
	5,640,000

Currently Outstanding Warrants

•                       No warrants were forfeited or expired during the year ended December 31, 2009.

•                       The Company recorded expense related to these warrants of $2,076,841 for the year ended December 31, 2009.  There is $959,316 of compensation expense that will be recognized in future years relating to warrants that have been granted as of December 31, 2009.

•                       There are 3,840,000 warrants that are exercisable at December 31, 2009.

•                       No warrants were exercised during the year ended December 31, 2009.

•                       The per-share weighted average exercise price of the outstanding warrants was $.81 at December 31, 2009.

•                       The remaining average contractual life of the outstanding warrants was 9.7 years at December 31, 2009.

NOTE 8                       INCOME TAXES

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with FASB ASC 740-10-30 ( Prior authoritative literature: FASB Statement 109, Accounting for Income Taxes). Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The income tax expense (benefit) for the periods ended December 31, 2009, and 2008 consists of the following:

	2009	2008
Current Income Taxes	$—	$6,464
Deferred Income Taxes
Federal	(717,000)	—
State	(160,000)	—
Increase in Valuation Allowance	877,000

Total Expense	$—	$6,464

The following is a reconciliation of the reported amount of income tax expense for the periods ended December 31, 2009 and 2008 to the amount of income tax expenses that would result from applying the statutory rate to pretax income.

Reconciliation of reported amount of income tax expense:

	2009	2008
Income (Loss) Before Taxes and NOL	$(2,277,192)	$23,198
Federal Statutory Rate	X 34%	X34%
Taxes (Benefit) Computed at Federal Statutory Rates	(774,000)	7,900
State Taxes (Benefit), Net of Federal Taxes	(103,000)	1,600
Effects of:
Other		(3,036)
Change in Valuation	877,000	—
Reported Provision (Benefit)	$—	$6,464

At December 31, 2009, the Company has a net operating loss carryforward for Federal income tax purposes of $192,000, which expires during the tax year 2029.

The components of the Company’s deferred tax asset were as follows:

	Year Ended December 31,
	2009	2008
Deferred Tax Assets
Current:
Share Based Compensation (Warrants)	$799,000	$—

Unrealized Investment Gains	(2,000)	—

Current	797,000	—

Non-Current:
Net Operating Loss Carryforwards (NOLs)	74,000	—
Share Based Compensation (Warrants)	3,000	—
Share Based Compensation (Restricted Stock)	1,000	—

Non-Current	78,000	—

Total Deferred Tax Assets	875,000	—
Less: Valuation Allowance	875,000	—
Net Deferred Tax Asset	$—	$—

In June 2006, FASB issued FASB ASC 740-10-05-6 (Prior authoritative literature: FASB Statement 48, Accounting for Uncertainty in Income Taxes).  Under FASB ASC 740-10-05-6, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement.  Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense.  For the year ended December 31, 2008, we had $196 of interest and penalties in our Statement of Operations.  This amount was accrued on our Balance Sheet as of December 31, 2008.  For the year ended December 31, 2009, we did not recognize any interest or penalties in our Statement of Operations, nor did we have any interest or penalties accrued in our Balance Sheet at December 31, 2009 relating to unrecognized benefits.

The 2008 tax year remains open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

NOTE 9                       OPERATING LEASES

Office Equipment

The Company leases certain office equipment under a noncancelable operating lease.  Total rent expense under the agreements was approximately $168 for the year ended December 31, 2009.

Minimum future lease payments under this noncancelable lease are as follows:

Year Ending December 31,	Amount
2010	$2,010
2011	2,010
2012	1,843
Total	$5,863

Building

Effective January 2010, the Company entered into an operating lease agreement to lease 480 square feet of office space.  The lease requires gross monthly lease payments of $420.  The lease expires in December 2010.

Minimum future lease payments under the building lease are $5,040 in the year ending December 31, 2010.

NOTE 10                FAIR VALUE

FASB ASC 820-10-55 (Prior authoritative literature: FASB Statement 157, Fair Value Measurements) defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements.  Fair value is defined under FASB ASC 820-10-55 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under FASB ASC 820-10-55 must maximize the use of observable inputs and minimize the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets of liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following schedule summarizes the valuation of financial instruments measured at fair value on a recurring basis in the balance sheet as of December 31, 2009.

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Short-Term Investments (See Note 3)	$275,151	$—	$—

Level 1 assets consist of corporate bonds, the fair value of these treasuries is based on quoted market prices.

NOTE 11                FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash and cash equivalents and accounts payable. The carrying amount of cash and cash equivalents and accounts payable approximate fair value because of their immediate or short-term maturities.

NOTE 12                COMPREHENSIVE INCOME

The Company follows the provisions of FASB ASC 220-10-55 (Prior authoritative literature: FASB Statement 130, Reporting Comprehensive Income) which establishes standards for reporting comprehensive income.  In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to stockholders of the Company.

For the periods indicated, comprehensive income (loss) consisted of the following:

	Year Ended December 31, 2009	For the Period From April 18, 2008 through December 31, 2008	For the Period from Inception (April 18, 2008) through December 31, 2009
Net Income (Loss)	$(2,277,192)	$16,734	$(2,260,458)
Unrealized gains on Short-term Investments	6,486	—	6,486

Other Comprehensive Income (loss)	$(2,270,706)	$16,734	$(2,253,972)

NOTE 13                GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in its exploration stage and had net losses in 2008 and 2009, which will likely continue in the future.

Management believes that its limited exposure and history of successfully raising capital through private placements is sufficient to sustain current operations through 2010. It should also be noted that the company pays only one salary at this time, has limited general and administrative expenses, and minimal future operating lease commitments. However should the Company decide to enter into agreements to develop properties with its own capital, it would need to raise additional funds. There can be no assurances such funds would be available and in the event they were not, the Company may be unable to continue to operate. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 14                SUBSEQUENT EVENTS

On January 7, 2010, the Company’s Board of Directors approved an agreement with Great North Capital Consultants, Inc. (“Great North Capital”) to raise capital for oil and gas drilling and other corporate activities. The capital raise generated $847,000 in capital from the sale of 308,000 restricted shares of common stock to accredited investors. Great North Capital was paid $67,760 cash and 203,280 unregistered shares of the Company’s common stock for services performed.  The Offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.

On March 10, 2010 the Company agreed to purchase all right, title and interests of South Fork Exploration, LLC (“SFE”) in certain oil, gas and mineral leases totaling approximately 3,111 net mineral acres in McLean, Mountrail and Williams County, North Dakota and Sheridan County, Montana. SFE is wholly owned by J.R. Reger, CEO and shareholder of Plains Energy Investments, Inc.

Under the agreement, the Company will pay SFE $1,374,375 cash and issue 2,573,346 unregistered shares of the Company’s common stock.  The transaction is contingent upon receipt of a fairness opinion from an independent party acceptable in form and substance to the Company confirming that the terms of the proposed transaction are fair and reasonable to the Company and its shareholders and executed assignments from SFE on a county-by-county basis.  SFE provided a fairness opinion on March 15, 2010.  The not payable was recognized and shares were issued effective March 31, 2010.

On March 15, 2010, the Company’s Board of Directors approved a purchase agreement with Bakken Explorations (“BE”).  Under the terms of the agreement, the Company agrees to pay BE $650 per net mineral acre as consideration for the assignment of leases covering an aggregate of 827.66672 net acres, contingent upon the Company’s successful performance of its own examination of BE’s title to the leases. The Company must complete its examination of title by April 15, 2010.

VOYAGER OIL & GAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$13,939,894	$691,263
Trade Receivables	390,995	275,151
Short Term Investments	1,231,787	—
Prepaid Drilling Costs	2,927,017	—
Note Receivable	500,000	—
Prepaid Expenses	121,722	—
Restricted Cash	51,000	—
Other Current Assets	129,569	7,781
Total Current Assets	19,291,984	974,195

PROPERTY AND EQUIPMENT
Oil and Gas Properties, Full Cost Method (including unevaluated cost of $31,116,522 at 9/30/10 and $4,477,236 at 12/31/2009)	31,790,870	4,477,236
Office Equipment and Furniture	18,346	17,748
Total Property and Equipment	31,809,216	4,494,984
Less - Accumulated Depreciation and Depletion	173,727	30
Total Property and Equipment Net	31,635,489	4,494,954

Total Assets	$50,927,473	$5,469,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$707,276	$30,712
Accrued Expenses	109,724	5,833
Operating Lease Reserve	301,136	—
Senior Secured Promissory Notes	14,779,932	—
Total Current Liabilities	15,898,068	36,545

LONG-TERM LIABILITIES
Other Noncurrent Liabilities	1,319	—

Total Liabilities	15,899,387	36,545

STOCKHOLDER’S EQUITY
Preferred Stock; Par Value $.001; 20,000,000 Shares Authorized; none Issued or Outstanding	—	—
Common Stock - Par Value $.001; 100,000,000 Shares Authorized; 45,344,431 Shares Outstanding (12/31/2009 - 21,119,505 Shares Outstanding)	45,344	21,120
Additional Paid-in Capital	39,102,158	7,665,456
Accumulated Deficit	(4,119,416)	(2,260,458)
Accumulated Other Comprehensive Income (Loss)	—	6,486
Total Stockholders’ Equity	35,028,086	5,432,604

Total Liabilities and Stockholders’ Equity (Deficit)	$50,927,473	$5,469,149

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

VOYAGER OIL & GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES
Oil and Gas Sales	$265,229	$—	$450,274	$—

OPERATING EXPENSES
Production Expenses	4,994	—	5,690	—
Production Taxes	3,173	—	9,011	—
General and Administrative Expense	580,934	14,313	1,276,644	15,386
Depletion of Oil and Gas Properties	101,000	—	171,500	—
Depreciation and Amortization	732	—	2,197	—
Accretion of Discount on Asset Retirement Obligations	63	—	104	—
Total Expenses	690,896	14,313	1,465,146	15,386

LOSS FROM OPERATIONS	(425,667)	(14,313)	(1,014,872)	(15,386)

OTHER INCOME (EXPENSE)
Merger Costs	(3,018)	—	(735,942)	—
Interest Expense	(60,933)	—	(60,933)	—
Other Income (Expense)	(4,412)	895	1,719	2,916
Total Income (Expense)	(68,363)	895	(795,156)	2,916

LOSS BEFORE INCOME TAXES	(494,030)	(13,418)	(1,810,028)	(12,470)

INCOME TAX PROVISION	16,310	—	48,930	—

NET LOSS	$(510,340)	$(13,418)	$(1,858,958)	$(12,470)

Net Income (Loss) Per Common Share — Basic and Diluted	$(0.01)	$(0.00)	$(0.05)	$(0.00)

Weighted Average Shares Outstanding — Basic	45,344,431	5,343,149	35,576,549	5,040,808

Weighted Average Shares Outstanding - Diluted	45,344,431	5,343,149	35,576,549	5,040,808

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

VOYAGER OIL & GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(1,858,958)	$(12,470)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depletion of Oil and Gas Properties	171,500	—
Depreciation and Amortization	2,197	—
Amortization of Premium on Bonds	46,448	—
Amortization of Loan Discount	4,932	—
Loss on Disposal of Property and Equipment	34,305	—
Cash Paid for Income Taxes	—	(6,464)
Accretion of Discount on Asset Retirement Obligations	104	—
Gain on Sale of Available for Sale Securities	(1,520)	—
Share - Based Compensation Expense	661,719	—
Changes in Working Capital and Other Items:
Increase in Trade Receivables	(390,995)	—
Decrease in Restricted Cash	99,000	—
Increase in Prepaid Expenses	(25,913)	—
Decrease in Other Current Assets	79,135	(84,192)
Increase in Accounts Payable	224,892	4,125
Increase in Accrued Expenses	41,431	—
Decrease in Operating Lease Reserve	(184,030)	—
Net Cash Used For Operating Activities	(1,095,753)	(99,001)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Received from Merger Agreement	17,413,845	—
Purchases of Office Equipment and Furniture	(598)	—
Increase in Prepaid Drilling Costs	(2,927,017)	—
Proceeds from Sale of Available for Sale Securities	8,780,881	—
Purchases of Available for Sale Securities	—	(332,956)
Cash Paid for Accrued Interest	—	(7,977)
Increase in Oil and Gas Properties	(24,501,847)	(1,418,931)
Net Cash Used For Investing Activities	(1,234,736)	(1,759,864)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock - Net of Issuance Costs	779,240	2,518,998
Proceeds from Issuance of Senior Secured Promissory Notes	14,775,000	—
Proceeds from Exercise of Options	24,880	—
Net Cash Provided by Financing Activities	15,579,120	2,518,998

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,248,631	660,133

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	691,263	1,775,423

CASH AND CASH EQUIVALENTS — END OF PERIOD	$13,939,894	$2,435,556

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$—	$—
Cash Paid During the Period for Income Taxes	$—	$6,464

Non-Cash Financing and Investing Activities:
Purchase of Oil and Gas Properties Paid Subsequent to Period End	$451,672	$—

Purchase of Oil and Gas Properties through Issuance of Common Stock	$2,358,900	$—

Payment of Compensation through Issuance of Common Stock	$172,128	$—

Fair Value of Warrants and Options Granted as Compensation	$489,591	$—

Capitalized Asset Retirement Obligations	$1,215	$—

Payment of Capital Raise Costs with Issuance of Common Stock	$186,340	$36,975

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VOYAGER OIL & GAS, INC.

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1     ORGANIZATION AND NATURE OF BUSINESS

On April 16, 2010, Voyager Oil & Gas, Inc. (formerly ante4, Inc.) (the “Company” or “Voyager”), Plains Energy Acquisition, Inc. (“Acquisition Sub”) and Plains Energy Investments, Inc. (“the Target Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Under the Merger Agreement, Acquisition Sub merged with and into the Target Company, with the Target Company remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).  On the Closing Date, the Company filed a Certificate of Amendment with the State of Delaware to change its name from ante4, Inc. to Voyager Oil & Gas, Inc.  The Company is currently a holding company parent of the Target Company, and the Company’s business operations following the Merger are those of the Target Company. Further details of the Merger are provided in Note 15 in the footnotes to the condensed consolidated financial statements.

On June 14, 2010 the Company completed the spin-off of ante5, Inc. (“ante5”). ante5 was previously a wholly-owned subsidiary of Voyager and holds certain assets principally related to Voyager’s prior entertainment and consumer products business. ante5 has become a separate publicly reporting U.S. company.  The spin-off was completed through the distribution of one share of ante5 common stock for each share of Voyager common stock held by stockholders as of the record date, June 24, 2010. The terms of the spin-off and the assets, liabilities and business of ante5 are described in further detail in Note 16 in the footnotes to the condensed consolidated financial statements.

Voyager is an independent energy company engaged in the business of acquiring acreage in prospective natural resource plays in the states of Montana and North Dakota within the Williston Basin of the United States and the states of Colorado and Wyoming within the Denver-Julesberg Basin of the United States.  The Company seeks to accumulate acreage blocks and build net asset value via the production of hydrocarbons in repeatable and scalable opportunities. Voyager is no longer considered a development stage company. In prior years 2007-2009, the pre-merger Target Company was considered a development stage company.

The Company is governed by a board of directors and managed by its officers.  The affairs of the Company are governed by Delaware law and the Company’s Bylaws.

Management has determined that the Company should focus on projects in the oil and gas industry primarily based in the Rocky Mountains and specifically the Williston Basin Bakken Shale formation and Denver Julesburg Basin Niobrara formation. This is based upon a belief that the Company is able to create value via strategic acreage acquisitions and convert the value or portion thereof into production by utilizing experienced industry partners specializing in the specific areas of interest.  The Company has targeted specific prospects and has engaged in the drilling for oil and gas.

The Company has two employees as of September 30, 2010. The Company will seek to retain independent contractors to assist in operating and managing the prospects as well as to carry out the principal and necessary functions incidental to the oil and gas business.  With the continued acquisition of oil and gas properties, the Company intends to continue to establish itself with industry partners best suited to the areas of operation.  As the Company continues to establish a revenue base with cash flow, it may seek opportunities more aggressive in nature.

As an independent oil and gas producer, the Company’s revenue, profitability and future rate of growth are substantially dependent on prevailing prices of natural gas and crude oil.  Historically, the energy markets have been very volatile and it is likely that oil and gas prices will continue to be subject to wide fluctuations in the future.  A substantial or extended decline in natural gas and oil prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and access to capital, and on the quantities of natural gas and oil reserves that can be economically produced.

NOTE 2     SIGNIFICANT ACCOUNTING POLICIES

The financial information included herein is unaudited, except the balance sheet as of December 31, 2009, which was derived from the Company’s audited financial statements as of December 31, 2009.  However, such information includes all adjustments (consisting solely of normal recurring adjustments), which are in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented.  The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year.

Certain information, accounting policies, and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States have been condensed or omitted pursuant to certain rules and regulations of the Securities and Exchange Commission.  The financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2009.

As a result of the reverse acquisition discussed in Note 1 the historical financial statements presented for the periods prior to the acquisition date are the financial statements of Plains Energy Investments, Inc.  The operations of Voyager Oil & Gas, Inc. have been included in the financial statements from the date of acquisition.

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents.  Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.  The Company’s cash positions represent assets held in checking and money market accounts.  These assets are generally available to the Company on a daily or weekly basis and are highly liquid in nature.  Due to the balances being greater than $250,000, the Company does not have FDIC coverage on the entire amount of bank deposits.  The Company believes this risk is minimal.

Restricted Cash

At September 30, 2010, the Company has $51,000 of restricted cash. The restricted cash serves as collateral for an irrevocable standby letter of credit that provides financial assurance that the Company will fulfill its obligations with respect to an office lease. The cash is held in custody by the issuing bank, is restricted as to withdrawal or use, and is currently invested in interest-bearing money market funds. Income from these investments is paid to the Company and recognized in other income.

Short-Term Investments

All marketable debt and equity securities that are included in short-term investments are considered available-for-sale and are carried at fair value.  The short-term investments are considered current assets due to the Company’s ability and intent to use them to fund current operations.  The unrealized gains and losses related to these securities are included in accumulated other comprehensive income (loss).   When securities are sold, their cost is determined based on the first-in first-out method.  The realized gains and losses related to these securities are included in other income in the statements of operations. As the Company has no short-term investments as of September 30, 2010, there are no unrealized gains and losses included in accumulated other comprehensive income (loss) as of September 30, 2010.

Other Property and Equipment

Property and equipment that are not oil and gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three to seven years.  Expenditures for replacements, renewals, and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable.  The Company has not recognized any impairment losses on non oil and gas long-lived assets.  Depreciation expense was $2,197 for the nine months ended September 30, 2010.

Asset Retirement Obligations

The Company records the fair value of a liability for an asset retirement obligation in the period in which the asset is acquired and a corresponding increase in the carrying amount of the related long-lived asset.  The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Revenue Recognition and Gas Balancing

The Company recognizes oil and gas revenues from its interests in producing wells when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable.  The Company uses the sales method of accounting for gas balancing of gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation.  As of September 30, 2010, the Company’s natural gas production was in balance, i.e., its cumulative portion of gas production taken and sold from wells in which we have an interest equaled the Company’s entitled interest in gas production from those wells.

Stock-Based Compensation

The Company has accounted for stock-based compensation under the provisions of FASB Accounting Standards Codification (ASC) 718-10-55. This standard requires the Company to record an expense associated with the fair value of stock-based compensation.  The Company uses the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Income Taxes

The Company accounts for income taxes under FASB ASC 740-10-30.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

Net Income (Loss) Per Common Share

Net Income (Loss) per common share is based on the Net Income (Loss) divided by the weighted average number of common shares outstanding.

Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method.  As the Company has a loss for the three and nine month periods ended September 30, 2010 the potentially dilutive shares are anti-dilutive and are thus not added into the earnings per share calculation.

As of September 30, 2010, there are 229,000 stock options that are issued and presently exercisable and represent potentially dilutive shares.

As of September 30, 2010, there are also 700,000 stock options that have been granted but are not presently exercisable and represent potentially dilutive shares.

As of September 30, 2010 there are also 1,563,051 warrants that are issued but not presently exercisable.  These warrants have an exercise price of $.98 and vest in December 2011.

Full Cost Method

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration and development of oil and gas properties are initially capitalized into a single cost center (“full cost pool”).  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs.  A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  There were no property sales for the nine month period ended September 30, 2010.

Capitalized costs associated with impaired properties and capitalized cost related to properties having proved reserves, plus the estimated future development costs, asset retirement costs under FASB ASC 410-20-25 will be depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers.  The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.  As of September 30, 2010, the Company included $8,280 of costs related to top lease impairment which costs are subject to the depletion calculation.

Capitalized costs of oil and gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved oil and gas reserves plus the cost of unevaluated properties (adjusted for related income tax effects).  Should capitalized costs exceed this ceiling, impairment is recognized.  The present value of estimated future net cash flows is computed by applying the 12-month average price of oil and natural gas based on the prices in effect at the beginning of each month to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.  Such present value of proved reserves’ future net cash flows excludes future cash outflows associated with settling asset retirement obligations that have been accrued on the Balance Sheet.  Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense.

Joint Ventures

The financial statements as of September 30, 2010 include the accounts of the Company and its proportionate share of the assets, liabilities, and results of operations of the joint ventures it is involved in.

Use of Estimates

The preparation of financial statements under GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates relate to certain factors involved in the estimates relating to certain oil and natural gas revenues and expenses, valuation of share based compensation and the valuation of deferred income taxes.  Actual results may differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior periods’ reported amounts in order to conform with the current period presentation. These reclassifications did not impact the Company’s net income, stockholders’ equity or cash flows.

Impairment

FASB ASC 360-10-35-21 requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Oil and gas properties accounted for using the full cost method of accounting (which the Company uses) are excluded from this requirement but continue to be subject to the full cost method’s impairment rules.  There was no impairment identified at September 30, 2010.

Recent Accounting Pronouncements

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855) - Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 requires an entity that is a SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement that a SEC filer disclose the date through which subsequent events have been evaluated. ASC 2010-09 was effective upon issuance. The adoption of this standard had no effect on the Company’s results of operations or financial position.

In April 2010, the FASB issued ASU 2010-13, “Compensation - Stock Compensation (Topic 718) - Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of this standard will not have an effect on the Company’s results of operations or financial position.

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

Change in Reporting Period End

On July 29, 2010, the Company’s Board of Directors approved a change in the Company’s fiscal year end to a traditional calendar year from that of a last Sunday of quarter end period.  The change in reporting period has been reflected in this Quarterly Report on Form 10-Q.  The Company’s fiscal year end will now be December 31, and the quarters will end on March 31, June 30 and September 30.

NOTE 3     SHORT-TERM INVESTMENTS

All marketable debt and equity securities that are included in short-term investments are considered available-for-sale and are carried at fair value.  The short-term investments are considered current assets due to the Company’s ability and intent to use them to fund current operations.  The unrealized gains and losses related to these securities are included in accumulated other comprehensive income.   When securities are sold, their cost is determined based on the first-in first-out method.  The realized gains and losses related to these securities are included in other income in the statements of operations.

The following is a summary of the Company’s short-term investments as of September 30, 2010:

	Cost at September 30, 2010	Unrealized Gain	Fair Market Value at September 30, 2010
Certificates of Deposit	1,231,000	787	1,231,787
Total Short-Term Investments	$1,231,000	$787	$1,231,787

For the nine months ended September 30, 2010 there were realized gains of $1,520 recognized on the sale of investments.

NOTE 4     PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2010 consisted of the following:

September 30, 2010
Oil and Gas Properties, Full Cost Method
Unevaluated Costs, Not Subject to Amortization or Ceiling Test	$31,116,522
Evaluated Costs	674,348
31,790,870
Office Equipment, Furniture, Leasehold Improvements and Software	18,346
31,809,216
Less: Accumulated Depreciation, Depletion and Amortization
Property and Equipment	173,727
Total	$31,635,489

The following table shows depreciation, depletion, and amortization expense by type of asset:

	Nine Months Ended September 30,
	2010	2009
Depletion of Costs for Evaluated Oil and Gas Properties	$171,500	$—
Depreciation of Office Equipment, Furniture, and Software	2,197	—
Total Depreciation, Depletion, and Amortization Expense	$173,697	$—

NOTE 5     OIL AND GAS PROPERTIES

Major Joint Venture

In May 2008, the Company entered into the Major Joint Venture Agreement with a third-party partner to acquire certain oil and gas leases in the Tiger Ridge Gas Field in Blaine, Hill, and Choteau Counties of Montana. Under the terms of the agreement, the Company is responsible for all lease acquisition costs. The third-party joint venture partner is responsible for coordinating the geology, acquiring the leases in its name, preparing and disseminating assignments, accounting for the project costs and administration of the well operator. The Company controls an 87.5% working interest on all future production and reserves, while the third-party joint venture partner controls 12.5%. The joint venture had accumulated oil and gas leases totaling 67,000 net mineral acres as of September 30, 2010. The Company has committed to a minimum of $1,000,000 and up to $2,000,000 toward this joint venture. The third-party joint venture partner issues cash calls during the year to replenish the joint venture cash account. The Company’s contributions to the joint venture totaled $1,993,788 as of September 30, 2010. The unutilized cash balance was $79,750 as of September 30, 2010.

Tiger Ridge Joint Venture

In November 2009, the Company entered into the Tiger Ridge Joint Venture Agreement with a third-party and a well operator to develop and exploit a drilling program in two certain blocks of acreage in the Major Joint Venture, which is an area of mutual interest. The Company controls a 70.0% working interest, while the third-party investor and well operator control 10% and 20%, respectively.  The Agreement requires that all parties contribute in cash their proportional share to cover all costs incurred in developing these blocks of acreage for drilling.

Big Snowy Joint Venture

In October 2008, the Company entered into the Big Snowy Joint Venture Agreement with an administrator third-party to acquire certain oil and gas leases in the Heath Oil play in Musselshell, Petroleum, Garfield, Rosebud and Fergus Counties of Montana, and another third-party to perform as the operator.  Under the terms of the agreement, the Company is responsible for 72.5% of lease acquisition costs, and the other two third-parties are individually responsible for 2.5% and 25% of the lease acquisition costs. The administrator third-party joint venture partner is responsible for coordinating the geology, acquiring the leases in its name, preparing and disseminating assignments, accounting for the project costs and administration of the well operator. The Company controls a 72.5% working interest on all future production and reserves, while the administrator third-party joint venture partner controls 2.5% and the well operator controls 25%. The joint venture had accumulated oil and gas leases totaling 33,562 net mineral acres as of September 30, 2010. The Company is committed to a minimum of $1,000,000 and up to $1,993,750 toward this joint venture, with all partners, including the Company, committing a minimum of $2,750,000. The administrator third-party joint venture partner issues cash calls during the year to replenish the joint venture cash account. The Company’s contributions to the joint venture totaled $724,744 as of September 30, 2010. The unutilized cash balance was $11,806 as of September 30, 2010.

Niobrara Development with Slawson Exploration Company, Inc.

On June 28, 2010, the Company entered into an exploration and development agreement with Slawson Exploration Company, Inc. (“Slawson”) to develop Slawson’s 48,000 net acres in the Denver-Julesberg Basin Niobrara Formation in Weld County, Colorado.  Slawson commenced the continuous drilling program in early July 2010 with an initial series of three test wells completed in October 2010.  Beginning in October 2010, Slawson commenced drilling operations on 15 spacing units and an additional 12 spacing units’ leases which were granted extensions to November 2011 by the state of Colorado due to access restrictions.  Slawson expects to drill at least 22 wells in 2011, which it expects to commence in the second quarter of 2011. Voyager purchased a 50% working interest in the approximately 48,000 acre block for $7.5 million and will participate on a heads-up basis on all wells drilled, as well as participate for its proportionate working interest in all additional acreage acquired in an Area of Mutual Interest consisting of Weld and Laramie Counties. Following the results of the three test wells, Voyager and Slawson anticipate allowing approximately 15,000 acres from the initial 34,000 acres of state leases in Weld County, Colorado to expire on November 15, 2010.  The results of the ceiling test based on the reserve report at December 31, 2010 could result in no impairment being recognized or an impairment of up to approximately $3.4 million in the fourth quarter of 2010.

Other Oil and Gas Acquisitions

In August 2009, the Company participated in a federal lease sale and acquired assignment of certain oil leases in Mountrail County, North Dakota for a total purchase price of $351,562 for approximately 66 net acres.

In November 2009, the Company participated in a federal lease sale and acquired assignment of certain oil leases in McKenzie and Mountrail Counties, North Dakota for a total purchase price of $1,836,774 for approximately 263 net acres.

On March 10, 2010 the Company agreed to purchase all right, title and interests of South Fork Exploration, LLC (“SFE”) in certain oil, gas and mineral leases totaling approximately 3,111 net mineral acres in McLean, Mountrail and Williams County, North Dakota and Sheridan County, Montana.  Under the agreement, the Company paid SFE

$1,374,375 cash and issued 2,573,346 unregistered shares of the Company’s common stock.   The transaction was contingent upon receipt of a fairness opinion from an independent party acceptable in form and substance to the Company confirming that the terms of the proposed transaction are fair and reasonable to the Company and its shareholders and executed assignments from SFE on a county-by-county basis. The Company closed the acquisition on March 30, 2010.  SFE is wholly owned by J.R. Reger, Chief Executive Officer and shareholder of the Company (See Note 6).

On March 15, 2010, the Company’s Board of Directors approved a purchase agreement with Bakken Explorations (“BE”).  Under the terms of the agreement, the Company agreed to pay BE $650 per net mineral acre as consideration for the assignment of leases covering an aggregate of 827.66672 net acres, contingent upon the Company’s successful conduction of its own examination of BE’s title to the leases. The Company completed its examination of title and closed the transaction on April 14, 2010.

On April 21, 2010 the Company’s Board of Directors approved a purchase agreement to pay $500 per net mineral acre as consideration for the assignment of certain leases in Richland County, Montana. On May 14, 2010, the Company completed a closing with a total purchase price of $2,634,209 for approximately 5,268.42 net acres. On September 9, 2010, the Company completed an additional closing with a total purchase price of $1,505,184 for approximately 3,002.82 net acres.

On May 6, 2010 the Company’s Chairman approved the purchase of the assignment of certain leases in Williams County, North Dakota for $500 per net mineral acre with a total purchase price of $1,648,891 for approximately 3,297.78 net acres.  The transactions were closed at various times during May 2010.

The Company has also completed other miscellaneous acquisitions in Montana and North Dakota.

NOTE 6     RELATED PARTY TRANSACTIONS

On March 10, 2010, the Company purchased leasehold interests from South Fork Exploration, LLC (SFE) for $1,374,375 and 2,573,346 shares of restricted common stock.  SFE’s president was J.R. Reger, Chief Executive Officer and director of the Company.

On September 22, 2010, Steven Lipscomb subscribed for a $500,000 senior secured promissory note. The senior secured promissory notes which were sold to certain accredited investors in a private placement are described in Note 9 of the footnotes to the financial statements. Mr. Lipscomb is a current director of the Company.  The Company’s Audit Committee approved this transaction.

On September 22, 2010, Michael Reger subscribed for a $1,000,000 senior secured promissory. The senior secured promissory notes which were sold to certain accredited investors in a private placement are described in Note 9 of the footnotes to the financial statements. Mr. Reger is a brother of J.R. Reger, the current Chief Executive Officer and a director of the Company.  The Company’s Audit Committee approved this transaction.

NOTE 7     PREFERRED AND COMMON STOCK

Prior to the April 16, 2010 Merger described in Note 15, in January 2010, the Company completed a private placement offering of 924,000 shares of common stock to accredited investors at a subscription price of $.92 per share for total gross proceeds of $847,000.  As part of this private placement, the Company entered into an introduction letter agreement with Great North Capital Consultants, Inc. (“Great North”).  As compensation for the work performed, Great North received 203,280 shares of restricted common stock of the Company and $67,760 in cash.  The fair value of the restricted stock was $186,340 or $.92 per share, based upon the market value of one share of common stock on the date the transaction closed.  These costs were netted against the proceeds of the offering through Additional Paid-In Capital.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933, as amended, (the “Act”). The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Prior to the April 16, 2010 Merger described in Note 15, on January 25, 2010, the Company’s Board of Directors and a majority of its stockholders approved a 3-for-1 stock split pursuant to which all stockholders of record received three shares of common stock for each single share of common stock owned as of the record date. This stock split increased the issued and outstanding shares by approximately 14,100,000 and the outstanding warrants by approximately 3,600,000.  Generally accepted accounting principles require that the stock split be applied retrospectively to all periods presented.  As a result, all stock and warrant transactions have been adjusted to account for the 3-for-1 stock split.

Restricted Stock Awards

Prior to the Merger described in Note 15, during the year ended December 31, 2009, the Target Company issued 540,000 restricted shares of common stock as compensation to its officers. The restricted shares vest on December 1, 2011 and December 31, 2011. As of September 30, 2010, there was approximately $284,000 of total unrecognized compensation expense related to unvested restricted stock. This compensation expense will be recognized over the remaining vesting period of the grants. The Company has assumed a zero percent forfeiture rate for restricted stock.  This restricted stock grants were converted to 468,916 restricted shares of Voyager common stock on the date of the Merger Agreement.

There were no changes to the outstanding restricted common stock in the nine month period ended September 30, 2010.

NOTE 8    STOCK OPTIONS AND WARRANTS

Stock Options

The Company accounts for stock-based compensation under the provisions of FASB ASC 718-10-55. This statement requires the Company to record an expense associated with the fair value of stock-based compensation.  The Company uses the Black-Scholes option valuation model to calculate stock-based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  For the stock options granted in 2010, the Company used a variety of comparable and peer companies to determine the expected volatility input based on the expected term of the options.  The Company believes the use of peer company data fairly represents the expected volatility it would experience if the Company were in the oil and gas industry over the expected term of the options. The Company used the simplified method to determine the expected term of the options due to the lack of historical data. Changes in these assumptions can materially affect the fair value estimate.  The total fair value of the options is recognized as compensation over the vesting period.

Stock Options Granted April 21, 2010

On April 21, 2010, the Company granted its outside directors stock options to purchase a total of 700,000 shares of common stock exercisable at $2.76 per share.   The total fair value of the options was calculated using the Black-Scholes valuation model based on factors present at the time the options were granted. The options vest over four years with 175,000 of the options vesting on each anniversary date.  As of September 30, 2010, there was approximately $1.1 million of total unrecognized compensation expense related to these unvested options. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized $127,280 of expense related to these options in the nine month period ended September 30, 2010.

The following assumptions were used for the Black-Scholes model:

April 21,
2010
Risk free rates	2.52%
Dividend yield	0%
Expected volatility	69.19%
Weighted average expected stock options life	6 Years

The “fair market value” at the date of grant for stock options granted is as follows:

Weighted average fair value per share	$1.75
Total stock options granted	700,000
Total weighted average fair value of stock options granted	$1,221,885

All stock options related to the pre-merger entity ante4, Inc. (See Note 15) were expensed prior to January 4, 2010 resulting from the acceleration of all options from the asset sale to Peerless Media, as well as the cancellation of unvested CEO stock options on January 1, 2010.  The following table summarizes stock option activity during the nine months ended September 30, 2010:

		Number of Common Shares
	Options outstanding	Exercisable	Weighted ave. exercise price
Balances at January 3, 2010	324,666	324,666	$3.53
Granted	700,000	—	2.76
Forfeited/exchanged	(26,666)	(26,666)	2.21
Exercised	(69,000)	(69,000)	2.16
Balances at September 30, 2010	929,000	229,000	$2.83

Warrants

Prior to the April 16, 2010 Merger described in Note 15, the Company had 5,400,000 warrants outstanding with an exercise price of $.85 per warrant.  Pursuant to the Merger Agreement, these warrants were converted to 4,689,153 warrants in the Company with an exercise price of $.98 per warrant.

On April 26, 2010, 3,126,102 of these warrants were exercised.  The warrant holders elected to complete a cashless exercise of these warrants and to complete the cashless exercise the warrant holders surrendered 875,309 shares of the Company’s common stock.

The table below reflects the status of warrants outstanding at September 30, 2010:

		Exercise	Expiration
Issue Date	Warrants	Price	Date
December 1, 2009	260,509	$0.98	December 1, 2019
December 31, 2009	1,302,542	$0.98	December 31, 2019
	1,563,051

Outstanding Warrants

•                  No warrants were forfeited or expired during the nine month period ended September 30, 2010.

•                  The Company recorded expense related to these warrants of $362,309 for the nine month period ended September 30, 2010.  There is $597,007 of compensation expense that will be recognized in future periods relating to warrants that have been granted as of September 30, 2010.

•                  There are no warrants exercisable at September 30, 2010, but they become exercisable in December 2011.

•                  3,126,102 warrants were exercised during the nine month period ended September 30, 2010.

•                  The per-share weighted average exercise price of the outstanding warrants was $.98 at September 30, 2010.

•                  The remaining average contractual life of the outstanding warrants was 9.3 years at September 30, 2010.

NOTE 9    SENIOR SECURED PROMISSORY NOTES

In September 2010, the Company completed the closing on the issuance of $15 million principal amount of 12% senior secured promissory notes (“Loans”) for the purpose of financing future drilling and development activities.  Proceeds of the notes are being used primarily to fund developmental drilling on the Company’s significant acreage positions targeting the Denver-Julesberg Basin Niobrara through its joint venture with Slawson Exploration and the Williston Basin Bakken/Three Forks.

The Loans bear interest at the rate of 12% per annum, with interest payable monthly beginning October 1, 2010. The Loans are secured by a first priority security interest on all of the Company’s assets, on a pari passu basis with each other.  The Loans mature one year from the date of issuance. The Company has the option to extend the term one year.  In order to enter the extension term, the Company is required to pay an extension payment equal to two percent (2%) of the principal amount.  The Company may pre-pay the Loans at a price of one hundred two percent (102%) of face value during the initial twelve months, and may pre-pay the Loans at anytime without penalty during the extended term.

The Loans were sold at a discount and yielded cash proceeds of $14,775,000.  The discount amount of $225,000 will be amortized to interest expense over twelve months, the initial term of the Loans, using the effective interest method.  The amortization of the discount for the nine months ended September 30, 2010 was $4,932.

NOTE 10     ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations associated with the future plugging and abandonment of proved properties and related facilities.  Under the provisions of FASB ASC 410-20-25, the fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred and a corresponding increase in the carrying amount of the related long lived asset.  The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.  The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

The following table summarizes the Company’s asset retirement obligation transactions recorded in accordance with the provisions of FASB ASC 410-20-25 during the nine months ended September 30, 2010:

Nine Months Ended
September 30, 2010
Beginning Asset Retirement Obligation	$—
Liabilities Incurred for New Wells Placed in Production	1,215
Accretion of Discount on Asset Retirement Obligations	104
Ending Asset Retirement Obligation	$1,319

NOTE 11     INCOME TAXES

Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.   The Company does not expect to pay any federal or state income tax for 2010 as a result of the losses recorded during the nine months ended September 30, 2010 as well as additional losses expected for the remainder of 2010.  Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.  As of September 30, 2010, the Company maintains a full valuation allowance for all deferred tax assets relating to pre-merger company ante4, Inc.  Based on these requirements no provision or benefit for income taxes has been recorded for deferred taxes.  The provision reported for the nine months ended September 30, 2010 relates to a capital tax paid to the State of Delaware. There were no recorded unrecognized tax benefits at the end of the reporting period.

NOTE 12     FAIR VALUE

FASB ASC 820-10-55 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements.  Fair value is defined under FASB ASC 820-10-55 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under FASB ASC 820-10-55 must maximize the use of observable inputs and minimize the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following schedule summarizes the valuation of financial instruments measured at fair value on a recurring basis in the balance sheet as of September 30, 2010.

	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Certificates of Deposit	$1,231,787	$—	$—
Total	$1,231,787	$—	$—

Level 1 assets consist of certificates of deposit, the fair value of these investments are based on quoted market prices.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the nonfinancial assets and liabilities and their placement in the fair value hierarchy levels. The fair value of the Company’s asset retirement obligations are determined using discounted cash flow methodologies based on inputs that are not readily available in public markets. The fair value of the asset retirement obligations is reflected on the balance sheet as follows.

	Fair Value Measurements at September 30, 2010 Using
Description	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other Non-current Liabilities	$—	$—	$(1,319)
Total	$—	$—	$(1,319)

See Note 10 for a rollforward of the Asset Retirement Obligation.

NOTE 13       FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash and cash equivalents, short-term investments, restricted cash, accounts receivable and accounts payable. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of their immediate or short-term maturities.

NOTE 14     COMPREHENSIVE INCOME

The Company follows the provisions of FASB ASC 220-10-55 which establishes standards for reporting comprehensive income.  In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to stockholders of the Company.

For the periods indicated, comprehensive income (loss) consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Loss	$(510,340)	$(13,418)	$(1,858,958)	$(12,470)
Unrealized gains (losses) on Marketable Securities	7,325	—	(6,486)	—
Other Comprehensive loss, net	$(503,015)	$(13,418)	$(1,865,444)	$(12,470)

NOTE 15       MERGER WITH TARGET COMPANY

Voyager formerly operated as ante4, Inc. (“ante4”), and prior to that, operated as WPT Enterprises, Inc., when it created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes (the “WPT Business”). On November 2, 2009, ante4 closed a transaction with Peerless Media Ltd., a subsidiary of PartyGaming, PLC (“Party”) pursuant to which ante4 agreed to sell substantially all of its operating assets other than cash, investments and certain excluded assets to Party (the “Party Transaction”). As a result of closing the Party Transaction, ante4 ceased the WPT Business (other than operation of certain excluded assets retained by ante4), and planned to use the proceeds of the Party Transaction to develop or acquire a new business. In addition, ante4’s name was changed from WPT Enterprises, Inc. to ante4, Inc.

On April 16, 2010, ante4 closed a transaction pursuant to which Plains Energy Investments, Inc., a privately held oil and gas exploration company, was merged with and into a wholly-owned subsidiary of ante4. In connection with the Merger, ante4 changed its name to Voyager Oil & Gas, Inc. As a result of the Merger, the Target Company’s stockholders were issued shares of ante4’s common stock equal to approximately 51% of ante4’s total outstanding common stock after the Merger. The assets remaining in the Company post-merger were $27,500,000 of cash and cash equivalents and a $500,000 note receivable from ante5, Inc. maturing on April 16, 2011.

The Company incurred merger-related costs of $735,942 during the nine months ended September 30, 2010. These costs included advisory, legal, accounting, valuation, other professional fees, and general administrative costs. In accordance with ASC 805-40, all merger-related costs were expensed in the period in which the costs were incurred and the services were received.

NOTE 16      SPIN-OFF OF ASSETS TO ANTE5, INC.

Before the Merger became effective, ante4 transferred substantially all of its non-cash assets and some cash for working capital (together, the “ante5 Assets”) to ante5, Inc (“ante5”), a wholly-owned subsidiary of ante4. The transfer of the ante5 Assets was made with the intent of consummating the spin-off of shares to the ante4 shareholders of record on June 24, 2010. After the spin-off, ante5 become a separate publicly reporting U.S. company. The ante5 Assets that have been transferred to ante5 include, among others:

•           5% of gross gaming revenue and 5% of other revenue of Party Gaming generated by the WPT Business and other assets ante4 sold to Party Gaming;

•           Cash and cash equivalents of approximately $206,000 as of April 16, 2010. Accounts payable were approximately $316,000 as of April 16, 2010, and an additional approximately $282,000 in accounts payable were accrued since that date. Furthermore, ante5 must repay $500,000 borrowed from Voyager pursuant to a promissory note due April 16, 2011, which accrues interest at a rate of two percent (2%) per annum;

•           The right to receive any and all of the proceeds received by ante4 with respect to certain auction rate securities in the amount of approximately $3,700,000 previously held by ante4 in its account with UBS Financial Services;

•           Contingent claims and interests relating to (a) to payments previously owed to ante4 by Xyience, Inc., a former sponsor of the WPT television series; (b) WPT China, a business segment of ante4 for which most activities were shut down in March 2009; (c) Cecure Gaming, for which ante4 was entitled to 50% of the net revenues and an 8% ownership interest, but whose business is currently in receivership in the British equivalent of a bankruptcy proceeding; and (d) a lawsuit currently pending against ante4’s former auditors, Deloitte & Touche, LLP; and

•           ante4’s 25% royalty participation, in perpetuity, in the net proceeds of Poker Royalty, LLC, a poker talent management company.

In connection with the transfer of the ante5 Assets, ante5 assumed certain liabilities of ante4 relating to the previous WPT business, as well as a $500,000 note payable to Voyager, maturing on April 16, 2011. ante5 also agreed to indemnify ante4 and related individuals from (a) liabilities and expenses relating to operations of ante4 prior to the effective date of the Merger, (b) operation or ownership of ante5’s assets after the Merger effective date, and (c) certain tax liabilities of ante4. ante5’s obligation to indemnify ante4 with respect to its former operations and certain tax liabilities is limited to $2.5 million in the aggregate.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

On April 16, 2010 (the “Closing Date”), ante4, Inc. (“ante4”) completed the acquisition of Plains Energy Investments, Inc., a Nevada corporation (the “Company”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”). Subsequent to the Merger, ante4 changed its name to Voyager Oil & Gas, Inc. (“Voyager”). Under the Merger Agreement, Plains Energy Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Voyager (“Acquisition Sub”) merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Voyager (the “Merger”). On the Closing Date, the issued and outstanding capital stock of the Company before the Merger was converted into the right to receive an aggregate of 21,761,299 shares of Voyager’s common stock, the outstanding warrants of the Company before the Merger were converted into the right to receive an aggregate of 4,689,153 warrants to purchase Voyager’s common stock, and 540,000 shares of the Company restricted common stock issuable pursuant to restricted stock agreements were converted into the right to receive 468,915 shares of similarly restricted Voyager common stock. The stockholders of Voyager before the Merger retained 21,292,333 shares of common stock, and options to purchase an aggregate of 326,666 shares of common stock. Voyager will be the holding company parent of the Company, and the business operations following the Merger will be those of the Company.

Prior to the Merger, Voyager created a wholly-owned Delaware subsidiary named ante5, Inc., into which Voyager transferred all assets other than specific assets retained by Voyager pursuant to the Merger Agreement.  Pursuant to the terms of a Distribution Agreement entered into between Voyager and ante5 on April 16, 2010 in connection with the Merger, ante5 agreed to indemnify and hold harmless Voyager from and against any and all actions, threatened actions, costs, damages, liabilities and expenses, including but not limited to reasonable attorneys’ fees, the reasonable fees of other professionals and experts, and court or arbitration costs that are suffered or incurred by Voyager and any of its past or present directors, officers, employees and agents and that relate to or arise from all or any of the following:

•                            the operation or ownership of ante5’s assets after the Merger effective date;

•                            any action or threatened action made or asserted by any person (including, without limitation, any governmental entity) that relates to operation or ownership of the ante5’s assets, or relates to any act or omission of ante4, in either case at any time on or before the Merger closing date; or

•                            any tax liability of Voyager that is indemnifiable by ante5 pursuant to such Distribution Agreement.

•                            ante5’s obligation to indemnify Voyager is limited to $2.5 million in the aggregate.

The assets transferred from Voyager to ante5 (and related assumed liabilities) consisted almost entirely of the assets remaining in Voyager relating to Voyager’s prior business of creating internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, the main product being the World Poker Tour television series (the “WPT Business”).  ante5 filed a registration statement on Form 10 and an information statement with the Securities and Exchange Commission (the “SEC”) for the purpose of spinning off the ante5 shares from Voyager to the stockholders of record of Voyager on April 15, 2010, the date immediately prior to the Closing Date (such date, the “Record Date,” and such transaction, the “Spin-off”), which Spin-off was completed on June 14, 2010.   The purpose of the Spin-off is to preserve the value of the assets remaining from the WPT Business for the benefit of the Voyager stockholders as of the Record Date, since the Company did not want those assets as part of Voyager’s business after the Closing Date, and therefore ascribed very little value to those assets in the Merger.

The following unaudited pro forma condensed consolidated combined statements of operations for the year ended December 31, 2009 and the nine months ended September 30, 2010 are based on the historical statements of operations of Voyager and the Company, giving effect to Voyager’s acquisition of the Company and spin-off of remaining ante5 assets as if the transactions had occurred on January 1, 2009. The historical information is derived from the audited financial statements of Voyager for the year ended December 31, 2009 and the unaudited financial statements for the nine months ended September 30, 2010 included elsewhere in this prospectus. The Company’s historical information has been derived from audited financial information for the year ended December 31, 2009 and the unaudited period from January 1, 2010 to September 30, 2010.

The unaudited pro forma condensed consolidated combined financial statements are provided for information purposes only and are based on estimates and assumptions as set forth in the notes to such statements. The unaudited pro forma condensed consolidated combined financial statements are not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the transaction been completed on January 1, 2009. This information should be read in conjunction with the historical financial statements and related notes of Voyager and the Company included in this prospectus, and in conjunction with the accompanying notes to these unaudited pro forma condensed consolidated combined financial statements.

VOYAGER OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(in thousands)

	Voyager Oil & Gas, Inc. (formerly ante4, Inc.)	Plains Energy Investments, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	$—	$450	—		$450

Cost of revenues	—	—	—		—

Gross profit	—	450			450

Production Expenses	—	6	—		6
Production Taxes	—	9	—		9
Selling, general and administrative expenses	857	1,277	(857)	(c)	1,277
Depletion of Oil and Gas Properties	—	171	—		171
Depreciation Expense	—	2	—		2
Accretion of Discount on Asset Retirement Obligations	—	—	—		—

Loss from operations	(857)	(1,015)			(1,015)

Other income (expense):
Merger Costs	(736)	—	—		(736)
Interest Expense	—	(61)	—		(61)
Other Income (Expense)	73	2	(73)	(f)	2
Earnings (loss) from continuing operations before income taxes	(1,520)	(1,074)			(1,810)

Income taxes	49	—	—		49
Earnings (loss) from continuing operations	(1,569)	(1,074)			(1,859)

Net earnings (loss) per share - basic	(0.07)				(0.04)

Net earnings (loss) per share - diluted	(0.07)				(0.04)

Weighted-average shares outstanding - basic	21,263	24,041	—		45,304
Common stock equivalents	—				—
Weighted-average shared outstanding - diluted	21,263				45,304

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

VOYAGER OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Voyager Oil & Gas, Inc. (formerly ante4, Inc.)	Plains Energy Investments, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	$16,795	$—	(16,795)	(a)	$—

Cost of revenues	5,500	—	(5,500)	(b)	—

Gross profit	11,295	—			—

Selling, general and administrative expenses	11,828	2,308	(11,017)	(c)	3,119
Asset impairment and abandonment charges	1,000	—	(1,000)	(d)	—
Production Taxes	—	—	—		—
Depletion of Oil and Gas Properties	—	—	—		—
Depreciation Expense	—	—	—		—

Loss from operations	(1,533)	(2,308)			(3,119)

Other income (expense):
Gain on Peerless Media Ltd. asset sale	16,390	—	(16,390)	(e)	—
Interest	148	—	—		148
Other	(141)	31	141	(f)	31
Earnings (loss) from continuing operations before income taxes	14,864	(2,277)			(2,940)

Income taxes	631	—	(631)	(g)	—
Earnings (loss) from continuing operations	14,233	(2,277)			(2,940)

Earnings (loss) per common share from continuing operations - basic	0.69		—		(0.07)

Earnings (loss) per common share from continuing operations - diluted	0.67		—		(0.07)

Weighted-average shares outstanding - basic	20,603		24,041	(h)	44,644
Common stock equivalents	540		(540)		—
Weighted-average shared outstanding - diluted	21,143				44,644

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

VOYAGER OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1. Pro Forma Adjustments

The preceding unaudited pro forma condensed consolidated combined financial statements have been prepared as if the acquisition was completed on January 1, 2009 for the statement of operations purposes and reflect the following pro forma adjustments:

(a)                                  To eliminate the historical revenue recognized by the Company related to royalty revenue transactions that would not have been recognized by the surviving entity. These revenues are derived from royalties that will follow the spin-off of ante5 assets and are unrelated to the assets and business of Voyager. This adjustment to the pro forma condensed income statement is directly attributable to the transaction since the merger effectively initiates the spin-off of those assets to which the revenues are directly related. The merger is expected to have a continuing impact on the operations of the Company as the business activities have changed and will no longer operate a business of production and marketing of televised programming.

(b)                                 To eliminate the costs of historical revenue recognized by the Company related to royalty revenue transactions that would not have been recognized by the surviving entity. These costs are derived from royalty revenues that will follow the spin-off of ante5 assets and are unrelated to the assets and business of Voyager. This adjustment to the pro forma condensed income statement is directly attributable to the transaction since the merger effectively initiates the spin-off of those assets to which the revenues are directly related. The merger is expected to have a continuing impact on the operations of the Company as the business activities have changed and will no longer operate a business of production and marketing of televised programming.

(c)                                  To eliminate selling, general and administrative expenses recognized by the Company that would not have been recognized by the surviving entity. These expenses are derived from business activities of ante5 and are unrelated to the business of Voyager. The remaining expenses that would have been recognized relate to office lease expense retained by the surviving entity, less sublease payments received for the year ended. This adjustment to the pro forma condensed income statement is directly attributable to the transaction since the merger effectively initiates the spin-off of those assets to which the revenues are directly related. The merger is expected to have a continuing impact on the operations of the Company as the business activities have changed and will no longer operate a business of production and marketing of televised programming.

(d)                                 To reflect the elimination of the impairment charges recognized by the Company that would not have been recognized by the surviving entity. These impairment charges relate to the business activities of ante5 and are unrelated to the assets and business of Voyager. This adjustment to the pro forma condensed income statement is directly attributable to the transaction since the merger effectively initiates the spin-off of those assets to which the revenues are directly related. The merger is expected to have a continuing impact on the operations of the Company as the business activities have changed and will no longer operate a business of production and marketing of televised programming.

(e)                                  To reflect the elimination of the asset sale recognized by the Company that would not have been recognized by the surviving entity. This transaction is related to the business activities of ante5 and is unrelated to the assets and business of Voyager. This adjustment to the pro forma condensed income statement is directly attributable to the transaction since the merger effectively initiates the spin-off of those assets to which the revenues are directly related. The merger is expected to have a continuing impact on the operations of the Company as the business activities have changed and will no longer operate a business of production and marketing of televised programming.

(f)                                    To reflect the elimination of interest, other income and expenses recognized by the Company that would not have been recognized by the surviving entity. These expenses are derived from business activities of ante5 and are unrelated to the business of Voyager. This adjustment to the pro forma condensed income statement is directly attributable to the transaction since the merger effectively initiates the spin-off of those assets to which the revenues are directly related. The merger is expected to have a continuing impact on the operations of the Company as the business activities have changed and will no longer operate a business of production and marketing of televised programming.

(g)                                 To reflect the elimination of income tax expense recognized by the Company that would not have been recognized by the surviving entity. These tax expenses are derived from business activities of ante5 and are unrelated to the business of Voyager. This adjustment to the pro forma condensed income statement is directly attributable to the transaction since the merger effectively initiates the spin-off of those assets to which the revenues are directly related. The merger is expected to have a continuing impact on the operations of the Company as the business activities have changed and will no longer operate a business of production and marketing of televised programming.

(h)                                 To reflect the elimination of loss from discontinued operations recognized by the Company that would not have been recognized by the surviving entity. These losses are derived from business activities of ante5 and are unrelated to the business of Voyager. This adjustment to the pro forma condensed income statement is directly attributable to the transaction since the merger effectively initiates the spin-off of those assets to which the revenues are directly related. The merger is expected to have a continuing impact on the operations of the Company as the business activities have changed and will no longer operate a business of production and marketing of televised programming.

(i)                                     To reflect the issuance of the Company’s shares in conjunction with the acquisition (excluding shares subject to vesting).  The accumulated deficit balance of the pre-merger accounting acquirer was eliminated, as it is not applicable to the legal acquirer on a forward basis. The remaining equity balance is treated as an increase to additional paid-in capital of the surviving entity.

12,738,209 Shares

Voyager Oil & Gas, Inc.

Common Stock

February 11, 2011

PROSPECTUS